Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

VPC IMPACT ACQUISITION HOLDINGS III, INC.,

BEAR MERGER COMPANY I INC.,

BEAR MERGER COMPANY II LLC,

and

DAVE INC.

DATED AS OF JUNE 7, 2021

(i)

(ii)

(iii)

SCHEDULES AND EXHIBITS

Schedule A – Defined Terms

Exhibit A – Form of Support Agreement

Exhibit B – Form of Founder Holder Agreement

Exhibit C – Form of Parent A&R Charter

Exhibit D – Form of Parent A&R Bylaws

Exhibit E – Form of Investor Rights Agreement

Exhibit F – Form of Stockholder Written Consent

Exhibit G – Form of FIRPTA Certificate

(iv)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 7, 2021, by and among VPC Impact Acquisition Holdings III, Inc., a Delaware corporation (“Parent”), Bear Merger Company I Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“First Merger Sub”), Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”), and Dave Inc., a Delaware corporation (the “Company”). Each of the Company, Parent, First Merger Sub and Second Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time in accordance with the terms hereof, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the General Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Law, the Parties intend to enter into a business combination transaction by which: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, prior to the Closing, the Company and the Company Interest Holders shall, pursuant to and in accordance with the Governance Documents of the Company and applicable Law, take all necessary action to cause (collectively, the “Recapitalization”) (a) all of the issued and outstanding shares of Company Preferred Stock to be converted into shares of Company Common Stock at their respective conversion ratio, (b) the Charter Documents of the Company to be amended to reflect a dual-class Company Common Stock structure consisting of (x) Class A common stock, par value $0.00001 per share (the “New Company Class A Common Stock”), with respect to which each holder thereof has one (1) vote per share on each matter subject to the vote of the Company Stockholders, and (y) Class V common stock, par value $0.00001 per share (the “New Company Class V Common Stock”), with respect to which each holder thereof has ten (10) votes per share on each matter subject to the vote of the Company Stockholders, (c) each authorized share of Company Current Common Stock to automatically convert, effective as of the Recapitalization, into a share of New Company Class A Common Stock (for the avoidance of doubt, without any further action on the part of the holders thereof), and (d) immediately thereafter, each share of New Company Class A Common Stock held by the Company Stockholders listed on Section 7.25 of the

Company Disclosure Letter as of immediately prior to the consummation of the Recapitalization (but after giving effect to the foregoing clause (a)) to be exchanged or converted into one (1) validly issued, fully paid and nonassessable share of New Company Class V Common Stock;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the Company Stockholders in accordance with the Company’s Governance Documents;

WHEREAS, as a material inducement to Parent and Merger Subs’ willingness to enter into this Agreement, concurrently with, or promptly (but in any event within twenty-four (24) hours) following, the execution and delivery of this Agreement, the Company Interest Holders collectively holding sufficient number, type and classes of Company Interests to obtain the Requisite Company Stockholder Approval (each such Company Interest Holder, a “Written Consent Party”), have entered into voting and support agreements with Parent in substantially the form attached hereto as Exhibit A (each, a “Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company and the Selling Company Holders (as defined below) have entered into the Repurchase Agreement (as defined below), pursuant to which, among other things, Parent has agreed to repurchase from each Selling Company Holder, effective as of the Business Day immediately following the Second Effective Time, a number of shares of Parent Class A Common Stock as set forth therein and subject to the terms and conditions thereof;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously: (a) determined that it is in the best interests of Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers, in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the Parent Stockholders (the “Parent Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Founder Holders, Parent and the Company have entered into a letter agreement (the “Founder Holder Agreement”), in substantially the form attached hereto as Exhibit B, pursuant to which, among other things, (a) immediately prior to the Closing, the Founder Holders may surrender to Parent, on a Pro Rata Basis, none, all or a portion of the Founder Holder Contingent Closing Shares based on the aggregate Parent Stockholder Redemptions, as more fully set forth in, and subject to the terms and conditions of, the Founder Holder Agreement (the “Founder Holder Forfeiture”), (b) in connection with the Closing, the Founder Holders shall, on a Pro Rata Basis, subject the Founder Holder Earnout Shares to potential forfeiture in the event that certain milestones are not achieved by Parent following the Closing, in each case, upon the terms and subject to the conditions set forth in Article III hereof and therein, (c) the Founder Holders have agreed, at and conditioned upon the Closing, to waive the anti-dilution rights set forth in Section 4.3(b)(ii) of the Parent Charter as of such date and thereafter with respect to the Parent Class B Common Stock held by such Founder Holders that may be triggered from the PIPE Investment, any Alternative Financing, the Mergers or any of the other Transactions, (d) the Founder Holders have agreed to the provisions set forth in Section 7.2, (e) the Founder Holders have agreed to vote all shares of Parent Common Stock held by them in favor of the adoption and approval of this Agreement and the other Parent Stockholder Matters, and (f) the Founder Holders have agreed to certain transfer restrictions in respect of the Parent Common Stock and other equity securities of Parent held by such Founder Holder;

WHEREAS, pursuant to the terms and conditions of the Parent Charter, in connection with the Closing, all then-outstanding shares of Parent Class B Common Stock will be converted (after giving effect to the Founder Holder Agreement) on a one-for-one basis into shares of Class A Common Stock (the “Founder Holder Class B Conversion”);

WHEREAS, Parent has obtained on or about the date hereof commitments from certain investors (the “PIPE Investors”) for a private placement of Parent Class A Common Stock (the “PIPE Investment”) and Parent may obtain during the Interim Period certain additional financings pursuant to and in accordance with the terms hereof, such private placement and additional financings to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, in connection with the Closing, Parent will, subject to obtaining the Requisite Parent Stockholder Approval, (a) adopt the Second Amended and Restated Certificate of Incorporation of Parent (the “Parent A&R Charter”) in substantially the form attached hereto as Exhibit C, and (b) adopt the Amended and Restated Bylaws of Parent (the “Parent A&R Bylaws”) in substantially the form attached hereto as Exhibit D, pursuant to which, among other things, Parent will establish a dual-class Parent Common Stock structure consisting of Parent Class A Common Stock, which will carry such economic and voting rights as set forth in the Parent A&R Charter and Parent A&R Bylaws, and a newly established Class V common stock of Parent, par value $0.0001 per share (the “Parent Class V Common Stock”), which will carry such economic and voting rights as set forth in the Parent A&R Charter and Parent A&R Bylaws; and

WHEREAS, in connection with the consummation of the First Merger, Parent, the Founder Holders and certain Company Interest Holders who will receive Parent Class A Common Stock or Parent Class V Common Stock pursuant to Section 2.6(a) will enter into an Investor Rights Agreement in substantially the form attached hereto as Exhibit E (the “Investor Rights Agreement”), pursuant to which, among other things, (a) the Parent Registration Rights Agreement will be terminated and Parent will grant the Founder Holders and the Company Interest Holders party thereto certain registration rights as more fully set forth therein and (b) the Founder Holders and the Company Interest Holders party thereto will agree to certain transfer restrictions in respect of the Parent Common Stock and other equity securities of Parent held by such Founder Holder or such Company Interest Holder immediately following the Closing.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE CLOSING TRANSACTIONS

Section 1.1    Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificates of Merger (as defined below), shall take place (a) electronically by remote mutual exchange of signatures and documents commencing as promptly as reasonably practicable (and in any event no later than 8:00 a.m. Eastern Time, on the fifth (5th) Business Day) after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or (b) at such other time, date and location as the Parties mutually agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by email .pdf files.

Section 1.2    Closing Statements.

(a)    No later than two (2) Business Days prior to the Closing Date, Parent shall deliver to the Company written notice (the “Parent Closing Statement”) setting forth Parent’s good faith estimate of: (i) the amount of Parent Cash as of the Closing (for the avoidance of doubt, prior to giving effect to the payment of any Parent Transaction Costs or Company Transaction Costs) and all relevant supporting documentation used by Parent in calculating such amounts as reasonably requested by the Company; (ii) the aggregate amount of cash proceeds that will be required to satisfy the Parent Stockholder Redemptions; (iii) the amount of Parent Transaction Costs as of the Closing and all relevant supporting documentation used by Parent in calculating such amounts as reasonably requested by the Company; and (iv) the number of shares of Parent Class A Common Stock and Parent Class V Common Stock to be outstanding as of the Closing after giving effect to the Parent Stockholder Redemptions, the issuance of shares of Parent Class A Common Stock pursuant to the Subscription Agreements, the issuance of shares of Parent Class A Common Stock and Parent Class V Common Stock to the Company Interest Holders in connection with the First Merger pursuant to Section 2.6, the Founder Holder Class B Conversion and the surrender of the Founder Holder Contingent Closing Shares, if any (for the avoidance of doubt, excluding the Founder Holder Earnout Shares).

(b)    No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent written notice (the “Company Closing Statement”) setting forth: (i) the Company’s good faith estimate of the amount of Company Transactions Costs as of the Closing, together with instructions that list the applicable bank accounts designated to facilitate payment by Parent of the Company Transaction Costs and all relevant supporting documentation used by the Company in calculating such amounts as reasonably requested by Parent; and (ii) a capitalization table schedule that is true and correct in all material respects, setting forth the following as of immediately prior to the Effective Time (and following the consummation of the Recapitalization): (w) the number of Company Stock Adjusted Fully Diluted Shares, (x) the number of unexercised and unvested Company Options outstanding as of the Closing (each, an “Unvested Company Option”) (including the number of Option Shares issuable upon the exercise of each Unvested Company Option), (y) the number of Company Warrants outstanding, unexercised and unvested as of the Closing (each, an “Unvested Company Warrant”) (including the number of Warrant Shares issuable upon the exercise of each Unvested Company Warrant), and (z) for each Company Interest Holder, (A) the name, address and email address (in each case, if available) of such Company Interest Holder, (B) the number and class, series or type of Company Interests held by such Company Interest Holder and (C) the Per Share Company Stock Consideration payable to each such Company Interest Holder (with detail as to the amount payable with respect to each class, series and type of Company Interest held by such Company Interest Holder) in connection with the First Merger pursuant to Section 2.6.

(c)    Parent will consider in good faith the Company’s comments to the Parent Closing Statement, and if any adjustments are made to the Parent Closing Statement by Parent prior to the Closing, such adjusted Parent Closing Statement shall thereafter become the Parent Closing Statement for all purposes of this Agreement. The Parent Closing Statement and the calculations and determinations contained therein shall be prepared in accordance with Parent’s Governance Documents, the DGCL and the applicable definitions contained in this Agreement. The Company will consider in good faith Parent’s comments to the Company Closing Statement, and the Company Closing Statement shall be subject to Parent prior written approval (not to be unreasonably withheld, conditioned or delayed). If any adjustments are made to the Company Closing Statement by the Company prior to the Closing, such adjusted Company Closing Statement shall thereafter become the Company Closing Statement for all purposes of this Agreement. The Company Closing Statement and the calculations and determinations contained therein shall be prepared in accordance with the Company’s Governance Documents, all documents, plans and agreements governing the Company Interests, the DGCL and the applicable definitions contained in this Agreement. Notwithstanding anything to the contrary in this Agreement or any knowledge possessed or acquired by or on behalf of Parent, First Merger Sub, Second Merger Sub or any of their respective

Affiliates, each of Parent, First Merger Sub and Second Merger Sub and, following the Closing, the Surviving Entity, and each of their respective Affiliates shall be entitled to rely (without any duty of inquiry) upon the Company Closing Statement and the allocation of the Aggregate Stock Consideration described therein, and the Letter of Transmittal that (i) shall be required to be delivered by the applicable holders of Company Interests as a condition to receipt of any portion of the Aggregate Stock Consideration and (ii) shall include a waiver of, among other things and subject to certain customary exceptions, any and all claims (x) alleging that the Company Closing Statement did not accurately reflect the terms of the Company’s Governance Documents and all documents, plans and agreements governing the Company Interests, (y) alleging that the Transactions (including the Recapitalization and the Repurchase) did not accurately reflect, or were otherwise not in compliance with, the terms of the Company’s Governance Documents and all documents, plans and agreements governing the Company Interests and (z) in connection with the issuance of any Company Interests (including any rights to indemnities from the Company, the Surviving Entity or any of their respective Affiliates pursuant to any Contract entered into by such holder in connection with such issuance).

Section 1.3    Closing Documents.

(a)    At the Closing, Parent, First Merger Sub or Second Merger Sub, as applicable, shall deliver to the Company:

(i)    a certified copy of the Parent A&R Charter;

(ii)    a copy of the Investor Rights Agreement, duly executed by Parent and each Founder Holder;

(iii)    a copy of the Second Certificate of Merger, duly executed by the Second Merger Sub;

(iv)    a certificate, dated as of the Closing Date and duly executed by an authorized officer of Parent, certifying that the resolutions and/or written consents of Parent’s, First Merger Sub’s and Second Merger Sub’s respective boards of directors and stockholders (or managers and members, as applicable) approving this Agreement, the other Transaction Agreements and the Transactions, in each case attached thereto, have not been modified, amended or revoked and remain in full force and effect as of the Closing;

(v)    a certificate, dated as of the Closing Date and duly executed by an authorized officer of Parent, certifying that the conditions set forth in each of Section 8.2(a) and Section 8.2(b) have been satisfied;

(vi)    director and officer resignation letters, in the form reasonably agreed to by Parent and the Company, duly executed by each Person listed on Section 8.2(c) of the Parent Disclosure Letter; and

(vii)    all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.2.

(b)    At the Closing, the Company shall deliver, or cause to be delivered, as applicable, to Parent:

(i)    a copy of the First Certificate of Merger, duly executed by the Company;

(ii)    a copy of the Investor Rights Agreement, duly executed by the Company Interest Holders set forth on Section 1.3(b)(ii) of the Company Disclosure Letter;

(iii)    proof reasonably satisfactory to Parent that the Recapitalization has been consummated in accordance and compliance with the Governance Documents of the Company and applicable Law;

(iv)    a certificate, dated as of the Closing Date and duly executed by an authorized officer of the Company, certifying that (A) the resolutions and/or written consents of the Company Board approving this Agreement, the other Transaction Agreements and the Transactions and (B) the Stockholder Written Consent, in each case attached thereto, have not been modified, amended or revoked and remain in full force and effect as of the Closing;

(v)    a certificate, dated as of the Closing Date and duly executed by an authorized officer of the Company, certifying that the conditions set forth in each of Section 8.3(a), Section 8.3(b) and Section 8.3(d) have been satisfied;

(vi)    director and officer resignation letters, in the form reasonably agreed to by Parent and the Company, duly executed by each Person listed on Section 8.3(e) of the Company Disclosure Letter;

(vii)    a certificate from the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Closing Date, certifying that the Company is in good standing;

(viii)    evidence, reasonably satisfactory to Parent, of the termination of the Affiliate Transactions in accordance with Section 7.18;

(ix)    a certificate duly executed under penalties of perjury, substantially in the form set forth on Exhibit G and conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, together with a draft notice, substantially in the form set forth on Exhibit G, prepared in accordance with Section 1.897-2(h)(2) of the Treasury Regulations; and

(x)    all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.3.

Section 1.4    Closing Transactions. At or substantially concurrently with the Closing and on the Closing Date (unless such other date is indicated), the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a)    Parent shall direct the Trustee to make any payments required to be made by Parent in connection with the Parent Stockholder Redemptions;

(b)    the PIPE Investors, any Alternative Financing Source and Parent shall consummate the PIPE Investment and any Alternative Financing (if applicable);

(c)    the Founder Holder Class B Conversion shall be effectuated in accordance with the Parent Charter;

(d)    the Founder Holder Forfeiture shall be effectuated pursuant to the terms and conditions of the Founder Holder Agreement;

(e)    the certificate of merger with respect to the First Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and filed with the Secretary of State of the State of Delaware;

(f)    the certificate of merger with respect to the Second Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL and DLLCA (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) and filed with the Secretary of State of the State of Delaware;

(g)    Parent shall deposit (or cause to be deposited) with the Exchange Agent the portion of the Aggregate Stock Consideration payable pursuant to Section 2.6(a) and Section 2.6(e);

(h)    Parent shall (i) pay, or cause to be paid, all Parent Transaction Costs to the applicable payees, to the extent not paid prior to the Closing, and (ii) (on behalf of the Company) pay, or, cause to be paid, all amounts included in the Company Transaction Costs, to the extent not paid by the Company prior to the Closing, to the applicable payees as set forth on the Company Closing Statement, by wire of immediately available funds; provided, that Parent shall (on behalf of the Company) pay, or cause to be paid, the Company Transaction Costs that represent compensation to employees to the Company for payment to the applicable service provider at the time required by the applicable employment arrangement through the Company’s payroll system; and

(i)    the Repurchase shall be effectuated on the Business Day immediately following the Second Effective Time in accordance with the Repurchase Agreement.

ARTICLE II

THE MERGERS

Section 2.1    Effective Times. Subject to the terms and subject to the conditions of this Agreement, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the First Certificate of Merger, being the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.2    The Mergers.

(a)    At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned Subsidiary of Parent (provided that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b)    At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation and Second Merger Sub shall consummate the Second Merger, pursuant to which the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned Subsidiary of Parent (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.3    Effect of the Mergers.

(a)    At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(b)    At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of the Second Merger Sub and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.4    Governing Documents. Subject to Section 7.15(a), at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Dave Inc.”. Subject to Section 7.15(a), at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Entity shall be “Dave Operating LLC”.

Section 2.5    Directors and Officers of the Surviving Corporation and the Surviving Entity.

(a)    The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on Section 2.5(a) of the Company Disclosure Letter shall be appointed to the Board of Directors of the Surviving Corporation, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Corporation (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Corporation pursuant to the preceding sentence shall remain in office as a director of the Surviving Corporation until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

(b)    Persons constituting the executive officers of the Company prior to the Effective Time shall continue to be the executive officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(c)    Immediately following the Second Effective Time (i) Parent shall be the managing member of the Surviving Entity and (ii) the executive officers of the Surviving Corporation shall be the executive officers of the Surviving Entity, in each case, as set forth in the operating agreement of the Surviving Entity.

Section 2.6    Effect of the First Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, First Merger Sub, the Company, any Company Interest Holder or any holder of any of the securities of Parent, the following shall occur:

(a)    (i) Each share of New Company Class V Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive, and the holder of such share of New Company Class V Common Stock shall be entitled to receive, the Per Share Company Stock Consideration pursuant to this Section 2.6(a), issuable in Parent Class V Common Stock, in each case, without interest, upon surrender of stock certificates, if applicable, representing all of such Company Stockholder’s New Company Class V Common Stock (each, a “New Company Class V Common Stock Certificate”) and delivery of the other documents required pursuant to Section 2.8, and (ii) each share of Company Stock (other than Excluded Shares, the shares of New Company Class V Common Stock and shares of unvested Company Restricted Stock) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive, and the holder of such share of Company Stock shall be entitled to receive, the Per Share Company Stock Consideration pursuant to this Section 2.6(a), issuable in Parent Class A Common Stock, in each case, without interest, upon surrender of stock certificates, if any, representing all of such Company Stockholder’s Company Stock (each such certificate and each such New Company Class V Common Stock Certificate, a “Certificate”) and delivery of the other documents required pursuant to Section 2.8. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Stock (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Company Stock Consideration.

(b)    Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will automatically terminate in accordance with its terms and be of no further force or effect as of the Effective Time; provided that the foregoing shall not affect the ability of a holder of any Company Warrants to exercise such Company Warrants in connection with the Transactions pursuant to the terms of such Company Warrants.

(c)    Each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall automatically be assumed by Parent and converted into an option to acquire a number of shares of Parent Class A Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 2.6(c) (each such resulting option, a “Rollover Option”). Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Option immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Options. Accordingly, effective as of the Effective Time: (i) each such Rollover Option shall be exercisable solely for shares of Parent Class A Common Stock; (ii) the number of shares of Parent Class A Common Stock subject to each Rollover Option shall be determined by multiplying the number of shares of Company Stock subject to the corresponding Company Option by the Per Share Company Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Class A Common Stock (such shares of Parent Class A Common Stock issuable upon exercise of a Rollover Option, the “Rollover Option Shares”); and (iii) the per share exercise price for the Rollover Option Shares issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Company Stock subject to the Company Option, as in effect immediately prior to the Effective Time, by the Per Share Company Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent. Notwithstanding the foregoing, the conversions described in this Section 2.6(c) shall occur in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Common Stock purchasable pursuant to such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Prior to the Effective Time, the Company shall perform such actions as are required under the Company Stock Plans and the awards governing the Company Options in order to effect the treatment of the Company Options described in this Section 2.6(c).

(d)    Each Company Non-Plan Option that is outstanding and unexercised immediately prior to the Effective Time shall be automatically cancelled for no consideration.

(e)    Each award of Company Restricted Stock that is outstanding and unvested immediately prior to the Effective Time shall automatically be assumed by Parent and converted into an award of restricted stock with respect to a number of shares of Parent Class A Common Stock (the “Rollover Restricted Stock”) determined by multiplying the number of shares of Company Restricted Stock subject to such award by the Per Share Company Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Class A Common Stock. Each share of Rollover Restricted Stock shall be subject to the same terms and conditions as were applicable to such corresponding share of Company Restricted Stock immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Restricted Stock. The Parties intend that the Rollover Restricted Stock payable pursuant to this Section 2.6(e) to the holders of Company Common Stock (but only with respect to their Company Common Stock which was fully vested upon receipt or for which they have filed timely and valid elections under Section 83(b) of the Code) will be treated as received in exchange for the applicable holder’s Company Common Stock, and agree to report for income Tax purposes such payments as consideration for such holder’s Company Common Stock and not as compensation for services. Pursuant to Revenue Ruling 2007-49, the holders of Company Common Stock that receive Rollover Restricted Stock in the First Merger pursuant to this Section 2.6(e) that are subject to vesting arrangements will make a timely and valid election under Section 83(b) of the Code with respect to such Rollover Restricted Stock, in which case, the Parties agree that no compensation will occur when such Rollover Restricted Stock is issued or vests.

(f)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Class A Common Stock or Parent Class V Common Stock shall be issued upon the conversion of Company Interests, as applicable pursuant to this Section 2.6, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Class A Common Stock. No payment shall be made with respect to fractional shares of Parent Class A Common Stock or Parent Class V Common Stock, and the number thereof shall be rounded down to the nearest whole number.

(g)    Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock or other equity securities of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(h)    Other than the shares of common stock contemplated by Section 2.6(g), each share of Company Stock held in the Company’s treasury or owned by Parent, First Merger Sub, Second Merger Sub or the Company immediately prior to the Effective Time (together with the Dissenting Shares, the “Excluded Shares”), shall be cancelled and no consideration shall be paid or payable with respect thereto.

(i)    The numbers of shares of Parent Class A Common Stock or Parent Class V Common Stock, as applicable, that the holders of Company Interests are entitled to receive as a result of the First Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Class A Common Stock or Parent Class V Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Common Stock or Parent Class V Common Stock occurring on or after the date hereof and prior to the Closing.

(j)    Subject to Section 2.6(i), for the avoidance of doubt and notwithstanding anything herein to the contrary, the aggregate consideration to be received by (other otherwise allocable to) the Company Interest Holders in respect of the First Merger pursuant to this Section 2.6 shall be equal to (and in no event shall exceed) the Aggregate Stock Consideration.

Section 2.7    Effect of the Second Merger. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any Company Interest Holder or the holders of any shares of capital stock of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interest of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interest of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the membership interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 2.8    Disbursement of Aggregate Stock Consideration.

(a)    Subject to this Section 2.8, promptly following the Effective Time, Parent shall deliver, or cause to be delivered to each Company Interest Holder (other than holders of Excluded Shares, Company Options and unvested Company Restricted Stock) the portion of the Aggregate Stock Consideration payable to such holder in respect of the Company Interests held by such holder in accordance with the terms of Section 2.6 (as reflected in the Company Closing Statement).

(b)    Prior to the Effective Time, Parent shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purpose of exchanging Certificates, if applicable, and otherwise distributing to each Company Interest Holder (other than holders of Excluded Shares, Company Options and unvested Company Restricted Stock) the portion of the Aggregate Stock Consideration payable to each such Company Interest Holder in accordance with the terms of Section 2.6.

(c)    At the Effective Time, Parent shall make available to the Exchange Agent the portion of the Aggregate Stock Consideration required pursuant to the Company Closing Statement to fund the payments set forth in Section 2.6(a) and Section 2.6(e). Such equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, Parent shall deliver irrevocable instructions to the Exchange Agent to deliver such foregoing portion of the Aggregate Stock Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this Article II.

(d)    Within two (2) Business Days of the Registration Statement becoming effective, the Exchange Agent shall mail to each Company Interest Holder (other than holders of Excluded Shares and holders of Company Options and unvested Company Restricted Stock): (i) a letter of transmittal (the “Letter of Transmittal”) in such form and having such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for surrendering Certificates representing Company Stock (or affidavits of loss in lieu of the Certificates as provided in Section 2.8(g)), if applicable, to the Exchange Agent (the “Surrender Documentation”). Subject to the receipt by the Exchange Agent of the completed Letter of Transmittal and the Surrender Documentation, the Exchange Agent will deliver to such Company Interest Holder, on the Closing Date or as promptly as practicable thereafter, the portion of the Aggregate Stock Consideration payable to such holder in respect of the Company Interests held by such Company Interest Holder in accordance with the terms of Section 2.6, less any required Tax withholdings as provided in Section 2.9. All Certificates surrendered by the Company Stockholders shall forthwith be cancelled. Until a Letter of Transmittal and, if applicable, Surrender Documentation, has been received by the Exchange Agent, each Company Interest shall represent after the Effective Time for all purposes only the right to receive the portion of the Aggregate Stock Consideration payable in respect of such Company Interest pursuant to Section 2.6. No interest will be paid or accrued on any amount payable upon due submission of any Letter of Transmittal or, if applicable, Surrender Documentation.

(e)    In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the Per Share Company Stock Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. From and after the Effective Time, there shall be no transfers on the transfer books of the Company of any shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, the Surviving Entity, Parent or the Exchange Agent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.9) the aggregate Per Share Company Stock Consideration represented by such Certificate, as applicable.

(f)    Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Company Interests for one hundred eighty (180) days after the Effective Time shall be delivered to the Surviving Entity. Any Company Interest Holder who has not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of their respective portion of the Aggregate Stock Consideration (after giving effect to any required Tax withholdings as provided in Section 2.9). Notwithstanding the foregoing, none of the Surviving Corporation, the Surviving Entity, Parent, the Exchange Agent or any other Person shall be liable to any former Company Interest Holder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g)    In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Surviving Entity with respect to such Certificate, the Exchange Agent will issue the portion of the Aggregate Stock Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 2.9).

Section 2.9    Withholding Taxes. Notwithstanding anything herein to the contrary, each of Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates and Representatives shall be entitled to deduct and withhold from any consideration or other amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold under the Code or any other applicable Tax Law. To the extent that Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity or their respective Affiliates or Representatives withholds such amounts with respect to any Person and pays such withheld amounts to the applicable Governmental Entity, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation for applicable Tax purposes, the Parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

Section 2.10    Appraisal Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the First Merger nor consented thereto in writing in respect of such Company Stock and who shall have demanded properly in writing appraisal for such Company Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (collectively, the “Dissenting Shares”), shall not be converted into, and such Company Stockholders shall have no right to receive, the Per Share Company Stock Consideration that would otherwise be attributable to such Dissenting Shares in accordance with Section 2.6 (as reflected in the Company Closing Statement) unless and until such Company Stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL (or other applicable Law), shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Company Stock Consideration attributable to such Dissenting Shares in accordance with the terms of the Company’s Charter Documents (as reflected in the Company Closing Statement), without any interest thereon, upon surrender, in the manner provided in Section 2.8, of the Certificate or Certificates that formerly evidenced such Dissenting Shares.

(b)    Prior to the Closing, the Company shall give Parent (i) prompt written notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings (including the defense and any settlement thereof) with respect to demands for appraisal under the DGCL. The Company will enforce any contractual waivers that Company Stockholders have granted regarding appraisal rights that apply to the Transactions. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.11    Taking of Necessary Action; Further Actions. If, at any time after the Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, First Merger Sub and Second Merger Sub, the officers and directors or members, as applicable, (or their designees) of the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.12    Tax Treatment of the Mergers. The Parties intend that, for United States federal income tax purposes, the Mergers constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations (the “Intended Tax Treatment”) and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant Parties), or has taken or will take any action, whether before or after the Mergers, if such fact, circumstance or action would be reasonably expected to cause the Mergers, taken together, to fail to qualify for the Intended Tax Treatment. The Mergers, taken together, shall be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a Governmental Entity as a result of (a) a “determination” within the meaning of Section 1313(a) of the Code or (b) a change in applicable Law after the date of this Agreement. The Parties shall reasonably cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including providing support letters of the sort customarily provided as the basis for a legal opinion that the Mergers qualify for the Intended Tax Treatment. For the avoidance of doubt, (i) the qualification of the Mergers for the Intended Tax Treatment will not be a condition to Closing; and (ii) nothing in this Section 2.12 shall prevent any Party or its Affiliates or Representatives from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the Intended Tax Treatment.

ARTICLE III

FOUNDER HOLDER EARNOUT SHARES

Section 3.1    Potential Forfeiture. In accordance with the Founder Holder Agreement, the Founder Holders have agreed that, effective upon the Closing, the Founder Holders will, on a Pro Rata Basis, subject one million five hundred eighty-six thousand thirty-seven (1,586,037) shares of Parent Class A Common Stock owned by the Founder Holders (the “Founder Holder Earnout Shares”) to potential forfeiture if the Triggering Events do not occur during the Earnout Period, with such Founder Holder Earnout Shares vesting (and therefore no longer subject to forfeiture) pursuant to the terms of this Article III. Until the occurrence of the applicable Triggering Event, certificates representing the Founder Holder Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent for Parent Class A Common Stock will be given appropriate stop transfer orders that will be applicable until the Founder Holder Earnout Shares are vested; provided, however, that upon the vesting of any Founder Holder Earnout Shares in accordance with the terms herein, Parent shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. For the avoidance of doubt, each Triggering Event shall only occur once, if at all.

Section 3.2    Vesting. Until the earlier of all of the Founder Holder Earnout Shares having become fully vested or the expiry of the Earnout Period:

(a)    sixty percent (60%) of the Founder Holder Earnout Shares (i.e., nine hundred fifty-one thousand six hundred twenty-two (951,622) Founder Holder Earnout Shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event I; and

(b)    the remaining Founder Holder Earnout Shares (i.e., six hundred thirty-four thousand four hundred fifteen (634,415) Founder Holder Earnout Shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event II.

Section 3.3    Adjustment. If, and as often as, the outstanding shares of Parent Class A Common Stock are changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event after the date hereof, then the number of Founder Holder Earnout Shares to be surrendered or forfeited pursuant to this Article III will in each case be equitably adjusted to reflect such change.

Section 3.4    Dividends and Distributions. To the extent any dividends or other distributions are paid or otherwise made by Parent (including, without limitation, any shares of Parent Common Stock or other equity securities of Parent distributed in connection with a share split, share dividend, or reclassification, or through merger, amalgamation, consolidation, recapitalization or other similar event) during the Earnout Period, and the Founder Holders would have been entitled to such dividends or other distributions in respect of the Founder Holder Earnout Shares if such Founder Holder Earnout Shares were not subject to forfeiture as of the record date for such dividends or other distributions, Parent shall hold such portion of such dividends or other distributions in escrow or a segregated account for the benefit of the Founder Holders, and (i) in the event all or any portion of the Founder Holder Earnout Shares are earned in accordance with Article III, the portion of such dividends or other distributions in respect of the Founder Holder Earnout Shares so earned shall be released to the Founder Holders, on a Pro Rata Basis, at the time the such Founder Holder Earnout Shares are earned in accordance with this Article III or (ii) in the event all or any portion of the Founder Holder Earnout Shares are forfeited in accordance with this Article III, the portion of such dividends or other distributions in respect of the Founder Holder Earnout Shares so forfeited shall be released to Parent and may be otherwise available for distribution to the holders of the other shares of Parent Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to Parent, First Merger Sub and Second Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV, the Company hereby represents and warrants to Parent, First Merger Sub and Second Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 4.1    Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and, except as would not be material to the Company, has all requisite corporate power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted. The Company is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or assets or the character of its activities requires it to be so licensed, qualified or in good standing, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company. Complete and correct copies of the Governance Documents (or other comparable instruments relating to governance with different names) of the Company as amended and currently in effect, have been made available to Parent or its representatives. The Company is not in violation in any material respect of its Governance Documents (including, without limitation, the Company Investors’ Rights Agreement, the First Refusal and Co-Sale Agreement or the Voting Agreement). Section 4.1 of the Company Disclosure Letter lists all jurisdictions in which the Company is so qualified to conduct business and all names other than its legal name under which it does business.

Section 4.2    Company Subsidiaries. Section 4.2 of the Company Disclosure Letter lists each of the Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, all jurisdictions in which they are so qualified to conduct business and all names other than their legal names under which they do business. Except as set forth on Section 4.2 of the Company Disclosure Letter, the Company does not, and has never, directly or indirectly own or hold any equity or other securities (whether equity or debt), interests, investments, participations, options, warrants or similar rights in any Person (including securities convertible into or exchangeable for interests in any other Person). Each of the Company’s Subsidiaries is duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable) and, except as would not be material to such Subsidiary, has all requisite power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or assets or the character of its activities requires it to be so licensed, qualified or in good standing, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to such Subsidiary. Complete and correct copies of the Governance Documents (or other comparable instruments relating to governance with different names) of each of the Company’s Subsidiaries as amended and currently in effect, have been made available to Parent or its representatives. None of the Company’s Subsidiaries is in violation in any material respect of its Governance Documents. Section 4.2 of the Company Disclosure Letter lists all of the issued and outstanding, or served for issuance, shares, securities, options, warrants, participations, purchase rights, conversion rights, exchange rights, interest (whether equity or debt) or other similar rights of each of the Company’s Subsidiaries, all of which (i) are held and beneficially owned by the Company free and clear of all Liens (other than Liens arising pursuant to applicable securities laws), (ii) have been duly authorized and validly issued and are fully paid and nonassessable, (iii) have not been issued in violation of any preemptive or similar rights, and (iv) have been issued in compliance with applicable Law and the Governance Documents of such Subsidiary.

Section 4.3    Capitalization.

(a)    Section 4.3(a) of the Company Disclosure Letter sets forth a correct and complete list of all of the issued and outstanding, or reserved for issuance, shares of Company Stock as of the date hereof. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Each share of Company Stock has been issued in compliance in all material respects with: (A) applicable Law and (B) the Company’s Governance Documents. Section 4.3(a) of the Company Disclosure Letter sets forth a detailed capitalization table of the Company as of the date hereof, including, for each Company Stockholder the name of such Company Stockholder and the number and class or series of Company Stock held by such Company Stockholder.

(b)    Section 4.3(b) of the Company Disclosure Letter sets forth, as of the date hereof, (i) with respect to each outstanding and unexercised Company Option and Company Non-Plan Option, the name of the holder of such Company Option and Company Non-Plan Option, the vesting schedule applicable to such Company Option and Company Non-Plan Option, the number of vested and unvested shares of Company Common Stock covered by such Company Option and Company Non-Plan Option as of the date of this Agreement and the extent to which such Company Option and Company Non-Plan Option will vest upon the Transactions, the date of grant, the vesting commencement date, the cash exercise price per share of such Company Option and Company Non-Plan Option, the vesting schedule of such Company Option and Company Non-Plan Option, whether such Company Option and Company Non-Plan Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, whether early exercise is permitted with respect to such Company Option and Company Non-Plan Option and the applicable expiration date thereof; (ii) with respect to each outstanding award of Company Restricted Stock, the name of the holder of such Company Restricted Stock, the number of shares of Company Common Stock subject to such award of Company Restricted Stock, the extent to which such Company Restricted Stock will vest upon consummation of the Transactions, the date of grant, the vesting commencement date, and the vesting schedule of such Company Restricted Stock; and (iii) with respect to each Company Warrant, the name of the holder of such Company Warrant, the number of shares of Company Common Stock or other Company Stock covered by such Company Warrant, the date of issuance, the cash exercise price per share of such

Company Warrant, and the applicable expiration date thereof. As of the date hereof, other than the Company Options, Company Non-Plan Options, Company Restricted Stock and Company Warrants set forth on Section 4.3(b) of the Company Disclosure Letter or, in respect of the Company’s Subsidiaries, the securities listed on Section 4.2 of the Company Disclosure Letter, there are no stock appreciation, phantom stock, stock-based performance unit, stock option, profit participation, restricted stock, restricted stock unit, equity commitments or other equity or equity-based compensation award or similar rights or agreements with respect to the Company or any of its Subsidiaries. Except as set forth on Section 4.3(b) of the Company Disclosure Letter or, in respect of the Company’s Subsidiaries, Section 4.2 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has granted any outstanding options, warrants, rights (including preemptive rights), subscriptions, calls, puts or other securities convertible into or exchangeable or exercisable for shares of the Company Stock or equity interests of any of the Company’s Subsidiaries, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Stock or equity interests any of the Company’s Subsidiaries, and there are no agreements of any kind which may obligate the Company or any of its Subsidiaries to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock or other equity interests. Except as set forth on Section 4.3(b) of the Company Disclosure Letter or, in respect of the Company’s Subsidiaries, Section 4.2 of the Company Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders or the equity holders of the Company’s Subsidiaries may vote. Except for this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, stockholders agreement or other agreements or understandings with respect to the shares of Company Stock or other equity interests of the Company or any of its Subsidiaries. Each Company Option and each Company Non-Plan Option (A) was issued in all material respects in accordance with the terms of the applicable incentive equity plan of the Company and all other applicable Law and properly accounted for in all material respects in accordance with GAAP and (B) was granted with a per share exercise price not less than the fair market value of a share of Company Common Stock on the applicable grant date (determined in accordance with Section 409A of the Code) and is otherwise exempt from the application of Section 409A of the Code. A valid Code Section 83(b) election was filed with respect to each award of Company Restricted Stock that was granted upon the early exercise of any Company Option and Company Non-Plan Option.

(c)    Except as provided for in this Agreement or accounted for pursuant to the terms hereof, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights in connection with any shares, warrants, options or other securities of the Company or any of its Subsidiaries accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.4    Due Authorization.

(a)    The Company has all requisite corporate power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Mergers), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.5. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Mergers) have been duly and validly authorized by all requisite action, including approval by the Company Board and, following receipt of the Requisite Company Stockholder Approval, the Company Stockholders as required by the DGCL, and no other corporate proceeding on the part of the Company or any of its Subsidiaries is necessary to authorize this Agreement and the other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been and, upon execution by the Company, such other Transaction Agreements to which it is a party will be duly and validly executed and delivered by the Company and (assuming any such agreement constitutes a legal, valid and binding obligation of the counterparties thereto) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

(b)    At a meeting duly called and held, the Company Board has unanimously: (a) determined that it is fair and in the best interests of the Company and Company Stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements; (b) approved this Agreement, the other Transaction Agreements and the Transactions, including the Mergers and the Repurchase in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of herein or therein; and (c) adopted a resolution recommending the Transactions be approved, and the plan of merger set forth in this Agreement be adopted, by the Company Stockholders in accordance with the Company’s Governance Documents (the “Company Recommendation”).

Section 4.5    No Conflict; Governmental Consents and Filings.

(a)    Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements to which the Company or any of its Subsidiaries is a party by the Company or any of its Subsidiaries do not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound; (ii) conflict with or violate the Governance Documents of the Company or any of its Subsidiaries; (iii) violate any provision of or result in a breach, default or acceleration of, or require a notice or consent under, any Company Material Contract, or to the Knowledge of the Company, any Data Security Requirement, or terminate, cancel or modify the terms, conditions or provisions or result in the termination, cancellation or modification of the terms, conditions or provisions of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract or upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination, cancellation, modification or creation of a Lien under a Company Material Contract or upon any of the material properties or assets of the Company or any of its Subsidiaries; or (iv) result in a violation or revocation of any Material Permits, except to the extent the occurrence of any of the foregoing items set forth in clauses (iii) or (iv) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    No action by, consent, notice, Permit, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or notice, approval, consent, waiver or authorization from any Governmental Entity is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which the Company or any of its Subsidiaries is a party or the consummation by the Company or any of its Subsidiaries of the Transactions (including the Mergers), except for: (i) applicable requirements of the HSR Act or any similar foreign Law; (ii) any consents, notices, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, or prevent the consummation of the Transactions; (iii) compliance with any applicable requirements of the securities laws; (iv) the filing of the First Certificate of Merger in accordance with the DGCL; and (v) the filing of the Second Certificate of Merger in accordance with the DLLCA.

Section 4.6    Legal Compliance; Permits.

(a)    The Company and each of its Subsidiaries has, during the past five (5) years, complied with, and none is currently in violation of, any applicable Law with respect to the conduct of its business, including any applicable requirement to obtain a financial services license, or the ownership or operation of its business, except for failures to comply or violations which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. During the past five (5) years, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice of non-compliance with any applicable Law, including any applicable requirement to obtain a financial services license.

(b)    The Company and each of its Subsidiaries is in possession of all Permits necessary to own, lease and operate the properties and assets it purports to own, operate or lease and to carry on its business as it is now being conducted (the “Material Permits”), except where the failure to have such Material Permits would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries. Section 4.6(b) of the Company Disclosure Letter sets forth a correct and complete list of each Material Permit. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries: (A) each Material Permit is in full force and effect in accordance with its terms; (B) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries; and (C) there are, and during the past five (5) years there have been, no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit.

(c)    The Company and each of its Subsidiaries is in compliance in all material respects with all Material Permits held by the Company or such Subsidiary, as applicable, and the Company or each Subsidiary has obtained all applicable Material Permits. As of the date hereof, neither the Company nor any of its Subsidiaries is in material default or material violation (and no event has occurred that, with notice or the lapse of time or both, would be reasonably likely to constitute a material default or material violation) of any term, condition or provision of any of its Material Permits. The Company has taken commercially reasonable steps to determine which, if any, financial services licenses it is required to obtain to conduct its business.

Section 4.7    Financial Statements.

(a)    Set forth on Section 4.7 of the Company Disclosure Letter are (i) true, correct and complete copies of the audited consolidated balance sheets as of December 31, 2020 and 2019 and statements of operations, statements of changes in stockholders’ deficit and statements of cash flows of the Company and its Subsidiaries for the years ended December 31, 2020 and 2019 together with the auditor’s reports thereon (the “Audited Financial Statements”); and (ii) an unaudited consolidated balance sheet as of March 31, 2021 and statements of operations, statements of changes in stockholders’ deficit and statements of cash flows of the Company and its Subsidiaries as of and for the three (3) month period ended March 31, 2021 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)    The Financial Statements, and the PCAOB Audited Financials will, when delivered to Parent pursuant to Section 7.24, present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements and PCAOB Audited Financials in conformity with GAAP consistently applied in all material respects (except in the case of the Interim Financial Statements for the absence of footnotes, or the inclusion of limited footnotes, and other presentation items and for normal year-end adjustments, none of which if included would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (individually or taken as a whole)) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its

Subsidiaries. Since the date of the Interim Financial Statements, there have been no material changes in the accounting policies of the Company or any of its Subsidiaries and no revaluation of the Company’s or any of its Subsidiaries’ properties or assets. None of the Company or any of its Subsidiaries have ever been subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. The PCAOB Audited Financials, when delivered to Parent pursuant to Section 7.24 for inclusion in the Registration Statement, including the Parent Proxy Statement, for filing with the SEC following the date of this Agreement in accordance with Section 7.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date. The independent auditor for the Company, with respect to its report as will be included in the PCAOB Audited Financials, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and, with respect to the PCAOB Audited Financials, the auditing standards of the Public Company Accounting Oversight Board.

(c)    The Company and its Subsidiaries have established and maintained systems of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and the preparation of the Company’s and its Subsidiaries’ financial statements (including the Financial Statements) for external purposes in accordance with GAAP. Other than as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, such internal controls are sufficient to provide reasonable assurance (i) that the Company’s and its Subsidiaries’ financial reporting and the preparation of the Company’s and its Subsidiaries’ financial statements (including the Financial Statements) adequately account for assets, (ii) that transactions, receipts and expenditures of the Company or any of its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and in all material respects in accordance with applicable Law, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or any of its Subsidiaries and (iv) that accounts, notes and other receivables and inventory are recorded accurately and reasonable and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company and its Subsidiaries are complete and accurate in all material respects and have been maintained in all material respects in the ordinary course and in accordance with applicable Law.

(d)    All accounts receivable of the Company or any of its Subsidiaries reflected in the Interim Financial Statements (i) are bona fide and valid receivables arising from sales actually made or services actually performed and arising in the ordinary course of business of the Company or such Subsidiary, (ii) are properly reflected on the books and records of the Company or such Subsidiary, and (iii) to the Knowledge of the Company as of the date of the Interim Financial Statements, are not subject to any setoffs, counterclaims, credits or other offsets which are not reflected on the Interim Financial Statements, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business of the Company or such Subsidiary. Neither the Company nor any of its Subsidiaries has been subject to any Legal Proceeding alleging fraud by management or other employees who have a significant role in the internal controls over financial reporting of the Company or any of its Subsidiaries. During the past three (3) years, neither the Company nor any of its Subsidiaries has received any adverse material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or their internal accounting controls. Neither the Company nor any of its Subsidiaries have any Indebtedness other than the Indebtedness as set forth on Section 4.7(d) of the Company Disclosure Letter, and in such amounts (including principal and any accrued but unpaid interest), as set forth on Section 4.7(d) of the Company Disclosure Letter.

(e)    There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

Section 4.8    No Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of the Company or any of its Subsidiaries of the nature required to be disclosed or reserved for in a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business and consistent with the past practice of the Company (none of which is a liability for breach of contract, tort, misappropriation, or infringement or a claim or lawsuit); (c) incurred in connection with the Transactions contemplated by this Agreement; (d) that will be discharged or paid off prior to or at the Closing or (e) that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.

Section 4.9    Absence of Certain Changes or Events. Except as set forth on Section 4.9 of the Company Disclosure Letter or as expressly contemplated by this Agreement, since December 31, 2020 through the date of this Agreement, (a) the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice, and (b) there has not been any change, effect, event, occurrence, circumstance, state of facts, or development that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect. Since the date of the Interim Financial Statements, neither the Company nor any of its Subsidiaries has taken or omitted to take any action that, if taken or omitted to be taken after the date hereof would require the prior written consent of Parent pursuant to Section 6.1.

Section 4.10    Litigation. Except as would not reasonably be likely to, individually or in the aggregate, be material to the Company and its Subsidiaries or as set forth on Section 4.10 of the Company Disclosure Schedule, there are, and for the past three (3) years there have been: (a) no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against the Company, any of its Subsidiaries or any of their respective properties, rights or assets, or, to the Knowledge of the Company, any of the directors or officers of the Company or any of its Subsidiaries with regard to their actions as such; (b) no pending or, to the Knowledge of the Company, threatened audits, examinations or investigations by any Governmental Entity against the Company or any of its Subsidiaries, other than with respect to audits, examinations or investigations conducted by a Governmental Entity in the ordinary course of business; (c) no pending or threatened Legal Proceedings by the Company or any of its Subsidiaries against any third party; (d) no settlements or similar agreements that impose any material ongoing obligations, liabilities or restrictions on the Company or any of its Subsidiaries; and (e) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company, any of its Subsidiaries or their respective properties or assets, or any of the directors or officers of the Company or any of its Subsidiaries with regard to their actions as such.

Section 4.11    Benefit Plans.

(a)    Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Benefit Plan as of the date hereof. For purposes of this Agreement, “Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, individual consulting, retention, termination, severance, separation, transition, incentive, equity or equity-based, deferred compensation, change in control, bonus, retirement, pension, savings, health, welfare, paid time off, retiree or post-termination health or welfare, fringe benefit, or any other compensation or benefit plan, agreement, arrangement, policy or program, including such plans, agreements, arrangements, policies, and programs providing compensation or benefits to any current or former director, officer, employee or other service provider of the Company or any of its Subsidiaries, in each case, (i) which is maintained, sponsored, contributed to or required to be contributed to by the Company, or (ii) under or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any current or contingent obligation or liability (including on account of an ERISA Affiliate). Benefit Plans solely sponsored and maintained by the Company or any of its Subsidiaries shall be separately identified on Section 4.11(a) of the Company Disclosure Letter as “Company Benefit Plans.” No Company Benefit Plan is subject to the applicable Law of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily benefits employees, directors, consultants or individual service providers of the Company or any of its Subsidiaries who reside or work primarily outside of the United States.

(b)    With respect to each material Company Benefit Plan, the Company has made available to Parent or its representatives copies of: (i) all current plan documents and all amendments thereto, or if unwritten, a written summary of the material terms thereof; (ii) all trust agreements, funding arrangements or insurance Contracts; (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) the most recent financial statements, actuarial valuation report and annual report on Form 5500 and all attachments thereto (if applicable); (v) the most recent determination, advisory or opinion letter, if any, issued by the Internal Revenue Service; and (vi) any non -routine correspondence with any Governmental Entity dated during the past three (3) years. In addition, the Company has provided to Parent or its representatives a schedule summarizing all outstanding retention, change in control bonuses, change in control severance or other similar payment obligations of the Company or any of its Subsidiaries that is true and accurate in all material respects as of no earlier than thirty (30) days prior to the date hereof (the “Retention Award Summary”) and the Company has made available to Parent or its representatives a copy of each Company Benefit Plan that is an agreement listed in the Retention Award Summary.

(c)    (i) Each Company Benefit Plan has been administered, established, maintained and funded in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements or payments required to be made by the Company, any of its Subsidiaries or any current or former employee of the Company or any of its Subsidiaries under or with respect to any Benefit Plan have been made by the due date thereof (including any valid extension), and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued; and (iii) except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries (individually or taken as a whole), no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred or, to the Knowledge of the Company, is reasonably expected to occur, with respect to any Benefit Plan. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a current favorable determination, advisory or opinion letter from the Internal Revenue Service as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and may be relied upon by the adopting employer, and nothing has occurred and no circumstances exist that could reasonably be expected to adversely affect or result in the loss of the qualification of such plan. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(d)    Except as set forth in Section 4.11(a) of the Company Disclosure Letter, no Benefit Plan is, neither the Company nor any of its Subsidiaries has sponsored, maintained, contributed or been obligated to contribute to, and neither the Company nor any of its Subsidiaries has (or is reasonably be expected to incur) any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or in respect of: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA, Section 412 or 430 of the Code or Section 302 of ERISA; (ii) any “multiemployer plan” (within the meaning of Section (3)(37) of ERISA); (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code or Section 210 of ERISA); or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither the Company nor any of its

Subsidiaries have, or is reasonably expected to have, any current or contingent liability or obligation under Title IV of ERISA or by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (individually or taken as a whole), with respect to the Company Benefit Plans or their administrators or fiduciaries: (x) no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (y) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Proceedings.

(f)    None of the Company Benefit Plans provides for, and neither the Company nor any of its Subsidiaries has any liability or obligation in respect of, post-employment or retiree health, life insurance or other welfare benefits or coverage for any Person, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code or similar state or other applicable Law and at the sole expense of such participant or the participant’s beneficiary.

(g)    Except as set forth in Section 4.11(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, officer, contractor, director or other individual service provider of the Company or any of its Subsidiaries or under any Benefit Plan or otherwise; (ii) increase the amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor, director or other individual service provider of the Company or any of its Subsidiaries or under any Benefit Plan or otherwise; (iii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any current or former employee, officer, contractor, director or other service provider of the Company or any of its Subsidiaries or under any Benefit Plan or otherwise; or (iv) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under or result in any limitation on the right to merge, amend or terminate any Benefit Plan.

(h)    Neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(i)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, documented, operated and maintained in compliance with Section 409A of the Code in all material respects, and all applicable regulations and notices issued thereunder.

(j)    No payment, amount or benefit that could be, or has been, received (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) by any current or former employee, officer, stockholder, director or other individual service provider of the Company, any of its Subsidiaries or any of their respective Affiliates as a result of the execution and delivery of this Agreement or the consummation of the Transactions could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 4.12    Labor Relations.

(a)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract with a labor union, works council, or other labor organization respecting persons employed by the Company or any of its Subsidiaries and no such agreements or arrangements are currently being negotiated by the Company or any of its Subsidiaries. No employee of the Company or any of its Subsidiaries is represented by a labor union, works council, or other labor organization with respect to their employment by the Company or any of its Subsidiaries. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened within the last three (3) years. There is not, and in the past three (3) years has not been, any organizing activity involving the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened by any labor organization or group of employees.

(b)    There have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material grievances or other material labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries involving any employee, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (individually or taken as a whole).

(c)    To the Knowledge of the Company, as of the date hereof, none of the Company’s or any of its Subsidiaries’ respective officers or key employees has given notice of any intent to terminate his or her employment with the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is, and for the past three (3) years, has been in compliance in all material respects and, to the Knowledge of the Company, each of their employees and consultants are, and for the past three (3) years have been, in compliance in all material respects, with the terms of any employment and consulting agreements between the Company or any of its Subsidiaries, on the one hand, and such individuals, on the other hand.

(d)    Except as otherwise listed on Section 4.12(d) of the Company Disclosure Letter, as of the date hereof, there are no Legal Proceedings against the Company or any of its Subsidiaries pending or, to Knowledge of the Company, threatened before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (individually or taken as a whole).

(e)    The Company and each of its Subsidiaries is, and for the past three (3) years, has been, in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (individually or taken as a whole). There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.

(f)    Except as would not, individually or in the aggregate, reasonably be expected be material to the Company and its Subsidiaries (individually or taken as a whole), neither the Company nor any of its Subsidiaries is delinquent in payments to any employees or independent contractors or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid.

(g)    During the past three (3) years, to the Knowledge of the Company, there have been no employment discrimination or employment harassment allegations raised, brought, threatened, or settled relating to any appointed officer or director of the Company or any of its Subsidiaries involving or relating to his or her services provided to the Company or any of its Subsidiaries. The policies and practices of the Company and each of its Subsidiaries comply, and for the past three (3) years have materially complied, with all federal, state, and local Laws concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (individually or taken as a whole).

(h)    To the Knowledge of the Company, no employee of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge, use or disclosure of Trade Secrets.

(i)    The execution and delivery of this Agreement and the other Transaction Agreements and the performance of this Agreement and the Transactions do not require the Company or any of its Subsidiaries to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.

Section 4.13    Real Property; Tangible Property.

(a)    Neither the Company nor any of its Subsidiaries owns, or has ever owned any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement to purchase any real property or interest therein.

(b)    Section 4.13(b)(i) of the Company Disclosure Letter lists, as of the date hereof, all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries (the “Leased Real Property”). The Company or its Subsidiary, as applicable, has a valid, binding and enforceable leasehold estate in, and enjoys, in all material respects, peaceful and undisturbed possession of, all Leased Real Property. Each of the leases, lease guarantees and agreements related to any Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect and Section 4.13(b)(ii) of the Company Disclosure Letter contains a true, correct and complete list of the Company Real Property Leases. The Company has made available to Parent true, correct and complete copies of all material Company Real Property Leases. Neither the Company nor any Subsidiary is in material breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the business of the Company or any of its Subsidiaries or the use of the applicable Leased Real Property. Neither the Company nor any Subsidiary has received written notice from, or given any written notice to, any lessor of such Leased Real Property of, nor is there any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property. No party to any Company Real Property Lease has exercised any termination rights with respect thereto, the Company’s or the applicable Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Company Real Property Lease has not been disturbed in any material respect, and to the Knowledge of the Company, there are no material disputes with respect to such Company Real Property Lease. The other party to such Company Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company and neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c)    The Company and its Subsidiaries collectively own and have good and marketable title to or a valid leasehold interest in or right to use, all of the material tangible assets or personal property used in or necessary for the operation of the Company’s and its Subsidiaries’ business as currently conducted as of the date hereof, free and clear of all Liens other than Permitted Liens. The material tangible assets or personal property (together with the contractual rights) of the Company and its Subsidiaries: (A) constitute all of the assets, rights and properties that are necessary for the operation of the business of the Company and its Subsidiaries as currently conducted as of the date hereof, and taken together, are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted as of the date hereof; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company or any of its Subsidiaries.

Section 4.14    Taxes.

(a)    All income and other material Tax Returns filed or required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects, and accurately reflect in all material respects all liability for Taxes of the Company and its Subsidiaries for the periods covered thereby. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)    The Company and each of its Subsidiaries has timely paid in full all income and other material Taxes which are due and payable (whether or not shown as due on any Tax Return). Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with GAAP and (ii) for periods not covered by the Financial Statements have been incurred in the ordinary course of business.

(c)    The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes and all Taxes required by applicable Law to be withheld by the Company or such Subsidiary have been withheld and paid over to the appropriate Governmental Entity in all material respects.

(d)    The Company and each of its Subsidiaries has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(e)    No deficiency for Taxes has been asserted or assessed in writing by any Governmental Entity against the Company or any of its Subsidiaries, which deficiency has not been paid in full or finally resolved with no payment due. No audit or other Legal Proceeding by any Governmental Entity is currently pending or threatened in writing against the Company or any of its Subsidiaries with respect to Taxes; nor has the Company or any of its Subsidiaries been the subject of any such audit or other Legal Proceeding with respect to Taxes within the past five (5) years. There are no requests for rulings or determinations in respect of any Tax pending between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand.

(f)    There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(g)    There are no Tax indemnification agreements, Tax sharing agreements, or similar arrangements under which the Company or any of its Subsidiaries could be liable after the Closing Date for the Tax liability of any Person (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease).

(h)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code in the past two (2) years.

(i)    Neither the Company nor any of its Subsidiaries has entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)    Neither the Company nor any of its Subsidiaries: (i) has any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor or by Contract (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease); and (ii) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local, or non-U.S. income Tax purposes.

(k)    Neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity, which extension is still in effect, and neither the Company nor any of its Subsidiaries has requested, granted, or become the beneficiary of any extension or waiver of any statute of limitations period with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired. Neither the Company nor any of its Subsidiaries is presently contesting any Tax liability before any taxing authority or other Governmental Entity.

(l)    Neither the Company nor any of its Subsidiaries has had a permanent establishment or been subject to income Tax in a jurisdiction outside the country of its organization.

(m)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in or use of an improper method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); (iii) a prepaid amount received or deferred revenue accrued prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Tax law) with respect to a transaction consummated prior to the Closing; (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law executed prior to the Closing; or (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (3) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (4) any inclusion under Section 965 of the Code.

(n)    Neither the Company nor any of its Subsidiaries has unpaid liability under Section 965(a) of the Code.

(o)    No claim has been made in writing to the Company or any of its Subsidiaries by any Governmental Entity in a jurisdiction in which the Company or such Subsidiary does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(p)    Neither the Company nor any of its Subsidiaries is, or has been at any time during the five (5)-year period ending on the Closing Date, a United States real property holding corporation within the meaning of Section 897(2) of the Code.

(q)    The Company and each of its Subsidiaries has (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

Section 4.15    Environmental Matters. The Company and each of its Subsidiaries is, and for the past three (3) years has been, in compliance in all material respects with all Environmental Laws. The Company and each of its Subsidiaries has obtained, holds, is, and for the past three (3) years has been, in material compliance with all Permits, licenses and other authorizations required under applicable Environmental Laws to permit the Company or any of its Subsidiaries to operate its respective properties and assets in a manner in which they are now operated and maintained and to conduct the business of the Company and each of its Subsidiaries as currently conducted. There are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging material violations of or liability under any Environmental Law. None of the Company, any of its Subsidiaries or any other Person whose liability the Company or any of its Subsidiaries has expressly assumed or otherwise become subject to, has treated, stored, disposed of, arranged for the disposal of, transported, handled, manufactured, distributed, exposed any Person to or released any Hazardous Material at, on or under any property or facility, or currently or formerly owned or operated any property or facility contaminated by any Hazardous Materials, in each case in a manner that would give rise to a material liability (contingent or otherwise) of the Company or any of its Subsidiaries, including for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, under any Environmental Laws. Neither the Company nor any of its Subsidiaries has agreed to indemnify any Person or assumed by Contract the liability of any third party arising under Environmental Law. The Company has made available to Parent copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Company or any of its Subsidiaries with respect to compliance or liabilities under Environmental Law.

Section 4.16    Brokers; Third Party Expenses. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or the Company or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement or the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their respective Affiliates.

Section 4.17    Intellectual Property.

(a)    Section 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the following Intellectual Property included in the Owned Intellectual Property as of the date hereof: (A) issued Patents and pending applications for Patents, (B) registered Trademarks, pending applications for registration of Trademarks and material unregistered Trademarks, (C) registered Copyrights and pending applications for Copyright registration and (D) internet domain names and social media accounts (collectively, the “Scheduled Intellectual Property”), including, for each applicable item listed, the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof for the Scheduled Intellectual Property have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Scheduled Intellectual Property in full force and effect.

(b)    The Owned Intellectual Property, along with the Licensed Intellectual Property (when used within the scope of the applicable IP License), constitutes all of the Intellectual Property used in or necessary for the conduct and operation of the business of the Company and each of its Subsidiaries as currently conducted (together, the “Business IP”), provided, however, with respect to third party Patents, the foregoing representations are made to the Knowledge of the Company. The Company or one of its Subsidiaries is (and immediately following the Closing, the Surviving Entity will be) the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens or Orders other than Permitted Liens, and the Company and each of its Subsidiaries have (and immediately following the Closing, the Surviving Entity will have) sufficient, valid and continuing rights, pursuant to a valid written IP License (complete and correct copies of which have been made available to Parent prior to the date of this Agreement), including to use, make, reproduce, disclose, perform, sell, modify and license (as the case may be) all other Intellectual Property used in or necessary for the conduct and operation of the business of the Company and each of its Subsidiaries in the manner conducted prior to Closing. The Owned Intellectual Property is valid, subsisting and enforceable.

(c)    The conduct and operation of the business of the Company and each of its Subsidiaries as presently conducted (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company and each of its Subsidiaries), and the Owned Intellectual Property have not infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, and are not infringing, misappropriating (or constituting or resulting from the misappropriation of) or otherwise violating any Intellectual Property of any Person, provided, however, with respect to third-party Patents, the foregoing representations are made to the Knowledge of the Company.

(d)    The Company and each of its Subsidiaries have not received from any Person in the past three (3) years any written (or to the Knowledge of the Company, oral) notice, charge, complaint, claim or other assertion (“Claims or Assertions”) (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person or (ii) contesting the use, ownership, validity or enforceability of any Intellectual Property, and no Legal Proceedings relating to any of the foregoing are pending against the Company and each of its Subsidiaries. To the Knowledge of the Company, no other Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property. In the past three (3) years, the Company and each of its Subsidiaries have not made any Claims or Assertions against any Person (A) alleging any of the foregoing referenced in clauses (i) or (ii), and no Legal Proceedings relating to any of the foregoing are pending against a third Person.

(e)    No past or present director, officer, employee, consultant or independent contractor of the Company and each of its Subsidiaries and no R&D Sponsor owns (or has any valid claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the present and former directors, officers, employees, consultants and independent contractors of the Company who are or have been engaged in inventing, conceiving, authoring, creating or developing for or on behalf of the Company and each of its Subsidiaries any material Intellectual Property in the course of such Person’s employment or engagement with the Company has executed and delivered to the Company or its Subsidiaries a written agreement, pursuant to which such Person has: (i) agreed to hold all Trade Secrets of the Company and each of its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable; and (ii) presently assigned to the Company or its

Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property invented, conceived, authored, created or developed for the Company or its Subsidiaries in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no material breach by any such Person with respect to any such agreement. No funding or facilities of any R&D Sponsor were used in the development of any Intellectual Property under any such agreement or otherwise for or on behalf of the Company or its Subsidiaries.

(f)    The Company and each of its Subsidiaries have taken all necessary and otherwise commercially reasonable steps to protect the secrecy, confidentiality and value of all material Trade Secrets and other confidential and proprietary information included in the Owned Intellectual Property and all material Trade Secrets of any Person to whom the Company or its Subsidiaries has a contractual confidentiality obligation with respect to such material Trade Secrets. No Trade Secret that is material to the business of the Company or its Subsidiaries has been authorized to be disclosed, or, to the Knowledge of the Company, has actually been disclosed, to any third Person, other than pursuant to a valid, written non-disclosure agreement restricting the disclosure and use of such Trade Secret. No source code constituting Owned Intellectual Property has been (and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both), will, or would reasonably be expected to, result in a requirement that any such source code be) delivered, licensed, or made available or otherwise disclosed by the Company or its Subsidiaries to, or accessed by, any escrow agent or other Person, other than employees or contractors of the Company or its Subsidiaries subject to written agreements restricting the disclosure and use of such source code, and no Person other than the Company and each of its Subsidiaries is in possession of, or has been granted any license or other right to, any such source code.

(g)    No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with any Software owned by the Company or its Subsidiaries (including distributed to any of their customers), in each case, in a manner that requires or obligates the Company or its Subsidiaries to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any Software (including any source code) constituting Owned Intellectual Property; (ii) license any Software constituting Owned Intellectual Property for making modifications or derivative works of, or reverse-engineering, any such Software; (iii) disclose, contribute, distribute, license or otherwise make available to any third Person any portion of any source code constituting Owned Intellectual Property, (iv) create any obligation for the Company or its Subsidiaries to grant, or purport to grant, to any Person any rights or immunities under any Owned Intellectual Property (including any patent non-asserts or patent licenses), or (v) otherwise impose any limitation, restriction, or condition on the right or ability of the Company or its Subsidiaries to use any Owned Intellectual Property. The Company and each of its Subsidiaries are in material compliance with the terms and conditions of all licenses for Open Source Software used in the business of the Company and each of its Subsidiaries.

(h)    The Company and each of its Subsidiaries (i) owns or have a valid right to access and use pursuant to a written agreement all Company IT Systems used by the Company and each of its Subsidiaries, and (ii) have in their possession all necessary rights to all Software and all technical and other information required to enable a reasonably skilled information technology profession to maintain and support the Company IT Systems. The Company IT Systems: (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation and conduct of the business of the Company and each of its Subsidiaries as currently conducted; and (ii) do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, malicious code or effects that (A) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any Company IT Systems. During the past three (3) years, there has been no unauthorized access to or breach or violation of any Company IT Systems. In the last three (3) years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any Company IT Systems, in each case that have caused or could reasonably be expected to result in the substantial disruption of or substantial interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Company and each of its Subsidiaries.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, including as a consequence of any Contract to which Company or its Subsidiaries is party, cause any of the following: (i) the loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property. Immediately following the Closing, the Business IP and Company IT Systems will be owned by, licensed to, or available for use by, the Surviving Entity on terms and conditions identical to those under which the Company and each of its Subsidiaries owned, licensed, or used, the Business IP and Company IT Systems immediately prior to the Closing, without the payment of any additional amounts or consideration beyond those that would have been due had the Closing not occurred.

Section 4.18    Privacy and Cybersecurity.

(a)    The Company, each of its Subsidiaries and any Person acting for or on the Company’s or any of its Subsidiaries’ behalf complies, and has at all times during the past three (3) years (in the case of any such Person, during the time such Person was acting for or on behalf of the Company or any of its Subsidiaries) complied, as applicable to the Company or any of its Subsidiaries, in all material respects, with: (i) all applicable Data Protection Laws; (ii) all of the Company’s and each of its Subsidiaries’ policies and notices regarding Personal Information (whether posted to an external-facing website of the Company or any of its Subsidiaries or otherwise made available or communicated to third parties by the Company or any of its Subsidiaries) (“Company Privacy Notices”); and (iii) all of the Company’s and each of its Subsidiaries’ obligations regarding Personal Information, privacy, or security under any Contract the Company or any of its Subsidiaries has entered into or by which it is bound (clauses (i) through (iii), collectively, “Data Security Requirements”). Neither the Company nor any of its Subsidiaries has received in the three (3) years prior to the date of this Agreement any written notice of any investigations, Claims or Assertions (including written notice from third parties acting on its or their behalf) of, or been charged with, the violation of, any Data Security Requirements Laws (and no such investigations, Claim or Assertion or related Legal Proceeding is currently pending or, to the Knowledge of the Company, threatened). The Company Privacy Notices have not contained any material omissions or been inaccurate, misleading or deceptive.

(b)    The Company and each of its Subsidiaries has (i) implemented and maintained commercially reasonable security regarding the confidentiality, integrity and availability of the Company IT Systems and all information stored or transmitted thereon, including to protect Personal Information and other confidential business data, in its possession, custody, or under its control against loss, theft, misuse or unauthorized access, modification, destruction, or disclosure; and (ii) ensured that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information and other confidential business data for or on behalf of the Company or any of its Subsidiaries have agreed to (A) comply with applicable Data Protection Laws, and (B) take commercially reasonable steps to protect and secure Personal Information and other confidential business data from loss, theft, misuse or unauthorized access, use, modification, destruction or disclosure. To the Knowledge of the Company, all third parties who have provided Personal Information and other confidential business data to the Company or any of its Subsidiaries during the past three (3) years has done so in compliance with applicable Data Protection Laws, including providing any notice and obtaining any consent required under such Data Protection Laws.

(c)    To the Knowledge of the Company, during the past three (3) years, (i) there have been no breaches, security incidents, misuse of, or unauthorized access to, or unauthorized transfer, destruction, disclosure or modification of the Company IT Systems, or of any Personal Information or other confidential business data in the possession, custody or control of the Company or any of its Subsidiaries or collected, used or processed by or on behalf of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information or information technology security related incident. The Company and each of its Subsidiaries has implemented commercially reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard Personal Information and other confidential, business information in its possession, custody or control. The Company and each of its Subsidiaries has conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any material data security issues or vulnerabilities identified thereby. Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, third party acting at the direction or authorization of the Company or any of its Subsidiaries has paid: (x) any perpetrator of any data breach incident or cyber-attack; or (y) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(d)    Neither the Company nor any of its Subsidiaries is subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit Parent from receiving, accessing, storing, or using Personal Information in the manner in which the Company and its Subsidiaries received, accessed, stored, and used such Personal Information prior to the Closing. The execution, delivery, and performance of this Agreement complies with all applicable Data Protection Laws, and with the privacy policies and applicable contractual obligations of the Company or any of its Subsidiaries.

Section 4.19    Agreements, Contracts and Commitments.

(a)    Section 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date hereof. For purposes of this Agreement, “Company Material Contract” shall mean each Company Real Property Lease and each of the following Contracts to which the Company or any of its Subsidiaries is a party (together with, solely to the extent made available to Parent, all material amendments, waivers or other changes thereto):

(i)    Each Contract (other than purchase orders with suppliers or customers entered into in the ordinary course of business) that has involved, or that the Company reasonably anticipates will involve, aggregate annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than one hundred fifty thousand dollars ($150,000) in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii)    Each Contract under which the Company or any of its Subsidiaries has: (A) created, incurred, assumed or guaranteed (or may create. incur, assume or guarantee) Indebtedness having a principal or stated amount in excess of two hundred thousand dollars ($200,000); (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness having a principal or stated amount in excess of two hundred thousand dollars ($200,000); or (C) extended credit to any Person (other than customer payment terms in the ordinary course of business);

(iii)    Each Contract for the acquisition of any material assets or Person or any business division thereof (other than in the ordinary course of business) or the disposition of any material assets of the Company or any of its Subsidiaries (in each case, whether structured as an acquisition of stock, assets, merger or otherwise), or the acquisition of equity interests of the Company or any of its Subsidiaries (other than by the Company and its Subsidiaries), including any such Contract with outstanding obligations to make payments, contingent or otherwise (including with respect to

“earnout” payments, notes or indemnification obligations), in each case other than in the ordinary course of business and other than Contracts in which there are no continuing obligations in respect thereof;

(iv)    Each collective bargaining agreement or other Contract with any labor union, works council. or other labor organization respecting employees of the Company or any of its Subsidiaries;

(v)    Each Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of two hundred thousand dollars ($200,000) or, together with all related Contracts, in excess of five hundred thousand dollars ($500,000);

(vi)    Each Contract concerning the establishment or operation of any joint venture, partnership, profit or revenue sharing, trust association, limited liability company, noncorporate entity, similar enterprise, strategic alliance or other collaboration that is material to the business of the Company or any of its Subsidiaries;

(vii)    Each Contract (other than those entered into in the ordinary course of business) providing for the grant of an option or a first-refusal, first-offer or similar preferential right to purchase, lease or acquire any asset of the Company or any of its Subsidiaries;

(viii)    Each Contract that (1) is an IP License, excluding non-exclusive licenses to: (A) Owned Intellectual Property granted to customers in the ordinary course of business; (B) Open Source Software; and (C) click-wrap, shrink-wrap and off-the-shelf Software commercially available on standard, non-discriminatory terms with license, maintenance, support and other fees of no more than twenty-five thousand dollars ($25,000) per year, or (2) is a consent-to-use, covenant-not-to-sue, coexistence, concurrent use, settlement agreement or similar Contract, in each case (y) with respect to Owned Intellectual Property or (z) that affects the Company’s and each of its Subsidiaries’ ability to use, enforce, or disclose any Owned Intellectual Property;

(ix)    Each Contract providing for the authorship, invention, creation, conception or other development of any Intellectual Property: (A) by the Company or its Subsidiaries for any third party, other than development for customers in the ordinary course of business for which the Company or such Subsidiary retains sole and exclusive ownership thereof; (B) by any third party for the Company or its Subsidiaries, other than Contracts entered into with employees, consultants and independent contractors that are the subject of the second sentence of Section 4.17(e); or (C) jointly by the Company or its Subsidiaries, on the one hand, and any third party, on the other hand;

(x)    Each Contract with any supplier (A) that is a sole source supplier to the Company or any of its Subsidiaries of any material product or service or (B) from which the Company or any of its Subsidiaries sources substantially all of their supply of any material product or service;

(xi)    Each Contract, other than teaming agreements entered into in connection with the pursuit of a specific Contract with a Governmental Entity or subcontract thereto or customary non-disclosure agreements, which restricts in any material respect or contains any material limitations on the ability of the Company or any of its Subsidiaries to compete in any line of business or in any geographic territory;

(xii)    Each Contract with an executive officer of the Company or any of its Subsidiaries, or any Contract with any other employee or independent contractor of the Company or any of its Subsidiaries, in each case, with an annual base salary in excess of one hundred fifty thousand dollars ($150,000) or which provides for change in control, retention, severance or similar payments;

(xiii)    Each Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Interest Holder, on the other hand, excluding (A) any employee benefit plan or other plans, programs, policies, commitments or arrangements that would constitute an employee benefit plan, (B) offer letters for employment on an at-will basis and (C) customary confidentiality, assignment of inventions and/or noncompetition or other similar arrangements in favor of the Company or such Subsidiary;

(xiv)    Each Contract involving any resolution or settlement of any pending or threatened actions or other disputes (A) entered into within three (3) years prior to the date of this Agreement, other than settlement agreements having a value that does not exceed fifty thousand dollars ($50,000), (B) with any Governmental Entity, (C) imposing continuing obligations on the Company, including injunctive or other non-monetary relief, or (D) that would reasonably be expected to result in material reputational harm to the Company or any of its Subsidiaries;

(xv)    Each Contract with a Governmental Entity;

(xvi)    Any stockholder agreement, partnership agreement, investors’ rights agreement, voting agreement, right of first refusal and co-sale agreement, registration rights agreement or other similar Contract;

(xvii)    Each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company or its Subsidiaries could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(xviii)    Each Contract that prohibits the payment of dividends or distributions in respect of the equity interests of the Company or any of its Subsidiaries or the pledging of equity interests of the Company or any of its Subsidiaries;

(xix)    Each Contract that grants to any Person (A) a “most favored nation” or “most favored pricing” provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xx)    Each Contract to which the Company or any of its Subsidiaries is a party that is an exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(xxi)    Each Contract prohibiting or restricting, or purporting to prohibit or restrict, directly or indirectly, in any respect the ability of the Company or any of its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person, to solicit or hire any Person or solicit business from any Person (other than Contracts with vendors or suppliers entered into in the ordinary course of business), or from purchasing or acquiring an interests in any other Person;

(xxii)    Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of five hundred thousand dollars ($500,000);

(xxiii)    Each Contract with (A) a Material Customer and (B) a Material Supplier;

(xxiv)    Each Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;

(xxv)    Each Contract listed in Section 4.19(a)(xxv) of the Company Disclosure Letter; and

(xxvi)    Any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b)    All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid, legal and binding obligations of the Company and/or the applicable Subsidiary party thereto and, to the Knowledge of the Company, represent the valid, legal and binding obligations of the other parties thereto. True, correct and complete copies of all Company Material Contracts have been made available to Parent. None the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which, with notice or lapse of time or both, would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Company and its Subsidiaries (individually or taken as a whole). No party to any of the Company Material Contracts that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past twelve (12) months, cancelled or terminated its business with, or, to the Knowledge of the Company, threatened to cancel or terminate its business with, the Company. Neither the Company nor any of its Subsidiaries have waived any material rights under any Company Material Contract.

Section 4.20    Insurance. Section 4.20 of the Company Disclosure Letter contains a correct and complete list (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy), as of the date hereof of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “Insurance Policies”), which policies are in full force and effect. True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its representatives. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such Insurance Policies due and payable as of the date hereof have been paid. There is no pending material claim by the Company or any of its Subsidiaries against any insurance carrier for which coverage has been denied, rejected or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 4.21    Affiliate Matters. Except: (a) the Benefit Plans, (b) Contracts relating to labor and employment matters set forth on Section 4.12 of the Company Disclosure Letter and (c) employment Contracts relating to any such Person’s employment arrangement with the Company or any of the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries is party to any Contract with any: (i) present or former officer, director of the Company or any of its Subsidiaries or beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 1% or more of the capital stock or equity interests of the Company or a member of his or her immediate family; or (ii) Affiliate of the Company or any of its Subsidiaries. No present or former officer, director, Company Interest Holder or holder of derivative securities of the Company or any of its Subsidiaries (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with the Company or any of its Subsidiaries (other than such Contracts as relate to any such Person’s ownership of Company Stock or other securities of the Company or any of its Subsidiaries or such Person’s employment or consulting arrangements with the Company or any of its Subsidiaries) or owns any property or assets used in the business of the Company or any of its Subsidiaries.

Section 4.22    Certain Provided Information. The information relating to the Company supplied or to be supplied by the Company for inclusion in the Merger Materials will not, as of the date on which the Merger Materials (or any amendment or supplement thereto) are first distributed to holders of Parent Class A Common Stock and Parent Class B Common Stock or at the time of the Parent Special Meeting or at the Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent, First Merger Sub or Second Merger Sub for inclusion or incorporation by reference in the Merger Materials or any Parent SEC Reports; or (b) any projections or forecasts included in the Merger Materials.

Section 4.23    Material Customers and Material Suppliers.

(a)    Section 4.23(a) of the Company Disclosure Letter sets forth a list of the Company’s and each of its Subsidiaries’ top ten (10) customers as measured by the dollar amount of payments therefrom, for the twelve (12) months ended April 30, 2021 (the “Material Customers”), showing the total amounts paid by each such Material Customer to the Company or such Subsidiary during such period. During the past twelve (12) months from the date hereof, no Material Customer has (i) terminated or materially reduced its business or relationship with the Company or any of its Subsidiaries or otherwise materially and adversely modified its relationship or terms with the Company or any of its Subsidiaries or (ii) notified the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, orally of its intention to take any such action (and, to the Knowledge of the Company, no such Material Customer is contemplating such an action).

(b)    Section 4.23(b) of the Company Disclosure Letter sets forth a list of the Company’s and each of its Subsidiaries’ top ten (10) suppliers and vendors of goods and services to the Company and its Subsidiaries (individually or in the aggregate) as measured by the dollar amount of purchases therefrom, for the twelve (12) months ended April 30, 2021 (the “Material Suppliers”), showing the total purchases by the Company and/or its Subsidiaries from each such Material Supplier, during such period. During the past twelve (12) months from the date hereof, no Material Supplier has (i) terminated or materially reduced its business or relationship with the Company or any of its Subsidiaries or otherwise materially and adversely modified its relationship or terms with the Company or any of its Subsidiaries or (ii) notified the Company or any of its Subsidiaries in writing, to the Knowledge of the Company, orally of its intention to take any such action (and, to the Knowledge of the Company, no such Material Supplier is contemplating such an action).

Section 4.24    Absence of Certain Business Practices.

(a)    During the past five (5) years: (i) the Company, its Subsidiaries, its and their respective directors, officers, managers, employees and, to the Knowledge of the Company, agents and third-party representatives, in each case acting on behalf of the Company or any of its Subsidiaries, have been in compliance with all applicable Specified Business Conduct Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and any other applicable Laws relating to bribery or corruption; and (ii) the Company, its Subsidiaries and, its and their respective directors, officers, managers and employees, have not (A) been convicted of violating any applicable Specified Business Conduct Laws, including the FCPA and any other applicable Law relating to bribery or corruption; (B) been subject to any investigation, inquiry or enforcement proceeding by any Governmental Entity regarding any offense or alleged offense under any applicable Specified Business Conduct Laws, including the FCPA and any other applicable Law relating to bribery or corruption; or (C) received written or, to the Knowledge of the Company, oral notice from any Governmental Entity, or made a voluntary, mandatory or directed disclosure to any Governmental Entity, relating to any actual or alleged violation of any applicable Specified Business Conduct Laws, including the FCPA and any other applicable Law relating to bribery or corruption. During the past five (5) years, the Company and each of its Subsidiaries has maintained and enforced policies and procedures reasonably designed to promote compliance with Specified Business Conduct Laws.

(b)    None of the Company, its Subsidiaries, any of its or their respective directors and officers nor, to the Knowledge of the Company, their respective employees, agents or third-party representatives, in each case acting on behalf of the Company or any of its Subsidiaries, is currently or has been, during the past five (5) years, (i) organized, resident (at the time of employment with, or engagement by, the Company or any of its Subsidiaries), operating or located in a country or region that is or, as of the date of determination, was, the subject or target of any comprehensive embargo under Sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria, the Government of Venezuela, and the Crimea region of Ukraine); (ii) identified on a Sanctions-related list of designated nationals or other blocked persons, including, but not limited to, the Specifically Designated Nationals and Blocked Persons List maintained by OFAC, or owned or controlled by such Person; or (iii) otherwise the subject or target of any Sanctions or export-related restrictions administered by OFAC, Commerce, State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, or other relevant authority.

(c)    During the past five (5) years, (i) the Company, its Subsidiaries and, to the Knowledge of the Company, its and their directors, officers, employees, agents and third-party representatives, in each case acting on behalf of the Company or any of its Subsidiaries, have been in compliance in all material respects with all applicable Anti-Money Laundering Laws, including, but not limited to, any registration, recordkeeping, and reporting requirements; (ii) the Company and each of its Subsidiaries has maintained a written compliance program, including, but not limited to, policies and procedures, reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and to prevent money laundering or terrorism financing; (iii) the anti-money laundering compliance programs of the Company and its Subsidiaries is subject to regular audits to ensure the effectiveness of the anti-money laundering compliance program; (iv) the Company and each of its Subsidiaries is subject to examination by appropriate Governmental Entities to ensure compliance with Anti-Money Laundering Laws; and (v) neither the Company nor any of its Subsidiaries has: (x) been notified of a material weakness or deficiency of its anti-money laundering program by an auditor or Governmental Entity; (y) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual or potential violation of any Anti-Money Laundering Law; or (z) been a party to or the subject of any pending or, to the Knowledge of the Company, been threatened in writing with a Legal Proceeding or, to the Knowledge of the Company, investigation by or before any Governmental Entity related to any actual or potential violation of any Anti-Money Laundering Law.

(d)    None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any officer, or employee of any of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact that must be disclosed to any Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Law that would reasonably be expected to be material to the Company and its Subsidiaries (individually or taken as a whole).

Section 4.25    Product Liability. During the past three (3) years, (a) each product and service offering manufactured or sold by the Company or any of its Subsidiaries has been manufactured or sold in material conformity with all contractual commitments, to the extent applicable; (b) neither the Company nor any of its Subsidiaries has, as of the date hereof, incurred any material obligations for replacement or repair of any of their products or service offerings or other damages in connection therewith; (c) there are no existing or, to the Knowledge of the Company, threatened, product warranty, product liability or product recall or similar claims involving any of the products of the Company or any of its Subsidiaries as of the date hereof; and (d) there have been no product recalls of any of the products of the Company or any of its Subsidiaries as of the date hereof.

Section 4.26    Required Vote. The consent of each Written Consent Party is the only vote of the holders of Company Interests, including any class of Company Preferred Stock, that is required to approve this Agreement and the Transactions (including, for the avoidance of doubt, the Repurchase), including, for the avoidance of doubt, pursuant to the DGCL and the Governance Documents of the Company.

Section 4.27    Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V OR THE TRANSACTION AGREEMENTS, NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE, IN EACH CASE SOLELY IN RESPECT OF TRANSACTIONS, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY (A) AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS OR (B) AS TO THE WARRANT ACCOUNTING ISSUE OR ANY FACT OR CIRCUMSTANCE THAT MAY EXIST, OR ANY ACTION ANY PERSON TAKES, OMITS TO TAKE, OR HAS TAKEN OR OMITTED TO TAKE, IN EITHER CASE AS MAY BE RELATED TO, ARISE OUT OF, OR BE IN CONNECTION WITH, THE WARRANT ACCOUNTING ISSUE. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR, SOLELY IN RESPECT OF THE TRANSACTIONS, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY INTEREST HOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT, FIRST MERGER SUB AND SECOND MERGER SUB TO THE COMPANY IN ARTICLE V; AND (B) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB NOR, SOLELY IN RESPECT OF THE TRANSACTIONS, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY INTEREST HOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT, FIRST MERGER SUB OR SECOND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT OR THE TRANSACTION AGREEMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF

OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V OF THIS AGREEMENT AND THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.27, CLAIMS AGAINST PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR, SOLELY IN RESPECT OF THE TRANSACTIONS, ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE V OR THE TRANSACTION AGREEMENTS BY SUCH PERSON.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT,

FIRST MERGER SUB AND SECOND MERGER SUB

Except (a) as set forth in the letter dated as of the date of this Agreement and delivered by Parent, First Merger Sub and Second Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article V, (b) as may relate to, arise out of, or be in connection with the Warrant Accounting Issue, or (c) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors”, “Qualitative Disclosures About Market Risk” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 5.1    Organization and Qualification.

(a)    Each of Parent, First Merger Sub and Second Merger Sub is a company duly incorporated or organized, validly existing and in good standing under the Laws of the State of Delaware, and as of immediately prior to the Closing, will be a company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)    Each of Parent, First Merger Sub and Second Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted, except as would not be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

(c)    None of Parent, First Merger Sub or Second Merger Sub are in violation of any of the provisions of their respective Charter Documents.

(d)    Each of Parent, First Merger Sub and Second Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent, First Merger Sub and Second Merger Sub to enter into this Agreement or consummate the Transactions.

Section 5.2    Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than First Merger Sub and Second Merger Sub. Neither First Merger Sub nor Second Merger Sub has any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations incident to this Agreement. Each of First Merger Sub and Second Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions, and except as contemplated by this Agreement will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its respective formation. Second Merger Sub has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes, and no election has been made or will be made to treat Second Merger Sub as a corporation for federal and applicable state or local income Tax purposes.

Section 5.3    Capitalization.

(a)    As of the date of this Agreement: (i) one million (1,000,000) preferred shares of Parent, par value $0.0001 per share (“Parent Preferred Stock”) are authorized and no shares are issued and outstanding; (ii) two hundred million (200,000,000) Class A common shares of Parent, par value $0.0001 per share (“Parent Class A Common Stock”), are authorized and twenty-five million three hundred seventy-six thousand five hundred ninety-eight (25,376,598) are issued and outstanding; (iii) twenty million (20,000,000) Class B common shares of Parent, par value $0.0001 per share (“Parent Class B Common Stock” and, together with the Parent Preferred Stock and the Parent Class A Common Stock, the “Parent Shares”), are authorized and six million three hundred forty-four thousand one hundred fifty (6,344,150) are issued and outstanding; (iv) five million one hundred thousand two hundred fourteen (5,100,214) warrants to purchase one share of Parent Class A Common Stock issued pursuant to a private placement (the “Private Placement Warrants”) are outstanding; and (v) six million three hundred forty-four thousand one hundred fifty (6,344,150) warrants to purchase one share of Parent Class A Common Stock that are publicly traded (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Class A Common Stock, Parent Class B Common Stock, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(b)    The authorized capital stock of First Merger Sub consists of one thousand (1,000) shares of common stock, par value $0.0001 per share (the “First Merger Sub Common Stock”). As of the date hereof, one thousand (1,000) shares of First Merger Sub Common Stock are issued and outstanding. All outstanding shares of First Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent.

(c)    As of the date hereof, all outstanding membership interests of Second Merger Sub have been duly authorized, validly issued and are not subject to preemptive rights and are held by Parent.

(d)    Except for the Parent Warrants and the Subscription Agreements, as of the date of this Agreement, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent, First Merger Sub or Second Merger Sub is a party or by which any of them is bound obligating Parent, First Merger Sub or Second Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests or other interest or participation in Parent, First Merger Sub or Second Merger Sub.

(e)    Each Parent Share, share of First Merger Sub Common Stock, Second Merger Sub membership interest and Parent Warrant: (i) has been issued in compliance in all material respects with (A) applicable Law and (B) the Governance Documents of Parent, First Merger Sub or Second Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Governance Documents of Parent, First Merger Sub or Second Merger Sub, as applicable or any Contract to which any of Parent, First Merger Sub or Second Merger Sub is a party or otherwise bound by including the Trust Agreement.

(f)    All outstanding shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens and Liens arising pursuant to applicable securities laws).

(g)    Subject to obtaining the Requisite Parent Stockholder Approval, the shares of Parent Class A Common Stock and Parent Class V Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other Parent Stockholder and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities laws and the Governance Documents of Parent (including, without limitation, the Investor Rights Agreement)).

(h)    Each holder of any shares of Class B Common Stock initially issued to the Sponsor in connection with Parent’s initial public offering has agreed:

(i)    (a) to vote all of such Parent Shares in favor of approving the Transactions; and (b) to refrain from electing to redeem any of such Parent Shares pursuant to Parent’s Charter Documents.

(ii)    Except as set forth in Parent’s Governance Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other similar agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

Section 5.4    Authority Relative to this Agreement. Each of Parent, First Merger Sub and Second Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Mergers). The execution, delivery and performance by Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent, First Merger Sub and Second Merger Sub of the Transactions (including the Mergers), have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Parent, First Merger Sub and Second Merger Sub, and no other proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the Transactions, other than, in each case obtaining the Requisite Parent Stockholder Approval. This Agreement has been and the other Transaction Agreements to which each of them is a party will be duly and validly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties (assuming any such agreement constitutes a legal, valid and binding obligation of the counterparties thereto), constitute the legal and binding obligations of Parent, First Merger Sub and Second Merger Sub (as applicable), enforceable against Parent, First Merger Sub and Second Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by the Remedies Exception.

Section 5.5    No Conflict; Required Filings and Consents.

(a)    Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5(b), neither the execution, delivery nor performance by Parent, First Merger Sub and Second Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming the Requisite Parent Stockholder Approval is obtained) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents; (ii) violate any applicable Law to which Parent, First Merger Sub and Second Merger Sub are subject or by which any of their properties or assets are bound; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contracts, except, with respect to clause (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    The execution and delivery by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any action by, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificates of Merger in accordance with the DGCL and DLLCA, as applicable; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act or any similar foreign Law and the expiration of the required waiting period thereunder; and (iv) where the failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent the consummation of the Mergers.

Section 5.6    Compliance; Permits. Except as set forth on Section 5.6 of the Parent Disclosure Letter, since its incorporation or organization, as applicable, each of Parent, First Merger Sub and Second Merger Sub has complied in all material respects with and has not been in violation of any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, other than, in each case, as may relate to, arise out of or be in connection with the Warrant Accounting Issue. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written or, to the Knowledge of Parent, oral notice of non-compliance with any applicable Law has been received from any Governmental Entity by any of Parent, First Merger Sub or Second Merger Sub, other than, in each case, as may relate to, arise out of or be in connection with the Warrant Accounting Issue. Each of Parent, First Merger Sub and Second Merger Sub is in possession of all Permits necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Permits would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

Section 5.7    Parent SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a)    Except as set forth on Section 5.7(a) of the Parent Disclosure Letter, Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). The Parent SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, other than, in each case, as may relate to, arise out of or be in connection with the Warrant Accounting Issue. The Parent SEC Reports did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that Parent may have improperly accounted for its outstanding Parent Warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (together with any deficiencies in disclosure (including, without limitation, with respect to internal control over financial reporting or disclosure controls and procedures) arising from the treatment of such Parent Warrants as equity rather than liabilities, the “Warrant Accounting Issue”). Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NYSE.

(b)    The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X promulgated under the Securities Act (“Regulation S-X”) or Regulation S-K promulgated under the Securities Act (“Regulation S-K”) Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes, or the inclusion of limited notes, and other presentation items for normal year-end adjustments to the extent permitted by Regulation S-X or Regulation S-K, as applicable, other than, in each case, as may relate to, arise out of or be in connection with the Warrant Accounting Issue. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c)    There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Parent or its Subsidiaries of the nature required to be disclosed or reserved for in a balance sheet prepared in accordance with GAAP, (x) except, in each case, as may relate to, arise out of or be in connection with the Warrant Accounting Issue and (y) except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports; (b) that have arisen since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the Parent SEC Reports in the ordinary course of the operation of business of Parent; (c) incurred in connection with the Transactions; (d) that will be discharged or paid off prior to or at the Closing; or (e) that would not be material to the business of Parent and its Subsidiaries, taken as a whole.

Section 5.8    Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2020, there has not been: (a) any Parent Material Adverse Effect or (b) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Company.

Section 5.9    Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity: (a) challenging or seeking to enjoining, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

Section 5.10    Business Activities. Since their respective dates of formation or incorporation, as applicable, none of Parent, First Merger Sub or Second Merger Sub has conducted any business activities other than activities: (a) in connection with or ancillary to its organization, including activities customary for the formation and operation of special purpose acquisition companies; (b) directed toward or incidental to the accomplishment of a business combination; or (c) required by Law. Except as set forth in Parent’s Charter Documents, there is no Contract or Order binding upon Parent, First Merger Sub or Second Merger Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which would not reasonably be expected to be material to Parent. Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Parent nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Except for this Agreement, the Trust Agreement, the Transaction Agreements, and the Contracts set forth on Section 5.10 of the Parent Disclosure Letter, neither Parent, First Merger Sub nor Second Merger Sub are party to any Contract with any other Person that would require payments by Parent, First Merger Sub or Second Merger Sub in excess of twenty-five thousand dollars ($25,000) monthly or two hundred fifty thousand dollars ($250,000) in the aggregate.

Section 5.11    Parent Material Contracts. Section 5.11 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which Parent, First Merger Sub or Second Merger Sub is party, including Contracts by and among Parent, First Merger Sub or Second Merger Sub, on the one hand, and any director, officer, stockholder or Affiliate of such Parties (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to any Parent SEC Report or listed on Section 5.10 of the Parent Disclosure Letter.

Section 5.12    Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on The New York Stock Exchange (“NYSE”) under the symbol “VPCC.U”. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “VPCC”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “VPCC WS”. Parent has not been notified by NYSE that it does not comply with any NYSE listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the NYSE continued listing rules. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by NYSE or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Common Stock or Parent Warrants or terminate the listing of the Parent Units, the shares of Parent Class A Common Stock or Parent Warrants on NYSE, other than Legal Proceedings where a compliance extension or ability to remedy is available under applicable Law. None of Parent or any of its Affiliates has taken any action in an attempt to intentionally terminate the registration of the Parent Units, the Parent Class A Common Stock or Parent Warrants under the Exchange Act.

Section 5.13    PIPE Investment Amount. Parent has delivered to the Company true, accurate and complete copies of each of the subscription agreements (the “Subscription Agreements”) entered into by Parent with the PIPE Investors, pursuant to which the PIPE Investors have committed to provide equity financing to Parent in the aggregate amount of two hundred ten million dollars ($210,000,000) (the “PIPE

Investment Amount”). To Parent’s Knowledge, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified in any respect (it being understood that an assignment of any PIPE Investor’s rights and obligations in accordance with the terms of the applicable Subscription Agreement or any action permitted by Section 7.20 shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification is contemplated by Parent, except in each case for such assignments of subscription obligations contemplated by or permitted by the Subscription Agreements or permitted by Section 7.20. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor, subject to the Remedies Exception. Except as set forth on Section 5.13 of the Parent Disclosure Letter, there are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Parent does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any material term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

Section 5.14    Trust Account.

(a)    As of the date hereof, Parent has two hundred fifty-three million seven hundred seventy-seven thousand eight hundred fifty dollars and forty-three cents ($253,777,850.43) in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”), effective as of March 4, 2021, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”), for the benefit of the Parent Public Stockholders, with such funds invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.

(b)    The Trust Agreement has not been amended or modified in any material respect and, to the Knowledge of Parent with respect to the Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by the Remedies Exception. Parent has performed all material obligations required to be performed by it as of the date hereof under, and complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than (x) Parent Stockholders who elect to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Charter Documents, including pursuant to the Parent Stockholder Redemptions, (y) the underwriters of Parent’s initial public offering with respect to any deferred underwriting compensation and (z) Parent with respect to income earned on the proceeds in the Trust Account in order to pay Taxes in accordance with Parent’s Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account and Tax obligations; (B) in accordance with the Trust Agreement; and (C) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s

Charter Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Charter Documents in effect as of immediately prior to the adoption of the Parent A&R Charter and Parent A&R Bylaws shall terminate and, as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Charter Documents in effect as of immediately prior to the adoption of the Parent A&R Charter and Parent A&R Bylaws to dissolve and liquidate the assets of Parent by reason of the consummation of the Transactions contemplated hereby. To Knowledge of Parent, as of the date hereof, following the Effective Time, none of the Parent Stockholders shall be entitled to receive any amount from the Trust Account except to the extent such Parent Stockholder is exercising a Parent Stockholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Parent does have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent on the Closing Date.

Section 5.15    Taxes.

(a)    All income and other material Tax Returns filed or required to be filed by Parent and its Subsidiaries have been timely filed (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects, and accurately reflect all liability for Taxes of Parent and its Subsidiaries for the periods covered thereby. Parent and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)    Each of Parent and its Subsidiaries has timely paid all income and other material Taxes in full which are due and payable by it (whether or not shown as due on any Tax Return). Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable for periods covered by the financial statements of Parent have been properly accrued and adequately disclosed on the financial statements of Parent in accordance with GAAP.

(c)    Parent and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes and all Taxes required by applicable Law to be withheld by Parent and its Subsidiaries have been withheld and paid over to the appropriate Governmental Entity in all material respects.

(d)    Parent and its Subsidiaries have properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(e)    No deficiency for Taxes has been asserted or assessed in writing by any Governmental Entity against Parent or any of its Subsidiaries, which deficiency has not been paid in full or finally resolved with no payment due. No audit or other Legal Proceeding by any Governmental Entity is currently pending or threatened in writing against Parent or any of its Subsidiaries with respect to Taxes; nor has Parent or any of its Subsidiaries been the subject of any such audit or other Legal Proceeding within the past five (5) years. There are no requests for rulings or determinations in respect of any Tax pending between the Parent or its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand.

(f)    There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of Parent or its Subsidiaries.

(g)    There are no Tax indemnification agreements, Tax sharing agreements or similar agreements under which Parent or its Subsidiaries could be liable after the Closing Date for the Tax liability of any Person other than Parent and its Subsidiaries (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease).

(h)    Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code in the past two (2) years.

(i)    None of Parent nor any of its Subsidiaries has entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)    Parent (i) has no liability for the Taxes of another Person (other than its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor or by Contract (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease); and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, or non-U.S. local income Tax purposes, other than a group the common parent of which was and is Parent.

(k)    None of Parent nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity, which extension is still in effect, and neither Parent nor any of its Subsidiaries has requested, granted, or become the beneficiary of any extension or waiver of any statute of limitations period with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired. Parent and its Subsidiaries are not presently contesting any Tax liability before any taxing authority or other Governmental Entity.

(l)    Neither Parent nor any of its Subsidiaries has ever had a permanent establishment and has never been subject to income Tax, in a jurisdiction outside the country of its organization.

(m)    Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in or use of an improper method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); (iii) a prepaid amount received or deferred revenue accrued prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Tax law) with respect to a transaction consummated prior to the Closing; (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law executed prior to the Closing; or (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (3) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (4) any inclusion under Section 965 of the Code.

(n)    Neither Parent nor any of its Subsidiaries has any unpaid liability under Section 965(a) of the Code.

(o)    No claim has been made in writing to the Parent or any of its Subsidiaries by any Governmental Entity in a jurisdiction in which Parent or such Subsidiary does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(p)    Neither Parent nor any of its Subsidiaries is or has ever been at any time during the five-year period ending on the Closing Date, a United States real property holding corporation within the meaning of Section 897(2) of the Code.

(q)    Parent and its Subsidiaries have (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

Section 5.16    Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Merger Materials will, at the date mailed to the Parent Stockholders or at the time of the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Merger Materials; or (b) any projections or forecasts included in the Merger Materials.

Section 5.17    Board Approval; Stockholder Vote. The board of directors of Parent and First Merger Sub (including any required committee or subgroup of the board of directors of Parent or First Merger Sub, as applicable) and the sole member of Second Merger Sub have, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the Parent Stockholders or the stockholders of First Merger Sub (as applicable) and the sole member of Second Merger Sub. Other than obtaining the Requisite Parent Stockholder Approval, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 5.18    Brokers. Except as set forth on Section 5.18 of the Parent Disclosure Letter, other than fees or commissions for which Parent will be solely responsible, none of Parent, First Merger Sub, Second Merger Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 5.19    Indebtedness. Section 5.19 of the Parent Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and its Subsidiaries.

Section 5.20    Founder Holder Agreement. Parent has delivered to the Company a true, correct and complete copy of the Founder Holder Agreement. The Founder Holder Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. The Founder Holder Agreement is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each other party thereto (in each case, subject to the Remedies Exception) and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Founder Holder Agreement violates any material provision of, or results in the material breach of or material default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Founder Holder Agreement.

Section 5.21    Disclaimer of Other Warranties. PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV OR IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE, IN EACH CASE SOLELY IN RESPECT OF THE TRANSACTIONS, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR, SOLELY IN RESPECT OF THE TRANSACTIONS, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), THE COMPANY OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR, SOLELY IN RESPECT OF THE TRANSACTIONS, THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT, FIRST MERGER SUB AND SECOND MERGER SUB IN ARTICLE IV OR IN THE TRANSACTION AGREEMENTS; AND (B) EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV OR IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, OR, SOLELY IN RESPECT OF THE TRANSACTIONS, THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT OR THE TRANSACTION AGREEMENTS. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND THE REPRESENTATIONS AND

WARRANTIES IN THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.21, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON UNDER THIS AGREEMENT OR OTHERWISE SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV OR IN THE TRANSACTION AGREEMENTS BY SUCH PERSON.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

Section 6.1    Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (such period, the “Interim Period”), the Company shall, and shall cause each of its Subsidiaries to, (A) carry on their respective businesses in the ordinary course consistent with past practice and in material compliance with applicable Law and company policies, and (B) use commercially reasonable efforts to maintain and preserve their respective businesses, material assets and organizations intact, retain their respective present officers and maintain and preserve their respective goodwill and relationships with customers, suppliers, employees (other than employee terminations in the ordinary course of business), licensors, Governmental Entities, creditors and others having business relations with such Persons, except in each case: (a) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed); (b) as expressly contemplated by this Agreement, the Recapitalization or Section 6.1 of the Company Disclosure Letter; or (c) as required by applicable Law or Governmental Entity. Notwithstanding anything to the contrary contained herein, to the extent the Company or any of its Subsidiaries takes or fails to take any commercially reasonable action directly in response to any COVID-19 Measures, including the establishment of any commercially reasonable policy, procedure or protocol, such action or failure to act shall not be deemed to constitute an action taken in violation or breach of Section 6.1(a) through (w) so long as, in each instance, prior to taking or omitting to take any such action that would otherwise violate or breach this Section 6.1, the Company provides Parent with advance notice of such anticipated action and, with respect to taking or omitting to take any action that would violate or breach clauses (a), (c), (d), (e), (f), (h), (m), (n) or (w) (solely as clause (w) pertains to the foregoing clauses), receives Parent’s prior written consent (which may be given or withheld in its sole discretion). Without limiting the generality of the foregoing, except as required or expressly contemplated by the terms of this Agreement or as set forth on Section 6.1 of the Company Disclosure Letter, or as required by applicable Law, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries not to, do any of the following:

(a)    except as otherwise required by any existing Benefit Plan, this Agreement or applicable Law: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, officer, director, independent contractor or other individual service provider of the Company or any of its Subsidiaries whose annual base salary (or annual base wages or annual fees) would exceed three hundred thousand dollars ($300,000) after any increase (other than as permitted by subclause (vi) below or new hires pursuant to subclause (v) below); (ii) grant, pay or increase any severance, change in control, deferred compensation, retention, equity or equity-based or other similar payment or benefit (other than as permitted by subclause (vi) below) to any current or former employee, officer, director, independent contractor or other individual service provider of the Company or any of its Subsidiaries (other than new hires pursuant to subclause (v) below, or severance, change in control, deferred compensation, retention, equity or equity-based payments or benefits granted or paid to current employees or officers of the Company or any of its Subsidiaries that do not exceed one hundred fifty thousand dollars ($150,000) per Person); (iii) enter into, commence participation in, adopt, establish, modify, amend or terminate any Benefit Plan or any compensation or benefit plan, policy, program, agreement, trust or arrangement that would have constituted a Benefit Plan if it had been in effect on the date of this Agreement (other than annual renewal of group health and welfare plans in the ordinary course of business consistent with past practice that does not result in a material increase in cost to the Company or any of its Subsidiaries); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Benefit Plan or otherwise; (v) make employment offers, hire or terminate (other than for cause) any employee or any other individual who is providing or will provide services to the Company or any of its Subsidiaries, other than any employment offers, hires or terminations of employees with an annual cash compensation (including salary and bonus) of less than four hundred thousand dollars ($400,000) in the ordinary course of business consistent with past practices; or (vi) commit to make equity grants under the LTIP or Employee Stock Purchase Plan, other than commitments in the ordinary course of business (subject in each case to the approval by Parent’s compensation committee following the Closing of any such equity grants) (such commitments, “Interim LTIP/ESPP Commitments”);

(b)    transfer, sell, assign, license, sublicense, encumber, impair, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any Lien, fail to diligently maintain, or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Owned Intellectual Property or Licensed Intellectual Property, in each case other than non-exclusive licenses to any Owned Intellectual Property granted by the Company or any of its Subsidiaries to customers in the ordinary course of business consistent with past practices;

(c)    (i) make, declare, set aside, establish a record date for or pay any dividend or distribution (whether in cash, stock or property) in respect of any securities of the Company or any of its Subsidiaries; (ii) other than the Recapitalization, effect any recapitalization, reclassification, split or other change in the securities, equity capitalization or capital structure of the Company or any of its Subsidiaries; (iii) except in connection with the exercise of any Company Option or Company Warrant outstanding as of the date of this Agreement in accordance with its terms, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any shares of capital stock or other securities or securities convertible into, exchangeable for or otherwise relating to shares of capital stock or other securities of the Company or any of its Subsidiaries (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities), or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of capital stock or other securities or securities convertible into, exchangeable for or otherwise relating to shares of capital stock or other securities of the Company or any of its Subsidiaries (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities), or adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other securities or securities convertible into, exchangeable for or otherwise relating to shares of capital stock or other securities of the Company or any of its Subsidiaries (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities); or (iv) except (x) in connection with the withholding of shares to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms of such equity awards and (y) the Company’s repurchase of Company Interests from employees of the Company upon the termination or resignation of such employee (in each case of subclause (y), pursuant to contractual rights of the Company existing as of the date hereof and for a price no greater than the then-current fair market value of such Company Interest, which repurchases do not, individually or in the aggregate, exceed five million dollars ($5,000,000)), repurchase, redeem, retire or otherwise acquire, or offer to repurchase, redeem, retire or otherwise acquire, for value any shares of capital stock or other securities or securities convertible into, exchangeable for or otherwise relating to shares of capital stock or other securities of the Company or any of its Subsidiaries (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities);

(d)    other than the Recapitalization, amend, supplement or otherwise change or modify any Governance Documents of the Company or any of its Subsidiaries, or authorize or propose the same, or form or establish any Subsidiary;

(e)    (i) merge, consolidate or combine with, or acquire or agree to acquire (whether by merging or consolidating with, purchasing or acquiring any equity interest in or a material portion of the assets of, or by any other manner), any non-natural Person or business or any corporation, partnership, association or other business organization or division thereof, form any non-wholly owned Subsidiary or joint venture;

(f)    sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, any assets or properties, other than non-exclusive licenses to any Owned Intellectual Property granted by the Company or any of its Subsidiaries to customers in the ordinary course of business;

(g)    disclose any Trade Secrets (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use and non-disclosure) or any source code to any Person;

(h)    (i) issue or sell, or authorize the issuance or sale of, any debt securities or rights to acquire any debt securities of any of the Company or any of its Subsidiaries or guarantee any debt securities of another Person; (ii) make, incur, create, assume or otherwise become liable for any Indebtedness, loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of (in each case, directly, contingently or otherwise), any Person, except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement, in each case set forth on Section 6.1(h) of the Company Disclosure Letter; (iii) create or permit the creation of (whether by action or omission) any Liens on any material property or assets of the Company or any of its Subsidiaries (other than Permitted Liens); (iv) fail to comply with the terms of the Existing Financing Agreement, or take any action, or omit to take any action, that would constitute or result in a default or event of default under or breach of the Existing Financing Agreement; (v) cancel or forgive any Indebtedness owed to the Company or any of its Subsidiaries; or (vi) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice of less than five hundred thousand dollars ($500,000), individually, or one million dollars ($1,000,000), in the aggregate;

(i)    commence, release, assign, compromise, settle or agree to settle, or waive any rights under, any Legal Proceeding (i) material to the Company, any of its Subsidiaries or any of their respective properties, assets, businesses or goodwill, (ii) against or by any Governmental Entity, equity holders, or any creditors, officers, directors, licensors, Material Customers or Material Suppliers, (iii) which would subject the Company to any non-monetary obligation or (iv) involving monetary obligations of the Company in excess of five hundred thousand dollars ($500,000);

(j)    (i) except in the ordinary course of business consistent with past practices: (A) modify, amend, terminate or allow the termination of, in each case in a manner that is adverse to the Company, any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; or (C) waive, delay the exercise of, release or assign or permit the assignment of any material rights or claims under any Company Material Contract; or (ii) incur or enter into a Contract requiring the Company or any of its Subsidiaries to pay in excess of one million dollars ($1,000,000) in any twelve (12)-month period;

(k)    except as required by GAAP or applicable Law, make any material change in accounting methods, principles or practices or revalue any material assets of the Company or any of its Subsidiaries;

(l)    (i) make, change or rescind any income or other material Tax election; (ii) settle or compromise any claim, Legal Proceeding, investigation, audit or controversy with a Governmental Entity relating to Taxes; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any amended Tax Return; (v) consent to, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued; (vi) knowingly surrender any claim for a refund of Taxes; (vii) fail to pay any income or other material Tax that becomes due and payable (including estimated payments); (viii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity, (ix) incur any Taxes outside of the ordinary course of business or (x) file any income or other material Tax Return inconsistent with past practice;

(m)    authorize, agree to, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution, merger, winding-up or other reorganization of the Company or any of its Subsidiaries;

(n)    subject to clauses (a) and (c) above, enter into, modify, amend, terminate, or allow the termination of (other than terminations in the ordinary course pursuant to the terms of such Contracts), or waive, delay the exercise of, release or assign or permit the assignment of, in each case in any manner, any Contract, agreement, transaction or other arrangement with, or pay, distribute, guarantee or advance any amounts, assets or property to, any of the Company’s or any of its Subsidiaries’ respective officers, directors, employees, partners, equityholders, Insiders, other Affiliates or any Affiliate of the foregoing, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Section 6.1(n) of the Company Disclosure Letter as existing on the date of this Agreement;

(o)    enter into (i) a new line of business or (ii) any agreement that materially restricts the ability of the Company or any of its Subsidiaries to engage in or refrain from engaging in any activity or to engage or compete in, or enter into, any line of business or any geographic location;

(p)    announce, implement or effect any layoffs, furloughs, hours reduction, reduction in force, mass lay off, early retirement program, severance program or other program or effort concerning the termination of employees or individual service providers of the Company or any of its Subsidiaries, including, but not limited to, any reduction in force, mass lay off, early retirement program, severance program or other program, plant closings or effort concerning the termination of employees, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Company or any of its Subsidiaries under WARN or any similar state, local or foreign Law;

(q)    voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its assets and properties;

(r)    except as required by Law, (i) recognize any labor union, works council, or other labor organization as the bargaining representative of any employee or (ii) enter into, modify, or terminate any collective bargaining agreement or other Contract with a labor union, works council, or other labor organization;

(s)    apply for or receive any relief under (i) the CARES Act or any other applicable Law or program of any Governmental Entity designed to provide relief related to COVID-19 or (ii) any Payroll Tax Executive Order;

(t)    fail to comply with applicable Law or Permit in any material respects;

(u)    file, amend, in any material respect, or withdraw any filing with a Governmental Entity that requires the submission of information by or about Parent;

(v)    other than in the ordinary course of business consistent with past practice, intentionally delay or postpone payment of any accounts payable or commissions or any other liability, or enter into any agreement or negotiation with any party to extend the payment date of any accounts payable or commissions or any other liability, or accelerate sales or the collection of (or discount) of any accounts or notes receivable or otherwise change their cash management practices; or

(w)    agree, commit, authorize or resolve (in writing or otherwise) to take any of the actions (for the avoidance of doubt, other than actions that are expressly permitted by this Section 6.1) described in Section 6.1(a) through (v) above.

(x)    Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses. However, notwithstanding anything in this Agreement the contrary, and for the avoidance of doubt, other than (a) as expressly contemplated by this Agreement, the Recapitalization or Section 6.1 of the Company Disclosure Letter, (b) as required by applicable Law or Governmental Entity or (c) as otherwise expressly permitted by this Section 6.1, the Parties hereto acknowledge and agree that neither the Company nor any of its Subsidiaries shall take any action prohibited by any of Section 6.1(a), (c), (d), (e), (f), (h), (m), (n) or (w) (solely as subclause (w) pertains to the foregoing subclauses) without the prior written approval of Parent.

Section 6.2    Conduct of Business by Parent, First Merger Sub and Second Merger Sub. During the Interim Period, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), as contemplated by this Agreement (including as contemplated by the PIPE Investment), the Founder Holder Agreement, the Repurchase Agreement or Section 6.2 of the Parent Disclosure Letter or as required by applicable Law, Governmental Entity or stock exchange requirements. Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement, the Transaction Agreements (including as contemplated by the PIPE Investment) or Section 6.2 of the Parent Disclosure Letter or as required by applicable Law, Governmental Authority or stock exchange requirements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a)    declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization, other than the Founder Holder Class B Conversion;

(b)    other than in connection with the Parent Stockholder Redemption, the Repurchase or as otherwise required by Parent’s Charter Documents, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c)    other than as set forth in the Subscription Agreements, the Founder Holder Agreement or as contemplated by the Founder Holder Class B Conversion, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d)    amend or otherwise change or modify any of its Governance Documents (other than as contemplated by the Founder Holder Agreement or as may be needed to resolve the Warrant Accounting Issue in accordance with Section 7.28), or form or establish any Subsidiary (other than First Merger Sub and Second Merger Sub pursuant to this Agreement);

(e)    (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets, or enter into any joint ventures, strategic partnerships or alliances;

(f)    incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition, in each case, except in the ordinary course of business consistent with past practice; provided, however, that Parent shall be permitted to incur Indebtedness from its Affiliates and stockholders in order to meet its reasonable capital requirements or ordinary course administrative costs and expenses and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of the Transactions, with any such loans to be made only as reasonably required by the operation of Parent in due course on arm’s length terms and conditions and repayable at Closing and in any event in an aggregate amount not to exceed five hundred thousand dollars ($500,000);

(g)    release, assign, compromise, settle or agree to settle any Legal Proceeding, other than responses to requests from the Financial Industry Regulatory Authority or other similar regulatory bodies in the ordinary course;

(h)    except as required by GAAP or applicable Law, make any change in accounting methods, principles or practices;

(i)    (i) make, change or rescind any income or other material Tax election (other than in the ordinary course for a newly formed entity) (ii) settle or compromise any claim, Legal Proceeding, investigation, audit or controversy with a Governmental Entity relating to Taxes; (iii) change (or request to change) any method of accounting for Tax purposes (other than in the ordinary course for a newly formed entity); (iv) file any amended Tax Return; (v) consent to, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity;

(j)    create any material Liens on any material property or assets of Parent, First Merger Sub or Second Merger Sub;

(k)    liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent, First Merger Sub or Second Merger Sub;

(l)    commence, settle or compromise any Legal Proceeding that would reasonably be expected to be material to Parent, First Merger Sub or Second Merger Sub, taken as a whole;

(m)    enter into any new line of business;

(n)    amend the Trust Agreement or any other agreement related to the Trust Account;

(o)    pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners or stockholders, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements or commitments (or proposed agreements or commitments to be entered into prior to the Closing) publicly available in the Company’s filings on the SEC’s website through EDGAR, as set forth on Section 6.2(o) of the Parent Disclosure Letter or as required pursuant to their respective Governance Documents; or

(p)    agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2(a) through (o) above.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1    Company No Solicitation.

(a)    The Company will not, and will cause each of its Subsidiaries and its and their respective directors, officers and employees not to, and shall instruct and use its reasonable best efforts to cause the Company’s and its Subsidiaries’ other respective Representatives not to, directly or indirectly:

(i)    solicit, initiate, assist, knowingly encourage or facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than Parent or its Subsidiaries) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal or Company Acquisition Transaction;

(ii)    furnish, or afford access to (including through any virtual data room), any information regarding the Company, any of its Subsidiaries, or their respective businesses, operations, assets, liabilities, financial condition, books and records, prospects or employees to any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than to Parent or any of its Affiliates or Representatives) in connection with, for the purpose of assisting, soliciting, initiating, encouraging or facilitating, or in response to, or that would reasonably be expected to lead to, any Company Acquisition Proposal or Company Acquisition Transaction;

(iii)    enter into, continue, engage in or otherwise participate in any discussions or negotiations with any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than Parent or its Representatives) with respect to, any Company Acquisition Proposal or any Company Acquisition Transaction, or any agreement, arrangement or understanding (including any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal or Company Acquisition Transaction), or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal or Company Acquisition Transaction, or announce an intention to do so;

(iv)    approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle with respect to any Company Acquisition Proposal or Company Acquisition Transaction; or

(v)    release any third Person, or waive any provision of, any confidentiality agreement to which such Person is a party and which directly relates to a potential Company Acquisition Proposal or Company Acquisition Transaction.

(b)    If the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Representatives, receives a Company Acquisition Proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations, regarding or constituting a Company Acquisition Proposal or Company Acquisition Transaction or that is reasonably likely to lead to a Company Acquisition Proposal or Company Acquisition Transaction, then the Company shall promptly (and in no event later than forty eight (48) hours after receipt of such Company Acquisition Proposal or such inquiry, proposal, offer or request) notify Parent in writing of such Company Acquisition Proposal or such written inquiry, proposal, offer or request (which notification shall, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such Company Acquisition Proposal or such inquiry, proposal, offer or request and a copy of any such written Company Acquisition Proposal or such inquiry, proposal, offer or request (or, if not in writing, the material terms and conditions thereof)). The Company shall keep the Parent promptly informed of the status of any such Company Acquisition Proposals, inquiries, proposals, offers or requests.

(c)    Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause each of its Subsidiaries and its and their respective Affiliates and its and their respective directors, officers and employees, and shall instruct and use reasonable best efforts to cause the Company’s and its Subsidiaries’ other respective Representatives to (and the Written Consent Parties have acknowledged to the Company that they shall), immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than Parent or its Representatives) relating to any Company Acquisition Proposal or Company Acquisition Transaction made on, prior to or after the date hereof. The Company shall not, and shall cause its Subsidiaries and its and their respective Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company, any of its Subsidiaries or any of their respective Affiliates is a party.

(d)    Any violation of the restrictions contained in this Section 7.1 by any of the Company’s or any of its Subsidiaries’ respective Representatives shall be deemed to be a breach of this Section 7.1 by the Company.

Section 7.2    Parent No Solicitation.

(a)    Parent will not, and will cause each of its Subsidiaries and its and their respective directors, officers and employees not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly:

(i)    make, solicit, initiate, knowingly encourage or facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than the Company and its Representatives) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal or Parent Acquisition Transaction;

(ii)    furnish, or afford access to, (including through any virtual data room) any information that is not publicly available as of the date hereof or is made publicly available after the date hereof pursuant to applicable Law or stock exchange requirements, regarding Parent or its businesses, operations, assets, liabilities, financial condition, books and records, prospects or employees to any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than to Parent or any of its Affiliates or Representatives) in connection with, for the purpose of assisting, soliciting, initiating, encouraging or facilitating, or in response to, or that would reasonably be expected to lead to, any Parent Acquisition Proposal or Parent Acquisition Transaction;

(iii)    enter into, continue, engage in or otherwise participate in any discussions or negotiations with any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than the Company or its Representatives) with respect to, any Parent Acquisition Proposal or any Parent Acquisition Transaction, or any agreement, arrangement or understanding (including any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Parent Acquisition Proposal or Parent Acquisition Transaction), or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal or Parent Acquisition Transaction, or announce an intention to do so;

(iv)    approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle with respect to any Parent Acquisition Proposal or Parent Acquisition Transaction; or

(v)    release any third Person, or waive any provision of, any confidentiality agreement to which such Person is a party and which directly relates to a potential Parent Acquisition Proposal or Parent Acquisition Transaction.

(b)    If Parent or, to the Knowledge of Parent, any of its Representatives receives a Parent Acquisition Proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations, regarding or constituting a Parent Acquisition Proposal or Parent Acquisition Transaction or that is reasonably likely to lead to a Parent Acquisition Proposal or Parent Acquisition Transaction, then Parent shall promptly (and in no event later than forty eight (48) hours after its receipt of such Parent Acquisition Proposal or such inquiry, proposal, offer or request) notify the Company in writing of such Parent Acquisition Proposal or such inquiry, proposal, offer or request (which notification shall, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such request or Parent Acquisition Proposal and a copy of any such written Parent Acquisition Proposal or such written inquiry, proposal, offer or request (or, if not in writing, the material terms and conditions thereof)). Parent shall keep the Company promptly informed of the status of any such Parent Acquisition Proposals, inquiries, proposals, offers or requests.

(c)    Promptly following the execution and delivery of this Agreement, Parent shall, and shall instruct and cause each of its Affiliates and its and their respective directors, officers and employees, and shall use reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person “group” (as defined in the Exchange Act and the rules thereunder) (other than the Company or its Representatives) relating to any Parent Acquisition Proposal or Parent Acquisition Transaction made on, prior to or after the date hereof. Parent shall not, and shall cause its Subsidiaries not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which Parent or any of its Subsidiaries is a party.

(d)    Any violation of the restrictions contained in this Section 7.2 by any of Parent’s Representatives shall be deemed to be a breach of this Section 7.2 by Parent.

Section 7.3    Registration Statement; Proxy Statement.

(a)    As promptly as reasonably practicable following the date hereof, Parent shall, with the assistance, cooperation and reasonable best efforts of the Company, prepare and file a registration statement on Form S-4 or other applicable form (the “Registration Statement”), to be filed by Parent with the SEC and with all other applicable regulatory bodies, pursuant to which shares of Parent Common Stock issuable in the First Merger and the Rollover Restricted Stock will be registered with the SEC, which shall include a proxy statement in preliminary form of the type contemplated by Regulation 14A promulgated under the Exchange Act (the “Parent Proxy Statement”) in order to (x) provide the Parent Stockholders with the opportunity to elect to have their Parent Class A Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents (such elections made by the Parent Stockholders, the “Parent Stockholder Redemptions”); and (y) facilitate the solicitation by Parent of proxies from the holders of the shares of Parent Common Stock and, subject to the Company’s election pursuant to Section 7.28, the holders of Parent Warrants, to approve at the Parent Special Meeting, by the requisite vote of the Parent Stockholders and, as applicable, the holders of Parent Warrants, under the DGCL, Parent’s Charter Documents, the Warrant Agreement, as applicable, the NYSE rules and regulations and applicable Law (the “Requisite Parent Stockholder Approval”): (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of the number of shares of Parent Class A Common Stock to be issued in connection with the First Merger; (3) an increase in the number of authorized shares of Parent Class A Common Stock as may be required by the immediately preceding clause (2); (4) the amendment and restatement of Parent’s Charter Documents to be effective from and after the Closing, including as set forth in substantially the form of the Parent A&R Charter attached hereto as Exhibit C and the Parent A&R Bylaws attached hereto as Exhibit D; (5) the adoption of the LTIP and the Employee Stock Purchase Plan; (6) the election of the individuals set out on Section 7.17 of the Parent Disclosure Letter and/or such other individuals as are mutually agreed by the Parties to the Initial Post-Closing Parent Board; (7) subject to the Company’s election pursuant to Section 7.28, the adoption and approval of such amendments to the Warrant Agreement (the “Warrant Agreement Amendments”), in forms reasonably acceptable to Parent and the Company, in an effort to address the SEC Warrant Accounting Statement with respect to the accounting treatment of the Parent Warrants as equity instruments (rather than liabilities) of Parent from and after the date of such amendments under applicable GAAP accounting standards (provided that such Warrant Agreement Amendments shall in no event materially adversely impact the economics of the Private Placement Warrants, with the understanding that the non-transferability of such Private Placement Warrants, if part of the Warrant Agreement Amendments, shall not be deemed in any circumstance to materially adversely impact the economics of such Private Placement Warrants, nor shall the failure of the Warrant Agreement Amendments to result in the Parent Warrants being classified as equity instruments (rather than liabilities) of Parent from and after the date of such amendments under applicable GAAP accounting standards be deemed or otherwise considered a breach of any provision of this Agreement) (the “Parent Warrantholder Proposal”); (8) approval of the Repurchase and (9) any other proposals Parent may deem necessary or desirable to consummate the Transactions (collectively, the “Parent Stockholder Matters”).

(b)    The Company and Parent shall each use its reasonable best efforts to (i) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) promptly provide responses to the SEC with respect to all comments received on Merger Materials from the SEC, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions contemplated hereby. Parent shall cause the definitive Merger Materials to be mailed to its stockholders as of the applicable record date as promptly as practicable (and in any event within four (4) Business Days) following the date upon which the Registration Statement becomes effective. Each party shall furnish all information concerning it and its Affiliates to the other party and provide such other assistance as may be reasonably requested by the other party to be included in the Merger Materials and shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (A) agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Company, in each case, reasonably requested by Parent for inclusion in the Merger Materials and (B) shall cause the directors, officers and employees of the Company to be reasonably available to, and to provide any documents reasonably requested by, Parent and its counsel in connection with the drafting of the Merger Materials and responding in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” shall mean the Registration Statement, including the prospectus forming a part thereof, the Parent Proxy Statement, and any amendments thereto.

(c)    If any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Merger Materials so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by and in compliance with applicable Law, disseminated to the Parent Stockholders. Parent shall promptly notify the Company of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Merger Materials or for additional information concerning the Merger Materials or the Mergers and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. Parent will advise the Company, promptly after Parent receives notice thereof, of the time of effectiveness of the Registration Statement or any supplement or amendment has been filed, of the issuance of a stop order relating thereto or of the suspension of the qualification of the Parent Class A Common Stock issuable in the First Merger, and Parent and the Company will each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. No filing of, or amendment or supplement to the Merger Materials, or response to any comments from the SEC or the staff of the SEC relating to the Merger Materials, will be made by Parent without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC. Parent shall be permitted to make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder; provided that, prior to Parent making any such filings, the Company shall be given an opportunity to review and provide comments, which comments Parent will consider in good faith.

Section 7.4    Company Stockholder Approval; Company Change in Recommendation.

(a)    As promptly as practicable following the date upon which the Registration Statement becomes effective, the Company shall solicit written consents from the Company Stockholders to approve, by the requisite consent of the Company Stockholders under the DGCL and the Company’s Governance Documents, this Agreement, the other Transaction Agreements, the First Merger and the other Transactions (the “Requisite Company Stockholder Approval”) in accordance with Section 228 of the DGCL and the Company’s Governance Documents. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the Company Board shall set a record date for determining the Company Stockholders entitled to provide such written consent in accordance with the Company’s Governance Documents. The Company shall use reasonable best efforts to cause the Written Consent Parties to duly execute and deliver stockholder written consents in substantially the form attached hereto as Exhibit F (the “Stockholder Written Consent”) in respect of the Company Stock beneficially owned by each such Written Consent Party (which Company Stock represents the Requisite Company Stockholder Approval) within two (2) Business Days of the Registration Statement becoming effective. As promptly as possible following the execution and delivery of the Stockholder Written Consents by the Written Consent Parties to the Company, the Company shall deliver to Parent a copy of such Stockholder Written Consent in accordance with Section 11.1. Promptly (but in any event within two (2) Business Days) following the receipt of the Requisite Company Stockholder Approval via the Stockholder Written Consent, the Company will prepare (subject to the reasonable approval of Parent) and deliver to the Company Stockholders who have not executed and delivered the Stockholder Written Consent the notice required by Section 228(e) of the DGCL and include a description of the appraisal rights of the Company Stockholders available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law (the “Company Information Statement”). If any Written Consent Party fails to deliver its Stockholder Written Consent to the Company within two (2) Business Days of the Registration Statement becoming effective (a “Written Consent Failure”), Parent shall have the right to terminate this Agreement as set forth in Section 9.1(k).

(b)    The Company Information Statement shall include the Company Recommendation. Neither the Company Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly or to any Company Stockholder) the Company Recommendation, or fail to include the Company Recommendation in the Company Information Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Company Acquisition Proposal or Company Acquisition Transaction; (iii) fail to publicly announce, within three (3) Business Days after a tender offer or exchange offer relating to the equity securities of the Company (other than the Transactions) shall have been commenced by any third party other than Parent and its Affiliates, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by Parent, fail to issue, within three (3) Business Days after a Company Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (it being understood that the Company will have no obligation to make such reaffirmation on more than two separate occasions) (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”); or (v) cause or permit the Company to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Company Acquisition Transaction, or any other action or omission prohibited by Section 7.1.

(c)    Notwithstanding any Company Change in Recommendation, unless this Agreement has been earlier validly terminated in accordance with Section 9.1, the Company shall solicit the Requisite Company Stockholder Approval in accordance with Section 7.4(a), including using reasonable best efforts to cause all Company Stockholders to duly execute and deliver the Stockholder Written Consent, and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(d)    Nothing contained in this Agreement shall prohibit the Company, the Company Board or their Representatives from directing any Person (or the Representative of that Person) who makes a Company Acquisition Proposal to the provisions of this Section 7.4; provided, however, that no such communication or statement that would constitute a Company Change in Recommendation shall be permitted.

Section 7.5    Parent Special Meeting; Parent Change in Recommendation.

(a)    Parent shall, as promptly as practicable following the date upon which the Registration Statement becomes effective, cause a special meeting of the Parent Stockholders (the “Parent Special Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Requisite Parent Stockholder Approval and Parent shall use its reasonable best efforts to obtain the Requisite Parent Stockholder Approval at the Parent Special Meeting. In connection therewith, promptly following the date upon which the Registration Statement becomes effective, the Parent Board shall set a record date for determining the Parent Stockholders entitled to vote at the Parent Special Meeting. Parent shall comply with Law and all legal requirements applicable to such meeting, including the DGCL, Parent’s Charter Documents and the Exchange Act, including Regulation 14A and Schedule 14A promulgated thereunder, as applicable. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Special Meeting only: (i) to ensure that any supplement or amendment to the Parent Proxy Statement that the Parent Board has reasonably determined in good faith after consultation with Parent’s outside legal counsel is required by applicable Law is disclosed to the Parent Stockholders and for such supplement or amendment to be promptly disseminated to the Parent Stockholders prior to the Parent Special Meeting; (ii) if, as of the time for which the Parent Special Meeting is originally scheduled (as set forth in the Parent Proxy Statement), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining the Requisite Parent Stockholder Approval; provided, that (A) in the event of a postponement or adjournment pursuant to clauses (i), (ii), or (iii) above, the Parent Special Meeting shall be reconvened as promptly as practicable and in any event no later than five (5) Business Days after the date that such matters are resolved and (B) in no event shall the Parent Special Meeting be held later than three (3) Business Days prior to the Outside Date without the prior written consent of the Company.

(b)    The Parent Proxy Statement shall include the Parent Recommendation. Neither the Parent Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify) the Parent Recommendation, or fail to include the Parent Recommendation in the Parent Proxy Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Parent Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of Parent (other than the Transactions) shall have been commenced by any third party (and in no event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to Section 7.5(a)), a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Parent Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Parent Board recommends rejection of such tender or exchange offer); (iv) if requested by the Company, fail to issue, within ten (10) Business Days after a Parent Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced (and in no event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to Section 7.5(a)), a press release reaffirming the Parent Recommendation (any action described in clauses (i) through (iv) being referred to as a “Parent Change in Recommendation”); or (v) cause or permit Parent to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Parent Acquisition Transaction.

(c)    Notwithstanding any Parent Change in Recommendation, unless this Agreement has been earlier validly terminated in accordance with Section 9.1, the Parent Stockholder Matters shall be submitted to the Parent Stockholders at the Parent Special Meeting for the purpose of obtaining the Requisite Parent Stockholder Approval and nothing contained in this Agreement shall be deemed to relieve Parent of such obligation.

(d)    Nothing contained in this Agreement shall prohibit Parent, the Parent Board or their Representatives from (i) taking and disclosing to the Parent Stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the Parent Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes a Parent Acquisition Proposal to the provisions of this Section 7.5; provided, however, that in the case of clause (ii), no such communication or statement that would constitute a Parent Change in Recommendation shall be permitted, made or taken.

Section 7.6    Regulatory Approvals. Within ten (10) Business Days after the date hereof, Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Governmental Entity in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including by requesting early termination of the HSR waiting period. Neither Parent nor the Company shall, and each shall use reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Subsidiaries and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such Transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Subsidiaries and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a Party may reasonably designate any competitively sensitive material provided to another party under this Section 7.6 as “Outside Counsel Only”. Parent, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act, which fees shall be considered Parent Transaction Costs and Company Transaction Costs, respectively for purposes of this Agreement.

Section 7.7    Other Filings; Press Release.

(a)    As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K (the “Signing Form 8-K”) pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(b)    Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(c)    At least three (3) days prior to the Closing, the Company shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, Parent and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Parent shall file the Closing Form 8-K with the SEC. During the Interim Period, in connection with the preparation of the Signing Form 8-K, the Closing Form 8-K, the Signing Press Release, the Closing Press Release, or any other statement, filing, notice, application, report or form (including any amendments or supplements thereto) made or filed by or on behalf of a Party to or with any Governmental Entity (including the SEC) in connection with the Transaction (“Reviewable Documents”), each Party shall, upon request by the other Party, furnish all information concerning it and its Affiliates to the other Party (which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading), and provide such other assistance as may be reasonably requested by the other Party to be included in the Closing Form 8-K or the Closing Press Release and shall otherwise reasonably assist and cooperate with the other Party in the preparation of the Closing Form 8-K and the Closing Press Release and the resolution of any comments received from the SEC with respect thereto.

(d)    Should any Party become aware of the occurrence of an event that would reasonably be expected to result in any Reviewable Document containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall promptly inform the other Party of such occurrence and shall furnish to the other Party any information reasonably necessary or advisable in order to prepare an amendment or supplement to such Reviewable Document in order to correct such untruth or omission.

(e)    During the Interim Period, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(f)    Parent shall, at all times during the Interim Period: (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act; and (ii) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of the JOBS Act; provided that no action or omission taken by Parent pursuant to this Section 7.7(f) shall be deemed to constitute a violation of Section 6.2.

Section 7.8    Confidentiality; Communications Plan; Access to Information.

(a)    Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference and remain in full force and effect. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)    Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, during the Interim Period, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company Stockholders or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, Parent and their respective Affiliates, if such announcement or other communication is made in connection with reporting, fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.7 or this Section 7.8(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement and (vi) communications to customers, suppliers and lenders of the Company for purposes of seeking any consents and approvals required in connection with the Transactions solely to the extent such communications are consistent with a public statement, press release or other communication previously approved in accordance with Section 7.7 or this Section 7.8(b).

(c)    Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that are applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, during the Interim Period, the Company will afford Parent and its financial advisors, accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records, assets and personnel of the Company and its Subsidiaries, and such additional financial and operating data and other information relating to the business and properties of the Company and its Subsidiaries, in each case as Parent may reasonably request, during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company and in compliance with COVID-19 Measures. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that are applicable to information furnished to Parent by third parties that may be in Parent’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, during the Interim Period, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of Parent and in compliance with COVID-19 Measures.

Section 7.9    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) that may be or become necessary for the execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Transaction Agreements (together with the filings in respect of the HSR Act pursuant to Section 7.6, “Regulatory Filings”); (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on Section 4.5(b) of the Company Disclosure Letter; (iv) the termination of each agreement set forth on Section 7.9(iv) of the Company Disclosure Letter; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).

Section 7.10    No Parent Securities Transactions. Without Parent’s prior written consent, during the Interim Period, neither the Company nor any of its Subsidiaries or controlled Affiliates shall, directly or indirectly, acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer, or engage in any other transactions involving the securities of Parent, or encourage any Person to do any of the foregoing. The Company shall use its reasonable best efforts to require each Company Interest Holder or non-controlled Affiliate of the Company (including its officers, directors and employees) to comply with the foregoing requirement.

Section 7.11    No Claim Against Trust Account. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Company hereby irrevocably waives, on behalf of itself and its Affiliates, notwithstanding anything to the contrary in this Agreement, any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account (and any monies therein) or distributions therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Parent Stockholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Parent Stockholder Redemptions and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (except any such funds released in order to effectuate the Parent Stockholder Redemptions) and any assets that have been purchased or acquired with any such funds) (collectively, including subject to the foregoing limitations set forth in sub-clauses (a) and (b) the “Released Claims”). The Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law.

Section 7.12    Disclosure of Certain Matters. During the Interim Period, each of Parent, First Merger Sub, Second Merger Sub and the Company will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (i) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied or the satisfaction of those conditions to be materially delayed; or (ii) would require any amendment or supplement to the Merger Materials; provided, however, that no such notification or the failure to provide such notification shall, in and of itself, effect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result, in and of itself, in the failure of a condition set forth in Article VIII; provided, further, that for the avoidance of doubt, any such information actually contained in such foregoing notification may affect the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result in the failure of a condition set forth in Article VIII), but in any event shall not be deemed to cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or any Transaction Agreement or failure to satisfy any condition set forth in Article VIII.

Section 7.13    Securities Listing. Parent will use its reasonable best efforts to cause the shares of Parent Class A Common Stock issued in connection with the Transactions to be approved for listing on NYSE at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Class A Common Stock and Public Warrants listed for trading on NYSE. After the Closing, Parent shall use commercially reasonable efforts to continue the listing for trading of the Parent Class A Common Stock and Public Warrants on NYSE.

Section 7.14    Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be used or released except for the withdrawal of interest to pay any tax obligation owed by Parent as a result of assets owned by Parent, including franchise taxes. Upon satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement and Parent’s Charter Documents, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to the Parent Stockholders who have properly elected to have their Parent Class A Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents; (B) for income tax or other tax obligations of Parent prior to Closing; (C) to the underwriters of the initial public offering of Parent with respect to any deferred underwriting compensation, (D) for any Parent Transaction Costs; and (E) as repayment of loans and reimbursement of expenses to directors, officers and Parent Stockholders; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.15    Directors’ and Officers’ Liability Insurance.

(a)    Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of the Company, Parent or any of their respective Subsidiaries (including Merger Subs) (each, a “D&O Indemnified Party”), as provided in their respective Charter Documents or in any indemnification agreement with the Company, Parent or such Subsidiary (as applicable) binding as of the date hereof, shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s, Parent’s or such Subsidiary’s Charter Documents (as applicable) as in effect immediately prior to the Closing Date or in any of their respective indemnification agreements with any D&O Indemnified Party as in effect immediately prior to the Closing Date, and Parent shall not, and shall cause the Surviving Entity and its Subsidiaries not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b)    Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company and its Subsidiaries currently covered by a directors’ and officers’ liability insurance policy of the Company on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6)-year period following the Closing, the fees, costs and expense of which shall be considered Company Transaction Costs for purposes of this Agreement. Prior to the Closing, Parent shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Parent D&O Tail”), covering each such Person that is a director or officer of Parent and its Subsidiaries (including Merger Subs) on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for up to the six (6)-year period following the Closing with ten million dollars ($10,000,000) in coverage, the fees, costs and expense of which shall be considered Parent Transaction Costs for purposes of this Agreement. Parent shall, and shall cause the Surviving Entity to, maintain the D&O Tail and the Parent D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Company and its Subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.15(b).

(c)    The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Charter Documents of the Company, Parent or any of their respective Subsidiaries (as applicable), any other indemnification arrangement, any Law or otherwise. The provisions of this Section 7.15 shall survive the Closing and expressly are intended to benefit each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.15.

(d)    If Parent or, after the Closing, the Company or its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as applicable, assume the obligations set forth in this Section 7.15.

Section 7.16    Section 16 Matters. Prior to the Effective Time, Parent shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Parent Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.17    Board of Directors. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements, the Parties shall take all actions necessary or appropriate to cause the individuals set forth on Section 7.17 of the Parent Disclosure Letter and/or such other individuals as are mutually agreed by the Parties to be elected as members of the Parent board of directors, effective as of the Closing (the “Initial Post-Closing Parent Board”). On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Section 7.17 of the Parent Disclosure Letter, which indemnification agreements shall continue to be effective following the Closing.

Section 7.18    Affiliate Matters. Prior to the Closing, the Company shall terminate, or cause to be terminated, all Contracts, liabilities or other transactions set forth on Section 7.18 of the Company Disclosure Letter (the “Affiliate Transactions”), in each case without any outstanding liabilities or obligations (financial or otherwise) to the Surviving Entity following the Closing.

Section 7.19    Release.

(a)    Effective upon and following the Closing, Parent, on its own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Company Interest Holder, each of their respective Affiliates and each of their and their respective Affiliates’ respective Released Related Parties, and each of their respective successors and assigns and each of their respective Released Related Parties (collectively, the “Company Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company and its Subsidiaries occurring prior to the Closing Date (other than as contemplated by this Agreement or any Transaction Agreements), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Released Parties; provided, however, that nothing in this Section 7.19 shall release any Company Released Parties from: (i) their obligations under this Agreement or the other Transaction Agreements; (ii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Released Party’s employment by or services to the Company; (iii) any claim based on Actual Fraud; (iv) their obligations or liabilities under or in connection with the Existing Financing Agreement or any other commercial Contract between the Company or any Company Released Party, on the one hand, and any Affiliates or Representatives of Parent, on the other hand, that is in force as of the Closing Date and will not be terminated pursuant to Section 7.18; or (v) any action of specific performance pursuant to Section 11.6.

(b)    Effective upon and following the Closing, each Company Interest Holder, on its own behalf and on behalf of each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Parent, First Merger Sub, Second Merger Sub, the Company and its Subsidiaries, each of their respective Affiliates and each of their and their respective Affiliates’ respective Released Related Parties, and each of their respective successors and assigns and each of their respective Released Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company, its Subsidiaries, this Agreement, any Transaction Agreement or the Transactions occurring prior to the Closing Date (other than as contemplated by this Agreement); provided, however, that nothing in this Section 7.19 shall release the Parent Released Parties from their obligations: (i) under this Agreement or the other Transaction Agreements; (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Company in effect as of the date of this Agreement and consistent with past practice; (iii) any claim based on Actual Fraud; (iv) their obligations or liabilities under or in connection with the Existing Financing Agreement or any other commercial Contract between Parent or any Parent Released Party, on the one hand, and any Affiliates or Representatives of the Company, on the other hand, that is in force as of the Closing Date and will not be terminated pursuant to Section 7.18; or (v) any action of specific performance pursuant to Section 11.6.

Section 7.20    PIPE Investment; Alternative Financing.

(a)    Unless otherwise approved in writing by the Company (email permitted, and such consent not to be unreasonably withheld, conditioned or delayed), neither Parent nor its Affiliates shall permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case other than the assignment of a PIPE Investor’s rights and obligations in accordance with the terms of the applicable Subscription Agreement. Parent shall take, or cause to be taken, all commercially reasonable actions and do, or cause to be done, all commercially reasonable things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions to the PIPE Investors’ obligations to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates exclusively control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; (iii) deliver any required notices to counterparties to the Subscription Agreements in accordance with the terms of the Subscription Agreements such that the PIPE Investors will be required, in the event that all conditions to the PIPE Investors’ obligations to fund in the Subscription Agreements are satisfied (other than those conditions that by their nature are to be satisfied at the Closing), to fund their obligations at or prior to or concurrently with the Closing; and (iv) without limiting the Company’s rights to enforce such Subscription Agreements pursuant to Section 11.6, enforce its rights under the Subscription Agreements in the event that all conditions to the PIPE Investor’s obligation to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Parent the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms.

(b)    Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice: (i) of any material amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would be reasonably likely to give rise to any material breach or default) by any party to any Subscription Agreement that Parent has Knowledge of; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Subscription Agreement or any material provisions of any Subscription Agreement; and (iv) if Parent does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.

(c)    In the event that, during the Interim Period, (i) any portion of the PIPE Investment becomes unavailable on the terms and conditions contemplated in the Subscription Agreements or (ii) the PIPE Investments at any time are less than two hundred ten million dollars ($210,000,000) in the aggregate,

Parent and the Company shall (and shall direct their respective financial advisors to) cooperate in good faith and use their respective commercially reasonable efforts to arrange and obtain as promptly as reasonably practicable following the occurrence of such event alternative financing on terms and conditions no less favorable to Parent, in the aggregate, than those contained in the Subscription Agreements (each, a “PIPE Alternative Financing”) from alternative sources (each, a “PIPE Alternative Financing Source”) equal to (x) such portion of the PIPE Investment that becomes unavailable or (y) the amount by which the PIPE Investments at the applicable time are less than two hundred ten million dollars ($210,000,000) in the aggregate (as applicable). If and to the extent a definitive subscription agreement is entered into with respect to Alternative Financing during the Interim Period, and subject to the terms and conditions of this Agreement, Section 7.20(a) and Section 7.20(b) shall apply to such Alternative Financing mutatis mutandis.

(d)    In the event that the amount of the shares of Parent Class A Common Stock redeemed by the Parent Stockholders in connection with the Parent Stockholder Redemptions exceeds twenty percent (20%) of the issued and outstanding shares of Parent Class A Common Stock held by Parent Public Stockholders as of immediately prior the consummation of the Parent Stockholder Redemptions, one or more VPC Affiliates (each VPC Affiliate(s), a “Redemption Alternative Financing Source” and each Redemption Alternative Financing Source and each PIPE Alterative Financing Source, an “Alternative Financing Source”) shall have the right, but not the obligation, to enter into one or more subscription agreements (as applicable) to purchase shares of Parent Class A Common Stock in an amount up to the Redemption Excess Shares Amount, in each case on substantially the same terms and conditions as set forth in the Subscription Agreements, including at a purchase price of ten dollars ($10.00) per share and, for the avoidance of doubt, in all cases consistent with Section 3(o) of each Subscription Agreement (each, a “Redemption Alternative Financing” and each Redemption Alternative Financing and PIPE Alternative Financing, an “Alternative Financing”). If and to the extent a definitive subscription agreement is entered into with respect to Alternative Financing, and subject to the terms and conditions of this Agreement, Section 7.20(a) and Section 7.20(b) shall apply to such Alternative Financing mutatis mutandis.

Section 7.21    Parent A&R Bylaws. On or effective as of the Closing Date, subject to obtaining the Requisite Parent Stockholder Approval, Parent shall cause the Parent A&R Bylaws, in substantially the form attached hereto as Exhibit D, to be adopted.

Section 7.22    Company Stock Plans. At or prior to the Effective Time, the Company and the Company Board (including any committee thereof which governs or administers the Company Stock Plans or the Company Equity Awards), as applicable, shall adopt any resolutions, obtain any consents, provide any notices and take any actions which are necessary and sufficient to cause (i) the Company Stock Plans to terminate and (ii) all Company Equity Awards that are outstanding as of the Effective Time to be assumed by Parent (subject to the approval of the Parent Stockholder Matters as contemplated in Section 7.3(a)), as provided for in Section 2.6.

Section 7.23    Repurchase. As of the Business Day immediately following the Second Effective Time, Parent shall use a portion of the PIPE Investment Amount equal to the Aggregate Repurchase Price to repurchase shares of Parent Class A Common Stock issued to the Selling Company Holders in the Mergers at a purchase price of ten dollars ($10.00) per share, in accordance with the terms and subject to the conditions of the Repurchase Agreement (the “Repurchase”).

Section 7.24    PCAOB Audited Financials. The Company shall deliver to Parent as promptly as reasonably practicable following the date hereof (but in any event prior to the filing of the Registration Statement with the SEC), true and complete copies of (i) an audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2020, and in each case together with related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X and in each case, audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (the “PCAOB Audited Financials”), (ii) unaudited consolidated financial statements of the Company and its Subsidiaries including consolidated balance sheets, statements of operations, statements of shareholders’ equity and statements of cash flows as of and for the fiscal period ended March 31, 2021, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants, (iii) all other audited and unaudited financial statements of the Company and its Subsidiaries and any company or business units acquired by them, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement, including the Parent Proxy Statement, and/or the Closing Form 8-K (including pro forma financial information), (iv) all selected financial data of the Company and its Subsidiaries required by Item 301 of Regulation S-K, as necessary for inclusion in the Registration Statement and Closing Form 8-K and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K with respect to the periods described in clauses (i), (ii), and (iii) above, as necessary for inclusion in the Registration Statement and Closing Form 8-K (including pro forma financial information).

Section 7.25    Recapitalization. During the Interim Period, the Company and the Company Stockholders shall effectuate the Recapitalization and, in connection therewith, among other things, each share of New Company Class A Common Stock held by the Company Stockholders listed on Section 7.25 of the Company Disclosure Letter as of immediately prior to the consummation of the Recapitalization shall be exchanged or converted into one (1) validly issued, fully paid and nonassessable share of New Company Class V Common Stock.

Section 7.26    LTIP and Employee Stock Purchase Plan. Effective as of (and contingent on) the Closing, Parent shall adopt (a) a new equity incentive plan in a form and substance reasonably acceptable to Parent and the Company (the “LTIP”), and which LTIP will provide for awards for a number of shares of Parent Class A Common Stock up to ten percent (10%) of the aggregate number of shares of Parent Common Stock issued and outstanding immediately after the Closing on a fully-diluted and as-converted basis (after giving effect to the Parent Stockholder Redemptions, if any) (the “LTIP Share Reserve”), and the LTIP Share Reserve shall automatically increase on the first day of each fiscal year beginning with the 2022 fiscal year until the LTIP terminates by a number of shares equal to the lesser of (A) five percent (5%) of the shares of Parent Common Stock issued and outstanding on the last day of the immediately preceding fiscal year on a fully-diluted and as-converted basis, (B) the number of shares of Parent Common Stock initially reserved for issuance under the LTIP, and (C) such smaller number of shares as determined by the Parent Board, and (b) a new employee stock purchase plan in a form and substance reasonably acceptable to Parent and the Company (the “Employee Stock Purchase Plan”), and which Employee Stock Purchase Plan will provide for awards for a number of shares of Parent Class A Common Stock up to two percent (2)% of the aggregate number of shares of Parent Common Stock issued and outstanding immediately after the Closing on a fully-diluted and as-converted basis (after giving effect to the Parent Stockholder Redemptions, if any) (the “Employee Stock Purchase Plan Share Reserve”) and the Employee Stock Purchase Plan Share Reserve shall automatically increase on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2032 fiscal year by a number of shares equal to the lesser of (A) one percent (1)% of the shares of Parent Common Stock issued and outstanding on the last day of the immediately preceding fiscal year on a fully-diluted and as-converted basis, (B) the number of shares of Parent Common Stock initially reserved for issuance under the Employee Stock Purchase Plan, and (C) such smaller number of shares as determined by the Parent Board. Parent and the Company shall negotiate further edits to the LTIP and the Employee Stock Purchase Plan in good faith based on recommendations from the Company’s compensation consultant, which shall be incorporated into the LTIP and the Employee Stock Purchase Plan in advance of the Parent Special Meeting. Notwithstanding anything herein to the contrary, the LTIP Share Reserve available as of the Closing shall be reduced by the sum of the aggregate number of Unvested Rollover Option Shares.

Section 7.27    Tax Matters

(a)    All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions shall be borne and paid by the Company. The Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall reasonably cooperate with respect thereto as necessary).

(b)    All Tax sharing agreements or similar arrangements with respect to or involving the Company (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes) shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date, and there shall be no continuing obligation after the Closing Date to make any payments under any such agreements or arrangements.

Section 7.28    Parent Warrants. At the request of the Company, in its sole discretion, Parent will seek the Warrant Agreement Amendments in forms reasonably acceptable to Parent and the Company; provided, that for the avoidance of doubt, (a) the Parent Warrantholder Proposal shall be considered a Parent Stockholder Matter for purposes of this Agreement but shall not be considered a part of or necessary for the Requisite Parent Stockholder Approval for purposes of this Agreement, (b) the approval of the Parent Warrantholder Proposal or execution of the Warrant Agreement Amendments by or on behalf of the holders of the Parent Warrants shall not be a condition to the Closing hereunder or otherwise affect, in any way, the consummation of the Transactions contemplated hereby, (c) the failure of the Warrant Agreement Amendments to result in the Parent Warrants being classified as equity instruments (rather than liabilities) of Parent from and after the date of such amendments under applicable GAAP accounting standards shall not be deemed or otherwise considered a breach of any provision of this Agreement and (d) Parent shall not be required to pay any amounts to the holders of Parent Warrants in connection with or relating to the Parent Warrantholder Proposal (including as an inducement to approve such Parent Warrantholder Proposal or otherwise). Notwithstanding any other provision hereof, Parent may, with the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, seek to implement the Warrant Agreement Amendments by seeking the written consent of the holders of the Parent Warrants in accordance with the Warrant Agreement.

Section 7.29    Investor Rights Agreement. The Company shall use commercially reasonable efforts to cause the Company Interest Holders set forth on Section 7.29 of the Company Disclosure Letter to duly execute and deliver to Parent, at or before Closing, a counterpart signature page to the Investor Rights Agreement.

Section 7.30    Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payment or benefit that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then the Company will use reasonable best efforts to (a) obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) and (b) with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of Company Stock entitled to vote on such matters, the right of any such “disqualified individual” to receive the Waived 280G Benefits. No later than five (5) Business Days before the Closing Date, the Company shall provide to Parent (or its counsel) drafts of the consent, waiver, information statement and calculations necessary to effectuate the approval process and shall consider in good faith Parent’s reasonable comments. Prior to the Closing, the Company shall use reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent that (x) a vote of the Company’s shareholders was received in accordance with the requirements of Section 280G of the Code or (y) such requisite Company shareholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid or provided.

ARTICLE VIII

CONDITIONS TO THE TRANSACTION

Section 8.1    Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Closing (including to effect and consummate the Mergers and the other Transactions) shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions, any of which may be waived, in writing, jointly by the Company and Parent:

(a)    At the Parent Special Meeting (including any adjournments thereof permitted by Section 7.5(a)), the Requisite Parent Stockholder Approval of the Parent Stockholder Matters shall have been obtained.

(b)    All applicable waiting periods (and any extensions thereof) under the HSR Act relating to the Transactions shall have expired or otherwise been terminated.

(c)    No provision of any applicable Law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent Order enjoining or making illegal the consummation of the Transactions will be in effect.

(d)    The authorizations, consents, orders, approvals, non-objections, declarations, filings or waiting periods set forth on Section 8.1(d) of the Company Disclosure Letter shall have been made, received or expired, as applicable.

(e)    The shares of Parent Class A Common Stock to be issued in connection with the Closing shall have been conditionally approved upon Closing for listing on the NYSE, subject only to the requirement to have a sufficient number of round lot holders and official notice of issuance.

(f)    The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before the SEC.

Section 8.2    Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Closing (including to effect and consummate the Mergers and the other Transactions) shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)    The Fundamental Representations of Parent shall be true and correct in all material respects on and as of the date hereof and the Closing Date as though made on and as of the date hereof and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), in each case without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein; and all other representations and warranties of Parent set forth in Article V hereof shall be true and correct on and as of the date hereof and the Closing Date as though made on and as of the date hereof and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) (in each case, without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein), except, in each case, where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(b)    Parent, First Merger Sub and Second Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, in each case in all material respects.

(c)    The persons listed on Section 8.2(c) of the Parent Disclosure Letter shall have resigned from all of their positions and offices with Parent.

(d)    Parent shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents required to be delivered by it pursuant to Section 1.3(a).

(e)    Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.14, available to Parent for payment of the Company Transaction Costs and the Parent Transaction Costs at the Closing.

(f)    The amount of Parent Cash at the Closing shall equal or exceed the Parent Minimum Cash.

Section 8.3    Additional Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub. The obligations of Parent, First Merger Sub and Second Merger Sub to effect the Closing (including to effect and consummate the Mergers and the other Transactions) shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)    The Fundamental Representations of the Company shall be true and correct in all material respects on and as of the date hereof and the Closing Date as though made on and as of the date hereof and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), in each case without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein; and all other representations and warranties of the Company set forth in Article IV hereof shall be true and correct on and as of the date hereof and the Closing Date as though made on and as of the date hereof and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) (in each case, without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein), except, in each case, where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b)    The Company and its Subsidiaries shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c)    The Stockholder Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to Parent, and shall remain in full force and effect.

(d)    Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(e)    The persons listed on Section 8.3(e) of the Company Disclosure Letter shall have resigned from all of their positions and offices with the Company and its Subsidiaries.

(f)    The Company shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it pursuant to Section 1.3(b).

(g)    The Recapitalization shall have been consummated in accordance with and compliance with the Governance Documents of the Company and applicable Law.

Section 8.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE IX

TERMINATION

Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing solely:

(a)    by mutual written agreement of Parent and the Company at any time;

(b)    by either Parent or the Company if the Closing shall not have been consummated by January 31, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Closing to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either Parent or the Company if a Governmental Entity having competent jurisdiction shall have issued an Order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, including the Mergers, which Order or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose action or failure to act has been a principal cause of such Order and such action or failure to act constitutes a breach of this Agreement;

(d)    by the Company, if there has been a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, First Merger Sub or Second Merger Sub, or inaccuracy in any representation or warranty of Parent, First Merger Sub or Second Merger Sub, in either case which breach or inaccuracy would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach or inaccuracy is curable by Parent, First Merger Sub or Second Merger Sub prior to the Closing, then the Company must first provide written notice of such breach or inaccuracy to Parent and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to Parent of such breach or inaccuracy; and (ii) the Outside Date; provided, further, that each of Parent, First Merger Sub and Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach or inaccuracy or cause such condition to be satisfied (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) the Company shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by Parent, First Merger Sub or Second Merger Sub, as applicable, is cured during such thirty (30)-day period or such condition is otherwise satisfied);

(e)    by Parent, if there has been a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or inaccuracy in any representation or warranty of the Company, in either which breach or inaccuracy would cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach or inaccuracy is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach or inaccuracy to the Company and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to the Company of such breach or inaccuracy; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy or cause such condition to be satisfied (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) Parent shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by the Company is cured during such thirty (30)-day period or such condition is otherwise satisfied);

(f)    by either Parent or the Company if the Parent Special Meeting has been held (including any adjournments thereof), has concluded, Parent Stockholders have duly voted, and the Requisite Parent Stockholder Approval has not been obtained;

(g)    by Parent at any time prior to obtaining the Requisite Company Stockholder Approval if the Company Board shall have made a Company Change in Recommendation;

(h)    by the Company at any time prior to obtaining the Requisite Parent Stockholder Approval if the Parent Board shall have made a Parent Change in Recommendation;

(i)    by Parent, in the event of a Written Consent Failure;

(j)    by Parent, if the Company has not provided, or caused to be provided, to Parent fully executed Support Agreements, duly executed by each Written Consent Party, within twenty-four (24) hours following the Parties’ execution of this Agreement; or

(k)    by the Company, if (i) the condition set forth in Section 8.2(f) becomes incapable of being satisfied at the Closing and (ii) a period of thirty (30) Business Days has elapsed since such condition becomes incapable of being satisfied and, at the end of such period, such condition remains incapable of being satisfied at the Closing (after giving effect to any Alternative Financing); provided, however, that the right to terminate this Agreement under this Section 9.1(k) shall not be available to the Company if the Company’s action or failure to act has been a principal cause of the failure of such condition to be satisfied and such action or failure to act constitutes a breach of this Agreement.

Section 9.2    Notice of Termination; Effect of Termination.

(a)    Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties, which sets forth the provision of Section 9.1 under which such termination is made.

(b)    In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, and there shall be no liability hereunder on the part of any Party, except for and subject to the following: (i) Section 7.8(a) (Confidentiality), Section 7.11 (No Claim Against Trust Account), this Section 9.2 (Notice of Termination; Effect of Termination), Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any willful or intentional breach of this Agreement or any Transaction Agreement prior to such termination or Actual Fraud.

ARTICLE X

NO SURVIVAL

Section 10.1    No Survival. None of the representations, warranties, covenants or agreements in this Agreement, any Transaction Agreement or in any instrument delivered pursuant to this Agreement prior to the Closing shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties in this Agreement, any Transaction Agreement or in any instrument delivered pursuant to this Agreement which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to Actual Fraud.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Parent (prior to the Closing), First Merger Sub or Second Merger Sub, to:

Victory Park Management, LLC
c/o VPC Impact Acquisition Holdings III, Inc.
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:	Scott Zemnick
Facsimile:	(312) 701-0794
E-mail:	szemnick@vpcadvisors.com

with a copy (which shall not constitute notice) to:

White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606
Attention:	Raymond Bogenrief
Facsimile:	(312) 881-5450
E-mail:	Raymond.Bogenrief@whitecase.com

if to the Company (prior to the Closing), to:

Dave Inc.
1265 South Cochran Avenue
Los Angeles, California 90019
Attention:	Jason Wilk John Ricci
E-mail:	Jason@dave.com johnricci@dave.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
631 Wilshire Blvd, Suite 2-C
Santa Monica, California 90401
Attention:	Josh Pollick Hari Raman Albert W. Vanderlaan
E-mail:	jpollick@orrick.com hraman@orrick.com avanderlaan@orrick.com if to the Parent or the Company (following the Closing), to:

Dave Inc.
1265 South Cochran Avenue
Los Angeles, California 90019
Attention:	Jason Wilk John Ricci
E-mail:	Jason@dave.com johnricci@dave.com

with a copy (which shall not constitute notice) to:

Victory Park Management, LLC
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:	Scott Zemnick
Facsimile:	(312) 701-0794
E-mail:	szemnick@vpcadvisors.com

with a copy (which shall not constitute notice) to:

White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606
Attention:	Raymond Bogenrief
Facsimile:	(312) 881-5450
E-mail:	Raymond.Bogenrief@whitecase.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
631 Wilshire Blvd, Suite 2-C
Santa Monica, California 90401
Attention:	Josh Pollick Hari Raman Albert W. Vanderlaan
E-mail:	jpollick@orrick.com hraman@orrick.com avanderlaan@orrick.com or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 11.2    Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, Sections or subsections, such reference shall be to an Article, Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided to the party to which such information or material is to be provided or furnished no later than 9:00 a.m. ET at least two Business Days prior to the date of this Agreement via upload to the “Project Bear” virtual “data room” hosted by Intralinks, Inc. set up by the Company in connection with this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion.

Section 11.3    Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Closing, and the consummation the Transactions, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The Parties agree that the delivery of this Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, may be effected by means of an exchange and release of electronically transmitted signatures (including by electronic mail in. pdf format). Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.4    Entire Agreement; Third Party Beneficiaries. This Agreement (which includes the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and the other Transaction Agreements: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.15 (Directors’ and Officers’ Liability Insurance), Section 7.19 (Release) and Section 11.14 (No Recourse) (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 11.5    Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 11.6    Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Company shall be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

Section 11.7    Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any Law, rule, provision, procedure or principles (including any conflict of laws principles, Laws, rules, provisions or procedures) which would cause or permit the application of the Laws, rules, provisions, procedures or principles of any jurisdiction other than the State of Delaware.

Section 11.8    Consent to Jurisdiction; Waiver of Jury Trial.

(a)    Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, that if the Court of Chancery of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the U.S. federal courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware; provided, further, that if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the Delaware state courts, such Legal Proceeding shall be heard in, and each of the

Parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”) in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the Chosen Courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in the Chosen Courts; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.

(b)    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 11.9    Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 11.10    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions; provided, that if the Closing shall occur, Parent shall (a) pay or cause to be paid, in accordance with Section 1.4(h), the Company Transaction Costs to the extent not paid by the Company prior to the Closing and (b) pay or cause to be paid, in accordance with Section 1.4(h), any Parent Transaction Costs. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 11.10 shall be paid only upon consummation of the Mergers and release of proceeds from the Trust Account.

Section 11.11    Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.12    Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 11.13    Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself, First Merger Sub and Second Merger Sub), on the one hand, and the Company (on behalf of itself, its Subsidiaries and the Company Interest Holders) may, to the extent not prohibited by applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 11.14    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Released Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Released Related Party of a Party and no personal liability shall attach to any Released Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Law or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Released Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

Section 11.15    Legal Representation.

(a)    Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Parent Waiving Parties”), that Orrick, Herrington & Sutcliffe LLP (or any successor) may represent the Company Interest Holders or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Company Interest Holder Party Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Company or other Parent Waiving Parties, and each of Parent and the Company on behalf of itself and the Parent Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not

Orrick, Herrington & Sutcliffe LLP provides legal services to the Company after the Closing Date. Each of Parent and the Company, for itself and the Parent Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Company or any member of the Parent Waiving Party Group and its counsel, including Orrick, Herrington & Sutcliffe LLP, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Company Interest Holder Party Group (the “Company Interest Holder Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Interest Holder Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Company Interest Holder Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

(b)    The Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and the Company Interest Holders, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that White & Case LLP (or any successor) may represent the Sponsor, Parent or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Parent Party Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Parent Party Group, and the Company on behalf of itself and Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not White & Case LLP provides legal services to the Sponsor or Parent after the Closing Date. The Company, for itself and the Company Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any of the Parent Party Group and its counsel, including White & Case LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Parent Party Group (the “Parent Privileged Communications”), without any waiver thereof. Sponsor and Parent, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Parent Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and the Company Waiving Parties agree not to assert that any privilege has been waived as to the Parent Privileged Communications. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Subs or the Surviving Entity, on the one hand, and a third party other than a Party to this Agreement (or any Affiliate or Representative thereof) after the Closing, the Surviving Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by White & Case LLP to such third party; provided, however, that the Surviving Entity may not waive such privilege without the prior written consent of the Sponsor.

Section 11.16    Disclosure Letters and Exhibits. The Company Disclosure Letter and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure in and of itself be deemed (i) an admission of any breach or violation of any Contract or Law, (ii) an admission of any liability or obligation to any third party, or (iii) to establish a standard of materiality.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PARENT:

VPC IMPACT ACQUISITION HOLDINGS III, INC.

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	Co-Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

FIRST MERGER SUB:

BEAR MERGER COMPANY I INC.

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	Co-Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SECOND MERGER SUB:

BEAR MERGER COMPANY II LLC

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	Co-Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

COMPANY:

DAVE INC.

By:	/s/ Jason Wilk
Name:	Jason Wilk
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SCHEDULE A

DEFINED TERMS

“Actual Fraud” shall mean with respect to a Party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable) or any representations and warranties in any other Transaction Agreement.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. With respect to Parent, “Affiliates” shall include, without limitation, funds, accounts and/or other investment vehicles managed by Victory Park Capital Advisors, LLC; provided, however, that notwithstanding the foregoing, for purposes of Section 7.6, none of Victory Park Capital Advisors, LLC, any of its Affiliates (other than Sponsor), or any fund, account, portfolio company or other investment vehicle managed directly or indirectly by Victory Park Capital Advisors, LLC or any of its Affiliates (other than Sponsor) shall be considered an Affiliate of the Company or Parent.

“Affiliate Transactions” shall have the meaning set forth in Section 7.18.

“Agreement” shall have the meaning set forth in the Preamble.

“Aggregate Repurchase Price” shall mean the difference (which amount shall not be less than zero (0)) of (a) Parent Cash at the Closing minus (b) three hundred million dollars ($300,000,000); provided that the Aggregate Repurchase Price shall not exceed sixty million dollars ($60,000,000).

“Aggregate Stock Consideration” shall mean a number of shares of Parent Common Stock (deemed to have a value of ten dollars ($10.00) per share), equal to the quotient obtained by dividing (a) the Company Equity Value, by (b) ten dollars ($10.00); provided that, for the avoidance of doubt, the Aggregate Stock Consideration shall consist of the Applicable Class of Parent Common Stock.

“Alternative Financing” shall have the meaning set forth in Section 7.20(d).

“Alternative Financing Source” shall have the meaning set forth in Section 7.20(d).

“Anti-Money Laundering Law” means any law, regulation, order, or similar, of any jurisdiction in which the Company or its Subsidiaries operate regarding the prevention of money laundering, including but not limited to the Currency and Foreign Transactions Reporting Act of 1970, as amended, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (collectively referred to as the “Bank Secrecy Act”) and the Money Laundering Control Act of 1986.

“Applicable Class of Parent Common Stock” shall mean (a) with respect to the holders of New Company Class V Common Stock as of immediately prior to the Effective Time, Parent Class V Common Stock and (b) with respect to all other Company Interest Holders as of immediately prior to the Effective Time, Parent Class A Common Stock.

“Audited Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Benefit Plans” shall have the meaning set forth in Section 4.11(a).

Schedule A - 1

“Business Combination” has the meaning ascribed to such term is defined in Article II of the Parent Charter.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close; provided that such banks shall be deemed to be open for business in the event of COVD-19 Measures requiring the closure of physical branch locations if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“Business IP” shall have the meaning set forth in Section 4.17(b).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.

“Certificate” shall have the meaning set forth in Section 2.6(a).

“Certificates of Merger” shall have the meaning set forth in Section 1.4(f).

“Change of Control” means (a) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of Parent and its significant Subsidiaries (taken together as a whole) to a third party, or any transaction that is subject to Rule 13e-3 of the Exchange Act, as amended, (b) the acquisition by any Person or “group” (as defined in the Exchange Act) directly or indirectly, of beneficial ownership of securities representing at least fifty percent (50%) or more of the voting power of the securities issued by Parent having the power to vote (measured by voting power rather than number of shares) in the election of directors of Parent (“Voting Stock”), or (c) the consolidation, merger or other business combination of Parent with or into any other Person or Persons, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; provided, however, that for the avoidance of doubt a Change of Control will not be deemed to have occurred in the case of clause (c) above in the case of (i) a consolidation, merger or other business combination in which holders of the Voting Stock immediately prior to such transaction continue after such transaction to hold, directly or indirectly, the same relative percentage of the securities issued by such surviving entity or entities having the power to vote the power to vote, or (ii) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of Parent.

“Charter Documents” shall have the meaning set forth in the definition of “Governance Documents.”

“Chosen Courts” shall have the meaning set forth in Section 11.8(a).

“Claims or Assertions” shall have the meaning set forth in Section 4.17(d).

“Closing” shall have the meaning set forth in Section 1.1.

“Closing Date” shall have the meaning set forth in Section 1.1.

“Closing Form 8-K” shall have the meaning set forth in Section 7.7(c).

“Closing Press Release” shall have the meaning set forth in Section 7.7(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commerce” shall have the meaning set forth in the definition of “Specified Business Conduct Laws.”

Schedule A - 2

“Common Share Price” shall mean the maximum volume-weighted average price of one share of Parent Class A Common Stock as reported on NYSE (or the exchange on which the shares of Parent Class A Common Stock are then listed) and displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for the Parent Class A Common Stock (or its equivalent successor if Bloomberg ceases to publish such price, or such page is not available) achieved for a period of at least twenty (20) days within any thirty (30) consecutive trading days commencing on or after the Closing Date and ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock) and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Communications Plan” shall have the meaning set forth in Section 7.8(b).

“Company” shall have the meaning set forth in Preamble.

“Company Acquisition Proposal” shall mean any written or bona fide oral inquiry, indication of interest, proposal or offer (other than an offer, indication of interest or proposal made or submitted by or on behalf of Parent or any of its Affiliates) contemplating or otherwise relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving, directly or indirectly:

(a)    any merger, consolidation, amalgamation, share exchange, business combination, joint venture, acquisition, financing, recapitalization (for the avoidance of doubt, other than the Recapitalization), dissolution, liquidation, reorganization or other similar transaction involving the Company or any of its Subsidiaries;

(b)    any issuance, sale, pledge, disposal of, transfer or encumbrance of any securities (or instruments convertible into or exercisable or exchangeable for, such securities) of the Company or any of its Subsidiaries, other than issuances, sales, pledges, disposals, transfers or encumbrances of securities (or instruments convertible into or exercisable or exchangeable for, such securities) expressly permitted by Section 6.1;

(c)    any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 10% or more of the outstanding voting power of the Company or any of its Subsidiaries; or (ii) in which the Company or any of its Subsidiaries issues, transfers, sells or pledges securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 10% or more of the outstanding voting power of the Company or any of its Subsidiaries (after giving effect to such transaction);

(d)    any sale, pledge, exchange, transfer, acquisition or disposition of 10% or more of the assets of the Company, any of its Subsidiaries or of any business or businesses that constitute or account for 10% or more of the revenues or income of the Company or any of its Subsidiaries;

(e)    any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 10% or more of the outstanding voting power of the Company or any of its Subsidiaries;

Schedule A - 3

(f)    any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company or any of its Subsidiaries or of the revenues, income or assets of the Company or any of its Subsidiaries involved is 10% or more; or

(g)    any other transaction that would reasonably be expected to materially impede, materially delay, materially interfere with or prevent the consummation of the Transactions.

provided that, for the avoidance of doubt, nothing in this definition of “Company Acquisition Proposal” shall be deemed to limit the restrictions set forth in Section 6.1 or otherwise permit the Company or any of its Subsidiaries to take or omit to take any action that prohibited by Section 6.1; provided, further, with respect to any action by the Company (x) in respect of which Parent provides prior written consent in accordance with Section 6.1 or (y) that is explicitly disclosed in Section 6.1 of the Company Disclosure Letter, the Company’s taking of such action shall not, in such instance only and not in any future instances, be considered a Company Acquisition Proposal solely to the extent the Company has taken such action in accordance with the explicit terms of such consent or as explicitly disclosed in Section 6.1 of the Company Disclosure Letter.

“Company Benefit Plans” shall have the meaning set forth in Section 4.11(a).

“Company Board” shall have the meaning set forth in the Recitals.

“Company Change in Recommendation” shall have the meaning set forth in Section 7.4(b).

“Company Class V Common Stockholder” shall mean a holder of shares of New Company Class V Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Closing Statement” shall have the meaning set forth in Section 1.2(b).

“Company Common Stock” shall mean (a) in respect of any time prior to the Recapitalization, shares of the Company Current Common Stock, and (b) in respect of any time immediately following the Recapitalization, shares of the New Company Class A Common Stock and the New Company Class V Common Stock.

“Company Current Common Stock” shall mean the shares of Common Stock, par value $0.00001 per share, of the Company.

“Company Disclosure Letter” shall have the meaning set forth in Article IV.

“Company Equity Awards” means each Company Option, each Company Non-Plan Option, each award of Company Restricted Stock and each other compensatory award to any current or former director, officer, employee or other service provider of the Company of rights of any kind to receive any Company Stock under the Company Stock Plans or otherwise.

“Company Equity Value” shall mean three billion five hundred million dollars ($3,500,000,000).

“Company Information Statement” shall have the meaning set forth in Section 7.4(a).

“Company Interest Holder” shall mean a holder of Company Interests issued and outstanding immediately prior to the Effective Time.

“Company Interest Holder Party Group” shall have the meaning set forth in Section 11.15(a).

Schedule A - 4

“Company Interest Holder Privileged Communications” shall have the meaning set forth in Section 11.15(a).

“Company Interests” shall mean the Company Stock (including Company Restricted Stock), Company Options, Company Warrants and Company Non-Plan Options.

“Company IT Systems” shall mean any and all information technology and computer systems, Software, firmware, hardware, networks and infrastructure, servers, interfaces, platforms, related systems, databases, and data communication equipment and lines, websites, facilities, and equipment owned, outsourced, licensed, or leased by, or otherwise used by or for, or relied on by, the Company or its Subsidiaries to process, store, transmit, maintain, backup or operate data, information and functions, whether or not in electronic format.

“Company Investors’ Rights Agreement” shall mean the Amended and Restated Investors’ Rights Agreement, dated August 12, 2019, by and among the Company and the Company Stockholders party thereto, as amended on November 10, 2020, as may be further amended, restated, supplemented or otherwise modified from time to time.

“Company Material Adverse Effect” shall mean any change, event, development, circumstance, or occurrence, that, individually or when aggregated with other changes, events, developments, circumstances or occurrences: (a) has had or would be reasonably likely to have a materially adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) has or is reasonably likely to prevent or materially delay the ability of the Company or any of its Subsidiaries to consummate the Transactions; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred pursuant to the foregoing clause (a): (i) acts of war, sabotage, or terrorism, or any escalation or worsening of any such acts of war, sabotage, or terrorism, or changes in global or national political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19) or other natural or man-made disasters; (iii) the taking of any action required to be taken by this Agreement, or omitting to take any action that the Company is required not to take pursuant to the terms of this Agreement, or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates including changes in interest rates; or (viii) any failure to meet any projections, forecasts, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, development, circumstance or occurrence (alone or in combination) underlying such failure has resulted in a Company Material Adverse Effect; provided, however, that if a change or effect related to clauses (i), (ii), (iv), (v), (vi), or (vii) disproportionately adversely affects the Company and its Subsidiaries, compared to other Persons operating in the same industries and geographies as the Company and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” shall have the meaning set forth in Section 4.19(a).

Schedule A - 5

“Company Non-Plan Option” shall mean a compensatory option to purchase any Company Stock granted outside of the terms and conditions of the Company Stock Plans.

“Company Option” shall mean an option to purchase any Company Stock pursuant to the Company Stock Plans.

“Company Preferred Stock” shall mean the shares of Company Series A Preferred Stock, Company Series B-1 Preferred Stock and Company Series B-2 Preferred Stock.

“Company Privacy Notices” shall have the meaning set forth in Section 4.18(a).

“Company Real Property Leases” shall have the meaning set forth in Section 4.13(b).

“Company Recommendation” shall have the meaning set forth in Section 4.4(b).

“Company Released Parties” shall have the meaning set forth in Section 7.19(a).

“Company Restricted Stock” shall mean the restricted shares of Company Common Stock granted pursuant to the Company Stock Plans or otherwise, which includes any shares of Company Common Stock issued pursuant to early-exercised Company Options and any shares of Company Common Stock for which restrictions were subsequently imposed following their issuance that in each case, are subject to vesting based on the passage of time and/or the achievement of performance goals.

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series B-1 Preferred Stock” shall mean the Series B-1 Preferred Stock, par value $$0.00001 per share, of the Company.

“Company Series B-2 Preferred Stock” shall mean the Series B-2 Preferred Stock, par value $$0.00001 per share, of the Company.

“Company Stock” shall mean (a) in respect of any time prior to the Recapitalization, the Company Common Stock, the Company Preferred Stock and any vested Company Restricted Stock, and (b) in respect of any time immediately following the Recapitalization, the Company Common Stock and any vested Company Restricted Stock.

“Company Stock Adjusted Fully Diluted Shares” shall mean the sum of (without duplication): (a) the aggregate number of shares of Company Stock outstanding as of immediately prior to the Effective Time and following the consummation of the Recapitalization (including all shares of Company Restricted Stock, whether vested or unvested); (b) the aggregate number of shares of Company Common Stock that are issuable upon the exercise or settlement of all Company Options and Company Non-Plan Options that are unexpired, issued, outstanding and vested as of immediately prior to the Effective Time (assuming, for purposes of this calculation, that all such Company Options and Company Non-Plan Options are exercised on a net exercise basis based on the assumption, solely for purposes of this calculation, that the fair market value of one (1) Option Share equals (x) the Per Share Company Stock Consideration multiplied by (y) ten dollars ($10.00)); and (c) the aggregate number of shares of Company Common Stock that are issuable upon the exercise or settlement of all Company Warrants that are unexpired, issued, outstanding and vested as of immediately prior to the Effective Time (assuming, for purposes of this calculation, that all such Company Warrants are vested and exercised on a net exercise basis based on the assumption, solely for purposes of this calculation, that the fair market value of one (1) Warrant Share equals the (x) Per Share Company Stock Consideration multiplied by (y) ten dollars ($10.00)).

Schedule A - 6

“Company Stockholder” shall mean a holder of a share of Company Stock issued and outstanding immediately prior to the Effective Time.

“Company Stock Plans” shall mean the 2017 Stock Plan of the Company, as amended, that was adopted in October 2017.

“Company Transaction Costs” shall mean all fees, costs and expenses incurred by or on behalf of the Company or any of its Subsidiaries, in each case, prior to and on the Closing Date in connection with the negotiation, preparation, execution and performance of this Agreement, the other Transaction Agreements and the consummation of the Transactions and any related agreements in connection with the Transactions, in each case to the extent unpaid immediately prior to the Closing, including, without limitation: (a) all transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses payable in connection with or in anticipation of the consummation of the Transactions to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers; (b) fifty percent (50%) of the costs, fees and expenses related to the D&O Tail; (c) all severance, change of control payments, stay bonuses, retention bonuses, and any other transaction-related bonuses and all other compensation that may be payable at the Closing or thereafter become payable, in each case of this clause (c), solely to the extent resulting from the consummation of the Transactions (and not any other action (including any termination of employment following the Closing)), and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; and (d) fifty percent (50%) of any filing fees required by Governmental Entities pursuant to Section 7.6.

“Company Waiving Parties” shall have the meaning set forth in Section 11.15(b).

“Company Warrants” shall mean warrants of the Company that are convertible or exercisable into Company Stock pursuant to warrants by and between the Company and the holders of Company Warrants.

“Confidentiality Agreement” shall mean the Mutual Non-Disclosure Agreement, dated as of June 3, 2021, by and between Parent and the Company.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, undertaking, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property.”

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Legal Proceeding, written directive or written guidelines by any Governmental Entity directly in connection with or directly in response to COVID-19, including, but not limited to, the CARES Act, in each case that are binding on the Company and its Subsidiaries.

“Data Protection Laws” shall mean any and all applicable Laws and legal requirements relating to privacy, data security, or Personal Information, and similar consumer protection laws, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, as applicable, the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), California Consumer Privacy Act (CCPA), Gramm-Leach-Bliley Act (GLBA), Fair Credit Reporting Act (FCRA), NYDFS Cybersecurity Regulation and any and all applicable Laws governing breach notification in connection with Personal Information.

Schedule A - 7

“Data Security Requirements” shall have the meaning set forth in Section 4.18(a).

“D&O Indemnified Party” shall have the meaning set forth in Section 7.15(a).

“D&O Tail” shall have the meaning set forth in Section 7.15(b).

“DGCL” shall have the meaning set forth in Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 2.10(a).

“DLLCA” shall have the meaning set forth in Recitals.

“Earnout Period” shall mean the time period beginning on the Closing Date and ending on and including the date of the five (5)-year anniversary of the Closing Date.

“Effective Time” shall have the meaning set forth in Section 2.1.

“Employee Stock Purchase Plan” shall have the meaning set forth in Section 7.26.

“Employee Stock Purchase Plan Share Reserve” shall have the meaning set forth in Section 7.26.

“Environmental Law” shall mean any and all applicable Law relating to pollution, Hazardous Materials, or the protection of the environment, natural resources, or human health and safety.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person or trade or business (whether or not incorporated) that, together with the Company, is (or at any relevant time has been or would be) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 2.8(b).

“Exchange Fund” shall have the meaning set forth in Section 2.8(c).

“Excluded Shares” shall have the meaning set forth in Section 2.6(h).

“Existing Financing Agreement” shall mean that certain Financing Agreement, dated as of January 27, 2021, by and between Dave OD Funding I, LLC, Victory Park Management, LLC and the other parties thereto, as amended, supplemented or modified from time to time.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“FCPA” shall have the meaning set forth in Section 4.24(a).

“Financial Derivative/Hedging Arrangement” shall mean any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these Transactions.

Schedule A - 8

“Financial Statements” shall have the meaning set forth in Section 4.7(a).

“First Certificate of Merger” shall have the meaning set forth in Section 1.4(e).

“First Merger” shall have the meaning set forth in Recitals.

“First Merger Sub” shall have the meaning set forth in Preamble.

“First Merger Sub Common Stock” shall have the meaning set forth in Section 5.3(b).

“First Refusal and Co-Sale Agreement” shall mean the Amended and Restated First Refusal and Co-Sale Agreement, dated August 12, 2019, by and among the Company and the Company Stockholders party thereto, as amended on November 10, 2020, as may be further amended, restated, supplemented or otherwise modified from time to time.

“Foreign Person” has the meaning set forth in 31 C.F.R. § 800.224.

“Founder Holder Agreement” shall have the meaning set forth in Recitals.

“Founder Holder Class B Conversion” shall have the meaning set forth in Recitals.

“Founder Holder Contingent Closing Shares” shall mean up to 951,622 shares of Parent Class A Common Stock (after giving effect to the Founder Holder Class B Conversion) (as equitably adjusted to reflect any change in the number of outstanding shares of Parent Class A Common Stock by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event occurring after the Closing).

“Founder Holder Earnout Shares” shall have the meaning set forth in Section 3.1.

“Founder Holder Forfeiture” shall have the meaning set forth in the Recitals.

“Founder Holders” shall mean Sponsor, Janet Kloppenburg, Peter Offenhauser and Kurt Summers, in each case solely in their capacity as holders of Class B Common Stock as of immediately prior to the Closing and the Founder Holder Class B Conversion.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 4.1 (Organization and Qualification); Section 4.2 (Company Subsidiaries); Section 4.3 (Capitalization); Section 4.4 (Due Authorization); and Section 4.16 (Brokers; Third Party Expenses); and (b) in the case of Parent, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.2 (Parent Subsidiaries); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); and the first two sentences of Section 5.14 (Trust Account).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governance Documents” shall mean (a) with respect to a corporation, the certificate or articles of incorporation and bylaws (or jurisdictional equivalent thereof); (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity (including any certificate of formation, limited liability company agreement, certificate of limited partnership, and limited partnership agreement) (the documents listed in subclauses (a) or (b), as applicable, “Charter Documents”); (c) any other instrument, contract or agreement relating to the governance, management or ownership of such entity (including voting agreements, investor rights agreements, registration rights agreements, and similar instruments, contracts or agreements); and (d) any amendment or modifications to any of the foregoing.

Schedule A - 9

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, any political subdivision thereof, regulatory or administrative agency, governmental commission, department, board, bureau, body, authority, rate setting agency, division, office, agency or instrumentality, court or tribunal.

“Hazardous Material” shall mean any substance, material or waste that is listed, classified, defined, characterized or otherwise regulated by a Governmental Entity as a “pollutant,” “contaminant,” “toxic substance,” “hazardous substance,” “hazardous material” or words of similar meaning or effect, including any radioactive materials, petroleum products or byproducts, and per- and polyfluoroalkyl substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” shall mean, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) any payment obligations evidenced by any bond, debenture, debt security, promissory note, mortgage or other similar instruments; (c) any obligations, contingent or otherwise, to pay the deferred purchase price for assets, property or services, including “earnout” payments; (d) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, to the extent drawn; (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; (h) any obligations, that individually exceed one hundred thousand dollars ($100,000) or collectively exceed two hundred fifty thousand dollars ($250,000), and are associated with unpaid bonuses or severance or unfunded deferred compensation (computed as though all such obligations were payable as of the Closing); (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above; and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include (i) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice or (ii) Company Transaction Costs or Parent Transaction Costs.

“Initial Post-Closing Parent Board” shall have the meaning set forth in Section 7.17.

“Insider” shall have the meaning set forth in Section 4.21.

“Insurance Policies” shall have the meaning set forth in Section 4.20.

“Intellectual Property” shall mean all rights in the following: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisionals, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including industrial designs and certificates of invention and any applications for either of the foregoing) (collectively, “Patents”); (b) all trademarks, business marks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other indicia of source or origin or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, Software (including all source code, object code, firmware, development tools, files, records

Schedule A - 10

and data, and all documentation related to any of the foregoing) and all rights therein, pictorial and graphic works, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media usernames and accounts; (e) trade secret rights, know-how, technology, source code, discoveries and improvements, inventions, works, innovations, ideas, research and development, formulas, algorithms, compositions, processes and techniques, Personal Information, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, manuals, and other confidential or proprietary information (collectively “Trade Secrets”); and (f) all other intellectual property, intellectual property rights, proprietary information and proprietary rights of any type in any jurisdiction.

“Intended Tax Treatment” shall have the meaning set forth in Section 2.12.

“Interim Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Interim LTIP/ESPP Commitments” shall have the meaning set forth in Section 6.1(a).

“Interim Period” shall have the meaning set forth in Section 6.1.

“Investor Rights Agreement” shall have the meaning set forth in the Recitals.

“IP License” shall mean (a) any grant (or covenant not to assert) by the Company or its Subsidiaries to another Person of or regarding any right relating to or under the Owned Intellectual Property, and (b) any grant (or covenant not to assert) by another Person to the Company or its Subsidiaries or regarding any right relating to or under any third Person’s Intellectual Property.

“JOBS Act” shall mean the Jumpstart Our Business Startups Act of 2012, as amended.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event (after reasonable inquiry) of: (a) with respect to the Company, the individuals listed on Section 1.2(a) of the Company Disclosure Letter; and (b) with respect to Parent, First Merger Sub or Second Merger Sub, the individuals listed on Section 1.2(b) of the Parent Disclosure Letter.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, ruling, injunction, judgment, order, writ or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 4.13(b).

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), review, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Letter of Transmittal” shall have the meaning set forth in Section 2.8(d).

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to the Company or its Subsidiaries.

“Lien” shall mean any mortgage, pledge, security interest, easement, option, right of first refusal, encumbrance, lien, license restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“LTIP” shall have the meaning set forth in Section 7.26.

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“LTIP Share Reserve” shall have the meaning set forth in Section 7.26.

“Material Customers” shall have the meaning set forth in Section 4.23(a).

“Material Permits” shall have the meaning set forth in Section 4.6(b).

“Material Suppliers” shall have the meaning set forth in Section 4.23(b).

“Merger Materials” shall have the meaning set forth in Section 7.3(b).

“Mergers” shall have the meaning set forth in Recitals.

“Merger Subs” shall have the meaning set forth in the Preamble.

“New Company Class A Common Stock” shall have the meaning set forth in the Recitals.

“New Company Class V Common Stock” shall have the meaning set forth in the Recitals.

“New Company Class V Common Stock Certificate” shall have the meaning set forth in Section 2.6(a).

“NYSE” shall have the meaning set forth in Section 5.12.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Open Source Software” shall mean (i) any Software that contains, or is derived in whole or in part from, any Software that is generally available in source code form and that is distributed under a license which, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, and (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), and (ii) any Software distributed under such licenses as the GNU General Public License, the GNU Lesser General Public License, the BSD License, the MIT License, the Mozilla Public License, the Apache License, the Common Public License or any other licenses approved by the Open Source Initiative (including all licenses listed at https://opensource.org/osd and http://opensource.org/licenses/alphabetical) or any other “open source”, “copyleft,” “free,” or similar license.

“Option Shares” shall mean the shares of Company Common Stock issuable pursuant to a Company Option or a Company Non-Plan Option in accordance with the terms of such Company Option or Company Non-Plan Option.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Owned Intellectual Property” shall mean all Intellectual Property that is owned or purported to be owned, in whole or in part, by the Company or its Subsidiaries.

“Parent” shall have the meaning set forth in Preamble.

“Parent A&R Bylaws” shall have the meaning set forth in Recitals.

“Parent A&R Charter” shall have the meaning set forth in Recitals.

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“Parent Acquisition Proposal” shall mean any written or bona fide oral inquiry, proposal or offer contemplating or otherwise relating to any Parent Acquisition Transaction.

“Parent Acquisition Transaction” shall mean any “initial business combination” (as defined under the final prospectus of Parent, dated as of March 4, 2021, and filed with the U.S. Securities and Exchange Commission (File No. 333-252577) on March 8, 2021) other than the Transactions or any other transactions with the Company and its Affiliates.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Cash” shall mean, as of the date or time of determination: (a) all amounts in the Trust Account following payment to all holders of Parent Class A Common Stock in connection with any Parent Stockholder Redemptions; plus (b) the amount of funds available to Parent outside of the Trust Account; plus (c) the PIPE Investment Amount and the amount of any Alternative Financing (as such amounts are finally delivered to Parent at or prior to the Closing by the PIPE Investors and, if applicable, Alternative Financing Sources), in each case, as calculated prior to, and without taking account of, payment or reimbursement of any Company Transaction Costs or Parent Transaction Costs or any amounts used to repay Indebtedness of the Company or Parent.

“Parent Change in Recommendation” shall have the meaning set forth in Section 7.5(b).

“Parent Charter” shall mean that certain Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on March 4, 2021.

“Parent Class A Common Stock” shall have the meaning set forth in Section 5.3(a).

“Parent Class B Common Stock” shall have the meaning set forth in Section 5.3(a).

“Parent Class V Common Stock” shall have the meaning set forth in the Recitals.

“Parent Closing Statement” shall have the meaning set forth in Section 1.2(a).

“Parent Common Stock” shall mean (a) the Parent Class A Common Stock and (b) (i) prior to the consummation of the Founder Holder Class B Conversion, the Parent Class B Common Stock, or (ii) following the consummation of the Founder Holder Class B Conversion and the adoption of the Parent A&R Charter, the Parent Class V Common Stock.

“Parent D&O Tail” shall have the meaning set forth in Section 7.15(b).

“Parent Disclosure Letter” shall have the meaning set forth in Article V.

“Parent Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences that would reasonably be expected to prevent or materially delay the ability of Parent, First Merger Sub or Second Merger Sub to consummate the Transactions; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) events or conditions generally affecting the industries and markets in which Parent or any of its Subsidiaries operates including changes in interest rates; (v) earthquakes, hurricanes, tornados, pandemics

Schedule A - 13

(including COVID-19) or other natural or man-made disasters; (vi) acts of war, sabotage, or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or changes in global or national political or social conditions; (vii) the taking of any action required to be taken by this Agreement, or omitting to take any action that Parent or either Merger Sub is required not to take pursuant to the terms of this Agreement, or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with stockholders, PIPE Investors or Governmental Entities); (viii) the consummation and effects of the Parent Stockholder Redemptions; or (ix) the Warrant Accounting Issue; provided, however, that (A) if a change or effect related to clauses (i), (ii), (iii), (iv), (v) or (vi) disproportionately adversely affects Parent and its Subsidiaries, compared to other Persons operating in the same industries and geographies as Parent and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred, and (B) if a change or effect related to clause (ix) disproportionately adversely affects Parent compared to other special purpose acquisition companies that have consummated initial public offerings prior to the release of the SEC Warrant Accounting Statement and have not consummated an initial business combination, then such disproportionate impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

“Parent Material Contracts” shall have the meaning set forth in Section 5.11.

“Parent Minimum Cash” shall mean an amount equal to two hundred ten million dollars ($210,000,000).

“Parent Party Group” shall have the meaning set forth in Section 11.15(b).

“Parent Preferred Stock” shall have the meaning set forth in Section 5.3(a).

“Parent Privileged Communications” shall have the meaning set forth in Section 11.15(b).

“Parent Proxy Statement” shall have the meaning set forth in Section 7.3(a).

“Parent Public Stockholders” shall mean the Parent Stockholders, other than the Founder Holders.

“Parent Recommendation” shall have the meaning set forth in Recitals.

“Parent Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of March 4, 2021, by and among Parent and the Founder Holders.

“Parent Released Parties” shall have the meaning set forth in Section 7.19(b).

“Parent SEC Reports” shall have the meaning set forth in Section 5.7(a).

“Parent Shares” shall have the meaning set forth in Section 5.3(a).

“Parent Special Meeting” shall have the meaning set forth in Section 7.5(a).

“Parent Stockholder Matters” shall have the meaning set forth in Section 7.3(a).

“Parent Stockholder Redemptions” shall have the meaning set forth in Section 7.3(a).

“Parent Stockholders” shall mean the holders of Parent Common Stock as of immediately prior to the Effective Time.

“Parent Transaction Costs” shall mean all fees, costs and expenses incurred by or on behalf of Parent or any of its Subsidiaries, in each case prior to and on the Closing Date in connection with the negotiation, preparation, execution and performance of this Agreement, the other Transaction Agreements (including the PIPE Investment) and the consummation of the Transactions and any related agreements in

Schedule A - 14

connection with the Transactions, including, without limitation: (a) all outstanding deferred, unpaid or contingent underwriting, transaction, deal, success fees, brokerage, financial or legal advisory or any similar fees, costs, commissions or expenses owed or payable by Parent, any of its Subsidiaries or, to the extent Parent or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts, the Sponsor or their respective Affiliates, in connection with the initial public offering of Parent or in connection with or in anticipation of the consummation of the Transactions (including the PIPE Investment) to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers, in each case, to the extent unpaid immediately prior to the Closing; (b) all costs, fees and expenses of preparing, filing and mailing the Registration Statement and the Parent Proxy Statement; (c) all costs, fees or expenses incurred or payable and unpaid by Parent, any of its Subsidiaries or, to the extent Parent or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts, the Sponsor or their respective Affiliates, in connection with the operation of Parent or any of its Subsidiaries, in each case, to the extent unpaid immediately prior to the Closing; (d) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders that will be repaid at Closing (which, for the avoidance of doubt, shall include all Indebtedness owed to the Sponsor that has not been converted, at the Sponsor’s election, into Parent Warrants); (e) fifty percent (50%) of the costs, fees and expenses related to the D&O Tail; and (f) fifty percent (50%) of any filing fees required by Governmental Entities pursuant to Section 7.6.

“Parent Units” shall mean equity securities of Parent each consisting of one (1) share of Parent Class A Common Stock and one-fourth (1/4th) of one (1) Public Warrant.

“Parent Waiving Parties” shall have the meaning set forth in Section 11.15(a).

“Parent Warrantholder Proposal” shall have the meaning set forth in Section 7.3(a).

“Parent Warrants” shall have the meaning set forth in Section 5.3(a).

“Parties” shall have the meaning set forth in Preamble.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property.”

“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).

“PCAOB Audited Financials” shall have the meaning set forth in Section 7.24.

“PIPE Alternative Financing” shall have the meaning set forth in Section 7.20(c).

“PIPE Alternative Financing Source” shall have the meaning set forth in Section 7.20(c).

“PIPE Investment” shall have the meaning set forth in Recitals.

“PIPE Investment Amount” shall have the meaning set forth in Section 5.13.

“PIPE Investors” shall have the meaning set forth in Recitals.

“Permit” shall mean any franchise, grant, easement, variance, exception, waiver, accreditation, license, certificate of compliance, authorization, consent, order, permit, approval, non-objection, no-action letter, regulatory waiver or exemptive relief, membership, authorization, charter, or other action of, or any filing, registration or qualification with, any Governmental Entity or any third party.

“Permitted Lien” shall mean: (a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for

Schedule A - 15

on the Financial Statements (or, with respect to Parent, on the financial statements of Parent) in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purpose for which it is currently used; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or its Subsidiaries; (e) Liens securing the Indebtedness of Company; (f) in the case of Intellectual Property, non-exclusive licenses granted by the Company or its Subsidiaries to customers in the ordinary course of business; (g) Liens incurred in connection with capital lease obligations of the Company; or (h) restrictions on transfers as required by state and federal securities laws or the Governance Documents of Parent.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, or by the Company in any of its privacy policies, notices, Contracts or other public-facing statements, all information that identifies, could be used to identify, could reasonably be linked, directly or indirectly, with, or is otherwise associated or reasonably capable of being associated with, a natural Person or device, including (a) information that identifies, could reasonably be used to identify or is otherwise identifiable with an individual or a device, and any individual’s name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (b) any data regarding an individual’s activities online or on a mobile device or other application, whether or not such information is associated with an identifiable individual, and (c) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Per Share Company Stock Consideration” shall mean a number of shares of the Applicable Class of Parent Common Stock equal to (a) the Aggregate Stock Consideration, divided by (b) the number of Company Stock Adjusted Fully Diluted Shares.

“Pre-Closing Tax Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Private Placement Warrants” shall have the meaning set forth in Section 5.3(a).

“Pro Rata Basis” shall mean, with respect to each Founder Holder, in accordance with the ratio calculated by dividing (a) the number of shares of Parent Class A Common Stock held by such Founder Holder (after giving effect to the Founder Holder Class B Conversion but without giving effect to the Founder Holder Forfeiture) as of immediately following the Closing by (b) the aggregate number of shares of Parent Class A Common Stock held by all of the Founder Holders (after giving effect to the Founder Holder Class B Conversion but without giving effect to the Founder Holder Forfeiture) as of immediately following the Closing.

“Public Warrants” shall have the meaning set forth in Section 5.3(a).

Schedule A - 16

“R&D Sponsor” shall mean any Governmental Entity or any university, college or other educational institution or research center.

“Recapitalization” shall have the meaning set forth in the Recitals.

“Redemption Aggregate Shares” shall mean the aggregate number of shares of Parent Class A Common Stock that the Parent Public Stockholders have elected to convert to cash in connection with the Parent Stockholder Redemptions in accordance with the provisions of Parent’s Charter Documents.

“Redemption Alternative Financing” shall have the meaning set forth in Section 7.20(d).

“Redemption Alternative Financing Source” shall have the meaning set forth in Section 7.20(d).

“Redemption Excess Shares Amount” shall mean the number of shares of Parent Class A Common Stock equal to the difference (which shall not be less than zero (0)) of (a) the Redemption Aggregate Shares minus (b) the Redemption Threshold Shares.

“Redemption Threshold Shares” shall mean shares of Parent Class A Common Stock that Parent Public Stockholders have elected to convert to cash in accordance with the provisions of Parent’s Charter Documents in connection with the Parent Shareholder Redemptions equal to twenty percent (20%) of the issued and outstanding shares of Parent Class A Common Stock held by Parent Public Stockholders as of immediately prior the consummation of the Parent Stockholder Redemptions.

“Registration Statement” shall have the meaning set forth in Section 7.3(a).

“Regulation S-K” shall have the meaning set forth in Section 5.7(b).

“Regulation S-X” shall have the meaning set forth in Section 5.7(b).

“Regulatory Filings” shall have the meaning set forth in Section 7.9.

“Released Claims” shall have the meaning set forth in Section 7.11.

“Released Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Representatives, and each of their respective successors and assigns; provided that, notwithstanding anything herein to the contrary, with respect to Parent, “Released Related Parties” shall be deemed to also include Sponsor, Victory Park Capital Advisors, LLC, its Affiliates, any former, current or future fund, account, portfolio company or other investment vehicle managed directly or indirectly by Victory Park Capital Advisors, LLC or any of its Affiliates and its and their respective former, current or future direct or indirect members, investment managers, partners, employees, principals, investors, Representatives, agents, predecessors, successors and assigns.

“Remedies Exception” shall have the meaning set forth in Section 4.4(a).

“Repurchase” shall have the meaning set forth in Section 7.23.

“Repurchase Agreement” means that certain Repurchase Agreement, entered into by and among Parent and the Selling Company Holders, dated as of the date hereof.

“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.

“Requisite Company Stockholder Approval” shall have the meaning set forth in Section 7.4(a).

Schedule A - 17

“Requisite Parent Stockholder Approval” shall have the meaning set forth in Section 7.3(a).

“Retention Award Summary” shall have the meaning set forth in Section 4.11(b).

“Reviewable Documents” shall have the meaning set forth in Section 7.7(c).

“Rollover Option” shall have the meaning set forth in Section 2.6(c).

“Rollover Option Shares” shall have the meaning set forth in Section 2.6(c).

“Rollover Restricted Stock” shall have the meaning set forth in Section 2.6(e).

“Sanctions” shall have the meaning set forth in the definition of “Specified Business Conduct Laws.”

“Scheduled Intellectual Property” shall have the meaning set forth in Section 4.17(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Certificate of Merger” shall have the meaning set forth in Section 1.4(f).

“Second Effective Time” shall have the meaning set forth in Section 2.1.

“Second Merger” shall have the meaning set forth in Recitals.

“Second Merger Sub” shall have the meaning set forth in Preamble.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC Warrant Accounting Statement” means that certain Staff Statement on Select Issues Pertaining to Special Purpose Acquisition Companies, dated March 31, 2021, released by the SEC.

“Selling Company Holders” shall mean those Company Stockholders listed on Section 7.23 of the Company Disclosure Letter.

“Signing Form 8-K” shall have the meaning set forth in Section 7.7(a).

“Signing Press Release” shall have the meaning set forth in Section 7.7(b).

“Software” shall mean any and all (a) software or computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (c) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation related to any of the foregoing.

“Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other applicable Laws relating to bribery or corruption; (b) all Laws imposing economic or trade sanctions on any Person, including, without limitation, all Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC), all sanctions Laws or embargos imposed or administered by the U.S. Department of State (“State”), the United Nations Security Council,

Schedule A - 18

Her Majesty’s Treasury or the European Union or other relevant sanctions authority (collectively, “Sanctions”); (c) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”), the International Traffic in Arms Regulations administered by State, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation; and (d) the anti-boycott Laws administered by Commerce and the Internal Revenue Service.

“Sponsor” shall mean VPC Impact Acquisition Holdings Sponsor III, LLC, a Delaware limited liability company.

“State” shall have the meaning set forth in the definition of “Specified Business Conduct Laws.”

“Straddle Period” shall mean any taxable year or period beginning on or before and ending after the Closing Date.

“Stockholder Written Consent” shall have the meaning set forth in Section 7.4(a).

“Subscription Agreements” shall have the meaning set forth in Section 5.13.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Support Agreement” shall have the meaning set forth in Recitals.

“Surrender Documentation” shall have the meaning set forth in Section 2.8(d).

“Surviving Corporation” shall have the meaning set forth in Recitals.

“Surviving Entity” shall have the meaning set forth in Recitals.

“Tax” or “Taxes” shall mean: any and all federal, state, local and foreign taxes, including gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, only to the extent such items are in the nature of a tax and are imposed by a Governmental Entity, (whether disputed or not and however denominated) together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement the principal purpose of which is not Taxes).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

Schedule A - 19

“Transaction Agreements” shall mean this Agreement, the Subscription Agreements, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, the Founder Holder Agreement, the Investor Rights Agreement, the Merger Certificates, the Repurchase Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to (a) this Agreement, including the Mergers and (b) the other Transaction Agreements (to the extent, solely in respect of clause (b) and without limiting anything in clause (a), such transactions contemplated by the other Transaction Agreements at or prior to the Closing).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Event I” shall mean the first date on which the Common Share Price is equal to or greater than twelve dollars and fifty cents ($12.50) after the Closing Date, but within the Earnout Period; provided, that (i) in the event of a Change of Control pursuant to which Parent’s stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least twelve dollars and fifty cents ($12.50) to each share of Parent Class A Common Stock (as agreed in good faith by Sponsor and the Parent Board), then Triggering Event I shall be deemed to have occurred and (ii) in the event that, and as often as, the number of outstanding shares of Parent Class A Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (i.e., twelve dollars and fifty cents ($12.50)) will, for all purposes of this Agreement (and the Founder Holder Agreement), in each case be equitably adjusted to reflect such change.

“Triggering Event II” shall mean the first date on which the Common Share Price is equal to or greater than fifteen dollars ($15.00) after the Closing Date, but within the Earnout Period; provided, that (i) in the event of a Change of Control pursuant to which Parent’s stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least fifteen dollars ($15.00) to each share of Parent Class A Common Stock (as agreed in good faith by Sponsor and the Parent Board), then Triggering Event II shall be deemed to have occurred and (ii) in the event that, and as often as, the number of outstanding shares of Parent Class A Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (i.e., fifteen dollars ($15.00)) will, for all purposes of this Agreement (and the Founder Holder Agreement), in each case be equitably adjusted to reflect such change.

“Triggering Events” shall mean Triggering Event I and Triggering Event II, collectively.

“Trust Account” shall have the meaning set forth in Section 5.14(a).

“Trust Agreement” shall have the meaning set forth in Section 5.14(a).

“Trust Termination Letter” shall have the meaning set forth in Section 7.9.

“Trustee” shall have the meaning set forth in Section 5.14(a).

“Unvested Company Option” shall have the meaning set forth in Section 1.2(b).

“Unvested Company Warrant” shall have the meaning set forth in Section 1.2(b).

“Unvested Rollover Option Shares” shall mean the Rollover Option Shares issuable upon the exercise of a Rollover Option that was received in connection with the First Merger pursuant to Section 2.6(c) in respect of an Unvested Company Option.

Schedule A - 20

“Voting Agreement” shall mean the Amended and Restated Voting Agreement, dated August 12, 2019, by and among the Company and the Company Stockholders party thereto, as amended on November 10, 2020, as may be further amended, restated, supplemented or otherwise modified from time to time.

“Voting Stock” shall have the meaning set forth in the definition of “Change of Control.”

“VPC Affiliate” shall mean the Sponsor, Victory Park Capital Advisors, LLC, its and their respective Affiliates, each fund, account, portfolio company or other investment vehicle managed directly or indirectly by Victory Park Capital Advisors, LLC or any of its Affiliates, each institutional investor with whom any of the foregoing have a relationship, and its and their respective direct and indirect members, partners, investment managers, partners, employees, principals, investors, Representatives, agents, predecessors, successors and assigns.

“Waived 280G Benefits” shall have the meaning set forth in Section 7.30.

“WARN” shall have the meaning set forth in Section 4.12(e).

“Warrant Accounting Issue” shall have the meaning set forth in Section 5.7(a).

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of March 4, 2021, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent, as may be amended, modified or supplemented.

“Warrant Agreement Amendments” shall have the meaning set forth in Section 7.3(a).

“Warrant Shares” shall mean the shares of Company Common Stock issuable pursuant to a Company Warrant in accordance with the terms of such Company Warrant.

“Written Consent Failure” shall have the meaning set forth in Section 7.4(a).

“Written Consent Party” shall have the meaning set forth in Recitals.

Schedule A - 21

EXHIBIT A

FORM OF SUPPORT AGREEMENT

(See attached)

[See Exhibit 10.2 to this Current Report on Form 8-K.]

Exhibit A

EXHIBIT B

FORM OF FOUNDER HOLDER AGREEMENT

(See attached)

[See Exhibit 10.3 to this Current Report on Form 8-K.]

Exhibit B

EXHIBIT C

FORM OF PARENT A&R CHARTER

(See attached)

Exhibit C

FINAL FORM

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VPC IMPACT ACQUISITION HOLDINGS III, INC.

VPC Impact Acquisition Holdings III, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

A.    The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 14, 2021 (the “Original Certificate of Incorporation”). The name under which the Original Certificate of Incorporation was filed is “VPC Impact Acquisition Holdings III, Inc.”

B.    An amended and restated certificate of incorporation which restated and amended the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time, and such amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 4, 2021 (the “First Amended and Restated Certificate”). The name under which the First A&R Certificate of Incorporation was filed is “VPC Impact Acquisition Holdings III, Inc.”

C.    The First Amended and Restated Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 7, 2021, by and among VPC Impact Acquisition Holdings III, Inc., a Delaware corporation, Bear Merger Company I Inc., a Delaware corporation, Bear Merger Company II LLC, a Delaware limited liability company, and Dave Inc., a Delaware corporation (the “Combination Agreement”). As part of the transactions contemplated by the Combination Agreement, 6,344,150 shares of the Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”) of the Corporation were converted on a 1-for-1 basis into 6,344,150 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”) of the Corporation such that, at the effectiveness of this Second Amended and Restated Certificate (as defined below), only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Second Amended and Restated Certificate and all Class A Common Stock in connection with or as contemplated by the Combination Agreement shall be Class A Common Stock for all purposes of this Second A&R Certificate of Incorporation.

D.    This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”) was approved and declared advisable by the board of directors of the Corporation and duly adopted by the stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as applicable.

E.    This Second Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate and shall become effective on the date of filing with the Secretary of State of the State of Delaware.

F.    Pursuant to Sections 242 and 245 of the General Corporation Law, the text of the First Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is Dave Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Section 1. Total Authorized

1.1    The total number of shares of all classes of stock that the Corporation has authority to issue is [•],000,000 shares, consisting of four (4) classes: [•],000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), [•],000,000 shares of Class V Common Stock, $0.0001 par value per share (“Class V Common Stock” and collectively with the Class A Common Stock, the “Common Stock”) and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

1.2    The number of authorized shares of Class A Common Stock or Class V Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Class A Common Stock or Class V Common Stock voting separately as a class shall be required therefor.

Section 2. Preferred Stock

2.1 The Corporation’s Board of Directors (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

2.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

Section 3. Rights of Class A Common Stock and Class V Common Stock

3.1 Except as otherwise provided in this Second Amended and Restated Certificate or required by applicable law, shares of Class A Common Stock and Class V Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

3.2 Except as otherwise expressly provided by this Second Amended and Restated Certificate or as provided by law, the holders of shares of Class A Common Stock and Class V Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class V Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder as of the applicable record date and each holder of Class V Common Stock shall have the right to ten (10) votes per share of Class V Common Stock held of record by such holder as of the applicable record date.

3.3 Shares of Class A Common Stock and Class V Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class V Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class V Common Stock shall receive shares of Class V Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class V Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class V Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class V Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class V Common Stock, each voting separately as a class.

3.4 Shares of Class A Common Stock or Class V Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class V Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class V Common Stock, each voting separately as a class.

3.5 Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class V Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class V Common Stock, each voting separately as a class.

3.6 In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class V Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class V Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (a) the only difference in the per share distribution to the holders of the Class A Common Stock and Class V Common Stock is that any securities distributed to the holder of a share Class V Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (b) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class V Common Stock, each voting separately as a class.

ARTICLE V

Section 1. Each share of Class V Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class V Common Stock shall be entitled to convert any of such holder’s shares of such Class V Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class V Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class V Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation or, if the notice of conversion specifies a different future effective time, including a time determined by the happening of a future event, such conversion shall be deemed to have occurred at such time, or on the happening of such event, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such time.

Section 2. Automatic and Mandatory Conversion.

2.1    Each share of Class V Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, immediately prior to the close of business on the earlier to occur of: (a) the receipt by the Corporation of a written request for such conversion from the holders of not less than a majority of the Class V Common Stock then outstanding, or, if later, the effective time for conversion specified in such request or (b) the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class V Common Stock.

2.2    Each share of the Founder’s Class V Common Stock (whether held directly or indirectly by, or in the case of a trust for the benefit of, the Founder) shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earliest to occur of: (a) the date employment with the Corporation or any of its subsidiaries is terminated for Cause (as defined below), (b) the date the Founder resigns (other than for Good Reason (as defined below)) and no longer providing services in a capacity as an officer, employee or director of the Corporation, (c) the date of the Founder’s death or Incapacity and (d) the date that the number of shares of capital stock of the Corporation, including any shares of capital stock of the Corporation underlying any securities (including restricted stock units, options, or other convertible instruments), whether such securities are vested or unvested, earned or unearned, convertible into or exchangeable or exercisable as of such time or in the future, held by the Founder and his Permitted Transferees is less than 35% of the number of shares of Class V Common Stock held by the Founder and his Permitted Transferees on the Effectiveness Date.

Section 3. Each share of Class V Common Stock held of record by a natural person, or by such person’s Permitted Transferees, shall automatically, without any further action by the Corporation or the holder thereof, convert into one (1) share of Class A Common Stock upon the death or Permanent Disability of such holder.

Section 4. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Second Amended and Restated Certificate or the Bylaws, relating to the administration of the conversion of shares of the Class V Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined in good faith by the Board) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class V Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

Section 5. The Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval of the holders of at least a majority of the outstanding shares of Class V Common Stock, voting as a single class, amend, alter, repeal or waive this Section 5 of Article V.

Section 6. Definitions.

6.1 A termination for “Cause” shall occur thirty (30) days after written notice by the Corporation to the Founder of a termination for Cause if the Founder shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Cause is not curable, then such thirty (30) day cure period shall not be required, and such termination shall be effective on the date the Corporation delivers notice of such termination for Cause. “Cause” shall mean the Corporation’s termination of the Founder’s Service Status as a result of: (i) fraud, embezzlement or any willful act of material dishonesty by the Founder in connection with or relating to the Founder’s Service Status; (ii) theft or misappropriation of property, information or other assets by the Founder in connection with the Founder’s Service Status which results in or could reasonably be expected to result in material loss, damage or injury to the Corporation and its subsidiaries, their goodwill, business or reputation; (iii) the Founder’s conviction, guilty plea, no contest plea, or similar plea for any felony or any crime that results in or could reasonably be expected to result in material loss, damage or injury to the Corporation and its subsidiaries, their goodwill, business or reputation; (iv) the Founder’s use of alcohol or drugs while working that materially interferes with the ability of the Founder to perform the Founder’s material duties hereunder; (v) the Founder’s material breach of a material Corporation policy, or material breach of a Corporation policy that results in or could reasonably be expected to result in material loss, damage or injury to the Corporation and its subsidiaries, their goodwill, business or reputation; (vi) the Founder’s material breach of any of his obligations under his service agreement with the Corporation, as in effect from time to time; or (vii) the Founder’s repeated insubordination, or refusal (other than as a result of Incapacity) to carry out or follow specific reasonable and lawful instructions, duties or assignments given by the Board of Directors which are consistent with the Founder’s position with the Corporation; provided that, for clauses (i)-(vii) above, the Corporation delivers written notice to the Founder of the condition giving rise to Cause within ninety (90) days after the Corporation knows of any such occurrence (other than knowledge of the Corporation attributable solely to the knowledge of the Founder).

6.2    “Convertible Security” shall mean any evidences of indebtedness, shares or other securities (other than shares of Class V Common Stock) convertible into or exchangeable for Class A Common Stock or Class V Common Stock, either directly or indirectly.

6.3 “Effectiveness Date” shall mean the date of the filing of this Second Amended and Restated Certificate.

6.4 “Founder” shall mean Jason Wilk.

6.5    A resignation for “Good Reason” shall occur thirty (30) days after written notice by the Founder to the Corporation of an alleged condition giving rise to a resignation for Good Reason if the Corporation shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Good Reason is not curable, then such thirty (30) day cure period shall not be required, and such resignation shall be effective on the date the Founder delivers such notice. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Founder: (i) the Corporation’s material breach of any of its obligations under its service agreement with the Founder, as in effect from time to time; (ii) any material adverse change in the Founder’s duties or authority or responsibilities, or the assignment of duties or responsibilities to the Founder materially inconsistent with his position; (iii) any reduction in the Founder’s annual base salary or annual target bonuses / incentives (other than across-the-board reductions affecting similarly situated employees, officers, advisors, consultants or other service providers of the Corporation or any of its subsidiaries); (iv) the Corporation requires the Founder to relocate to a facility or location that increases the Founder’s one-way commute by more than fifty (50) miles from the location at which the Founder was working immediately prior to the required relocation; or (v) the failure of a successor to the Corporation to assume the Corporation’s obligations under the Founder’s service agreement with the Corporation; provided that for clauses (i)-(v) above, the Founder (i) has not approved any such occurrence in the Founder’s capacity as a stockholder, director, officer, employee or otherwise and (ii) has given written notice to the Corporation of the condition giving rise to Good Reason within ninety (90) days after any such occurrence.

6.6    “Option” shall mean rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock, Class V Common Stock or any Convertible Security.

6.7 “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

6.8 “Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (the “Code”), or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided, that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class V Common Stock held in such account, plan or trust.

6.9 “Permanent Disability” shall mean a permanent and total disability such that the natural person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

6.10 “Permitted Entity” shall mean with respect to a Qualified Stockholder: (a) a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class V Common Stock held by such corporation; (b) a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class V Common Stock held by such partnership; or (c) a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership or limited liability company interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class V Common Stock held by such limited liability company.

6.11 “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class V Common Stock: (a) by a Qualified Stockholder to (i) any Permitted Trust of such Qualified Stockholder, (ii) any Permitted IRA of such Qualified Stockholder, and (iii) any Permitted Entity of such Qualified Stockholder; or (b) by a Permitted Trust, Permitted IRA, Permitted Entity to (i) such Qualified Stockholder, or (ii) any other Permitted Entity of such Qualified Stockholder.

6.12 “Permitted Transferee” shall mean a transferee of shares of Class V Common Stock received in a Permitted Transfer.

6.13 “Permitted Trust” shall mean with respect to a Qualified Stockholder: (a) a trust for the benefit of such Qualified Stockholder and for the benefit of no other person so long as the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such Qualified Stockholder; (b) a trust for the benefit of such Qualified Stockholder and/or persons other than such Qualified Stockholder so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class V Common Stock held by such trust and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such Qualified Stockholder; or (c) a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Code or a reversionary interest so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class V Common Stock held by such trust.

6.14 “Qualified Stockholder” shall mean: (a) [●], (b) the Founder and (c) a Permitted Transferee.

6.15 “Service Status” shall mean the Founder’s status as an employee, officer, advisor, consultant or other service provider of the Corporation or any of its subsidiaries.

6.16 “Transfer” of a share of Class V Common Stock shall mean any sale, assignment, transfer, conveyance, pledge, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class V Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 6 of Article V:

(a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class V Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(d) the fact that, as of the Effectiveness Date or at any time after the Effectiveness Date, the spouse of any holder of Class V Common Stock possesses or obtains an interest in such holder’s shares of Class V Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class V Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order); or

(e) in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board.

A Transfer shall also be deemed to have occurred with respect to a share of Class V Common Stock beneficially held by (i) an entity that is a Permitted Trust, Permitted IRA, Permitted Entity, as of such time that there occurs any act or circumstance that causes such entity to no longer be a Permitted Trust, Permitted IRA, Permitted Entity or if there occurs a Transfer on a cumulative basis, from and after the Effectiveness Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, or (ii) an entity that is a Qualified Stockholder, as of such time that there occurs a Transfer on a cumulative basis, from and after the Effectiveness Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity.

6.17    “Voting Control” shall mean, with respect to a share of Class V Common Stock, the exclusive power to vote or direct the voting of such share by proxy, voting agreement or otherwise.

Section 7. In the event any shares of Class V Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class V Common Stock so converted shall be retired and shall not be reissued by the Corporation.

Section 8. Notwithstanding anything to the contrary in Sections 1, 2 or 3 of this Article V, if the date on which any share of Class V Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 1, 2 or 3 of this Article V occurs after the record date for the determination of the holders of Class V Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class V Common Stock, the holder of such shares of Class V Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Second Amended and Restated Certificate, to the extent that any such dividend or distribution is payable in shares of Class V Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class V Common Stock shall be issued in payment thereof.

Section 9. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class V Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class V Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class V Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Second Amended and Restated Certificate. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

ARTICLE VI

Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. For purposes of this Second Amended and Restated Certificate, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

Section 3. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors shall be divided, with respect to the time for which they severally hold office, into three (3) classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The

Board is authorized to assign members of the Board already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the Effectiveness Date, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Effectiveness Date and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Effectiveness Date. At each annual meeting of stockholders following the Effectiveness Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In the event of any increase or decrease in the authorized number of directors (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three (3) classes of directors so as to ensure that no one class has more than one director more than any other class.

Section 4. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

Section 5. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6. Election of directors need not be by written ballot unless the Bylaws shall so provide. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VII

Section 1. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Section 2. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Second Amended and Restated Certificate inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII

The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Preferred Stock issued pursuant to any Certificate of Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided, further, that if at least two-thirds (2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided, further, that any amendment, alteration, change, addition to or repeal of Article VI (Indemnification) of the Bylaws shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights to all such parties on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

ARTICLE IX

Section 1. Subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or the Board acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or any stockholder to the Corporation or the Corporation’s stockholders; (c) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the General Corporation Law, this Second Amended and Restated Certificate or the Bylaws of the Corporation (as each may be amended from time to time); (d) any action or proceeding to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate or the Bylaws of the Corporation (including any right, obligation or remedy thereunder); (e) any action or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (f) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article X shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

Section 1. In recognition and anticipation that (i) certain directors, principals, officers, employees, equityholders and/or other representatives of VPC Impact Acquisition Holdings Sponsor III, LLC (“Sponsor”) and its Affiliates and Affiliated Entities (each, as defined below) may serve as directors, officers or agents of the Corporation (the “Sponsor Persons”), (ii) the Sponsor and its Affiliates and Affiliated Entities, including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors (the “Sponsor Entities”), may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities including (I) any company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective direct or indirect investors (the “Non-Employee Director Entities”), may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor, Holdings, any of the Non-Employee Directors or their respective Affiliates or Affiliated Entities and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2. None of Sponsor, Sponsor Persons, Sponsor Entities, Non-Employee Directors and Non-Employee Director Entities or his, her, its or their respective Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an

“Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article XI. Subject to said Section 3 of this Article XI, in the event that any Identified Person first acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Corporation or any of its Affiliates or stockholders and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not present such opportunity to the Corporation or any of its Affiliates or stockholders.

Section 3. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is first expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of Section 2 of this Article XI shall not apply to any such corporate opportunity.

Section 4. In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 5. For purposes of this Article XI, (i) “Affiliate” shall mean (A) in respect of the Sponsor, any Person that, directly or indirectly, is controlled by the Sponsor (as applicable), controls the Sponsor (as applicable) or is under common control with the Sponsor (as applicable) and shall include any principal, member, director, manager, investment manager, investor, partner, stockholder, officer, employee, predecessor, successor, agent or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), including, without limitation, funds, accounts and/or other investment vehicles managed by Victory Park Capital Advisors, LLC, (B) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the

Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (A) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (C) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 6. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

Section 7. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock designation) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI upon the Sponsor, Sponsor Persons, Sponsor Entities, Non-Employee Directors and Non-Employee Director Entities or his, her, its or their respective Affiliates or Affiliated Entities in respect of any business opportunity or any other matter occurring, or any cause of action, suit or claim that would accrue or arise, prior to, upon or following such alteration, amendment, addition, repeal or adoption. This Article XI shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the By-Laws or applicable law.

ARTICLE XII

If any provision of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Second Amended and Restated Certificate (including without limitation, all portions of any section of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall remain in full force and effect.

ARTICLE XIII

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3. Neither any amendment nor repeal of this Article XIII, nor the adoption by amendment of this Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article, shall eliminate or reduce the effect of this Article XIII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article XIII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE XIV

Section 1. The Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Certificate of Designation), and subject to Sections 1 and 2.1 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with Sections 1.3 and 2 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI, Article XII, Article XIII or Section 1 of this Article XIV (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

Section 2. Notwithstanding any other provision of this Second Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Certificate of Designation), the affirmative vote of the holders of Class A Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote of the holders of Class V Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class V Common Stock, voting separately as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 3 of Article IV or this Section 2 of this Article XIV.

* * *

IN WITNESS WHEREOF, Dave Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed in its name and signed on its behalf by its duly authorized officer on this      day of                     , 2021.

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[ ]

EXHIBIT D

FORM OF A&R PARENT BYLAWS

(See attached)

Exhibit D

DAVE INC.

(a Delaware corporation)

AMENDED AND RESTATED BYLAWS

As Adopted [    ], 2021 and

As Effective [    ], 2021

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

		Page

9.2	Seal	28

9.3	Form of Records	28

9.4	Reliance Upon Books and Records	29

9.5	Certificate of Incorporation Governs	29

9.6	Severability	29

9.7	Time Periods	29

ARTICLE X AMENDMENT		29

-iii-

DAVE INC.

(a Delaware corporation)

AMENDED AND RESTATED BYLAWS

As Adopted [    ], 2021 and

As Effective [    ], 2021

ARTICLE I

STOCKHOLDERS

1.1    Annual Meetings.

An annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “Board”) of Dave Inc. (the “Corporation”) shall each year fix. The meeting may be held either at a place, within or without the State of Delaware as permitted by the Delaware General Corporation Law (the “DGCL”), or by means of remote communication as the Board in its sole discretion may determine. Any proper business may be transacted at the annual meeting.

1.2    Special Meetings.

Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

1.3    Notice of Meetings.

Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of these Bylaws) stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

1.4    Adjournments.

The chairperson of the meeting shall have the power to adjourn the meeting to another time, date and place (if any). Any meeting of stockholders, annual or special, may be adjourned from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled special or annual meeting of stockholders before it is to be held, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 1.3 hereof or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 1.3 above.

1.5    Quorum.

Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.6    Organization.

Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in such person’s absence, the Chairperson of the Board, or (c) in such person’s absence, the Lead Independent Director, or, (d) in such person’s absence, the Chief Executive Officer of the Corporation, or (e) in such person’s absence, the President of the Corporation, or

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(f) in the absence of such person, by a Vice President. Such person shall be chairperson of the meeting and, subject to Section 1.10 of these Bylaws, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to such person to be in order. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

1.7    Voting; Proxies.

Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter).

1.8    Fixing Date for Determination of Stockholders of Record.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to notice of or to vote at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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1.9    List of Stockholders Entitled to Vote.

The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.10    Inspectors of Elections.

1.10.1    Applicability. Unless otherwise required by the Certificate of Incorporation or by the DGCL, the following provisions of this Section 1.10 shall apply only if and when the Corporation has a class of voting stock that is: (a) listed on a national securities exchange; (b) authorized for quotation on an interdealer quotation system of a registered national securities association; or (c) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.10 shall be optional, and at the discretion of the Board.

1.10.2    Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

1.10.3    Inspector’s Oath. Each inspector of election, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

1.10.4    Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots,

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(c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

1.10.5    Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a stockholder, shall determine otherwise.

1.10.6    Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies pursuant to Section 211(a)(2)b.(i) of the DGCL, or in accordance with Sections 211(e) or 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.10 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

1.11    Notice of Stockholder Business; Nominations.

1.11.1    Annual Meeting of Stockholders.

(a)    Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.11 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders, and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.11 to make such nominations or propose business before an annual meeting.

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(b)    For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 1.11.1(a) of these Bylaws:

(i)    the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11;

(ii)    such other business (other than the nomination of persons for election to the Board) must otherwise be a proper matter for stockholder action;

(iii)    if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and

(iv)    if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than thirty (30) days before, or more than sixty (60) days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and (B) no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for providing the Record Stockholder’s notice. Such Record Stockholder’s notice shall set forth:

(x) as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director:

(i)    the name, age, business address and residence address of such person;

(ii)    the principal occupation or employment of such nominee;

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(iii)    the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined in Section 1.11.3(c));

(iv)    the date or dates such shares were acquired and the investment intent of such acquisition;

(v)    all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.11 and to serving as a director if elected); and

(vi)    whether such person meets the independence requirements of the stock exchange upon which the Corporation’s Class A Common Stock is primarily traded.

(y) as to any other business that the Record Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, including any anticipated benefit to any Proposing Person therefrom; and

(z) as to the Proposing Person giving the notice:

(i)    the current name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;

(ii)    the class or series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

(iii)    whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement, as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short

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interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of stock of the Corporation;

(iv)    any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand;

(v)    any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(vi)    any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (the disclosures to be made pursuant to the foregoing clauses (iv) through (vi) are referred to as “Disclosable Interests”). For purposes hereof “Disclosable Interests” shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(vii)    such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.11;

(viii)    a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert (as defined in Section 1.11.3(c)) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;

(ix)    as to each person whom such Proposing Person proposes to nominate for election or re-election as a director, any agreement, arrangement or understanding of such person with any other person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director known to such Proposing Person after reasonable inquiry;

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(x)    a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(xi)    a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent being a “Solicitation Notice”); and

(xii)    any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of any security of the Corporation.

A stockholder providing written notice required by this Section 1.11 will update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the close of business on the fifth (5th) business day prior to the meeting and, in the event of any adjournment or postponement thereof, the close of business on the fifth (5th) business day prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

(c)    Notwithstanding anything in the second sentence of Section 1.11.1(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than thirty (30) days before or sixty (60) days after such anniversary date, at least ninety (90) days prior to such annual meeting), a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

(d)    Notwithstanding anything in Section 1.11 or any other provision of the Bylaws to the contrary, any person who has been determined by a majority of the Whole Board to have violated Section 2.11 of these Bylaws or a Board Confidentiality Policy (as defined below) while serving as a director of the Corporation in the preceding five (5) years shall be ineligible to be nominated or serve as a member of the Board, absent a prior waiver for such nomination or service approved by two-thirds of the Whole Board.

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1.11.2    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.11.1(b) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the one hundred twentieth (120th) day prior to such special meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

1.11.3    General.

(a)    Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder (as defined below)) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(b)    Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1.11 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

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(c)    For purposes of this Section 1.11 the following definitions shall apply:

(A)    a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

(B)    “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate (as defined in Rule 405 under the Securities Act of 1933, as amended), of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

(C)    “Proposing Person” shall mean (1) the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;

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(D)    “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and

(E)    to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the annual meeting; provided, however, that if the stockholder is (1) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership shall be deemed a Qualified Representative, (2) a corporation or a limited liability company, any officer or person who functions as the substantial equivalent of an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company shall be deemed a Qualified Representative or (z) a trust, any trustee of such trust shall be deemed a Qualified Representative. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

ARTICLE II

BOARD OF DIRECTORS

2.1    Number; Qualifications.

The total number of directors constituting the Board (the “Whole Board”) shall be fixed from time to time in the manner set forth in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.

2.2    Election; Resignation; Removal; Vacancies.

Election of directors need not be by written ballot. Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, the Board shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the Whole Board. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier

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death, resignation, disqualification or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at a later time or upon the happening of an event. Subject to the special rights of holders of any series of Preferred Stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.

2.3    Regular Meetings.

Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.

2.4    Special Meetings.

Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director or at least two (2) members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

2.5    Remote Meetings Permitted.

Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other remote communications by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other remote communications shall constitute presence in person at such meeting.

2.6    Quorum; Vote Required for Action.

At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

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2.7    Organization.

Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in such person’s absence, the Lead Independent Director, or (c) in such person’s absence, by the Chief Executive Officer, or (d) in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

2.8    Unanimous Action by Directors in Lieu of a Meeting.

Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.9    Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

2.10    Compensation of Directors.

Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.

2.11    Confidentiality.

Each director shall maintain the confidentiality of, and shall not share with any third party person or entity (including third parties that originally sponsored, nominated or designated such director (the “Sponsoring Party”)), any non-public information learned in their capacities as directors, including communications among Board members in their capacities as directors. The Board may adopt a board confidentiality policy further implementing and interpreting this bylaw (a “Board Confidentiality Policy”). All directors are required to comply with this bylaw and any such Board Confidentiality Policy unless such director or the Sponsoring Party for such director has entered into a specific written agreement with the Corporation, in either case as approved by the Board, providing otherwise with respect to such confidential information.

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ARTICLE III

COMMITTEES

3.1    Committees.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it, but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.

3.2    Committee Rules.

Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

ARTICLE IV

OFFICERS; CHAIRPERSON; LEAD INDEPENDENT DIRECTOR

4.1    Generally.

The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chairperson of the Board or the President), a President, a Secretary and a Treasurer and may consist of such other officers, including, without limitation, a Chief Financial Officer and one or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Except as otherwise provided by law, by

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the Certificate of Incorporation or these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal.

4.2    Chief Executive Officer.

Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:

(a)    to act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;

(b)    subject to Article I, Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;

(c)    to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; and

(d)    to sign certificates for shares of stock of the Corporation (if any); and, subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

The person holding the office of President shall be the Chief Executive Officer of the Corporation unless the Board shall designate another officer to be the Chief Executive Officer.

4.3    Chairperson of the Board.

Subject to the provisions of Section 2.7 of these Bylaws, the Chairperson of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe.

4.4    Lead Independent Director.

The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as

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may from time to time be assigned to such person by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Class A Common Stock is primarily traded.

4.5    President.

The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one individual as the President and a different individual as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board to the Chairperson of the Board, and/or to any other officer, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board.

4.6    Chief Financial Officer.

The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board may from time to time prescribe.

4.7    Treasurer.

The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.

4.8    Vice President.

Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to such Vice President by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.

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4.9    Secretary.

The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.

4.10    Delegation of Authority.

The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

4.11    Removal.

Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided, that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

ARTICLE V

STOCK

5.1    Certificates; Uncertificated Shares.

The shares of capital stock of the Corporation shall be uncertificated shares; provided, however, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation, by the Chairperson or Vice-Chairperson of the Board, the Chief Executive Officer or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

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5.2    Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

5.3    Lock-up.

5.3.1    Lock-Up. Subject to Section 5.3.2, the holders of Lock-Up Shares (the “Lock-up Holders”), and their Permitted Transferees, may not Transfer, or make a public announcement of any intention to Transfer, any Lock-up Shares until the expiration of the Lock-up Period (the “Lock-up”).

5.3.2    Permitted Transferees.

(a)    No prohibition in Section 5.3.1 shall apply to: (i) Transfers permitted by Section 5.3.2(b) (except as otherwise provided in Section 5.3.2(c)); or (ii) Transfers by any Lock-Up Holder following the expiration of the Lock-Up Period.

(b)    Notwithstanding anything to the contrary contained in this Section 5.3 (including Section 5.3.1), subject to Section 5.3.2(c), during the Lock-Up Period, each Lock-Up Holder may Transfer, without the consent of the Corporation, any of such Lock-Up Holder’s Lock-Up Shares:

(i)    to any of such Lock-Up Holder’s Permitted Transferees; provided that, in respect of Transfers to a Family Member or an Affiliate of a Family Member of such Lock-Up Holder (other than pursuant to Section 5.3.2(b)(iii)), no consideration is paid by such Family Member or such Affiliate of a Family Member and such Transfer is conditioned on the receipt by the Corporation of an undertaking by such Family Member or Affiliate of a Family Member to Transfer such Lock-Up Shares back to the applicable Transferor if such Family Member or Affiliate of a Family Member ceases to be a Family Member or an Affiliate of a Family Member of such Transferor;

(ii)    pursuant to any liquidation, merger, amalgamation, stock exchange or other similar transaction of the Corporation with a Third-Party Purchaser that results in all of the Corporation’s stockholders having the right to exchange their shares of Class A Common Stock and Class V Common Stock for cash, securities or other property and a change in control of the Corporation that has been approved by the Board; or

(iii)    in the case of a Lock-Up Holder that is a natural person, upon death of such Lock-Up Holder by will or other instrument taking effect at the death of such Lock-Up Holder or by applicable laws of descent and distribution to such Lock-Up Holder’s Family Members.

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(c)    In respect of any Transfers permitted by Section 5.3.2(b)(i) or Section 5.3.2(b)(iii), (i) the applicable Transferee shall be required, at the time of and as a condition to such Transfer, to deliver an executed written acknowledgement, in a form reasonably satisfactory to the Board, pursuant to which such Transferee acknowledges and agrees that it is subject to the rights, restrictions and obligations of this Section 5.3 in respect of the Lock-Up Shares Transferred to such Transferee, and such Transfer shall not be recognized unless and until such acknowledgement is executed and delivered to the Board, (ii) prior written notice of such Transfer shall be given to the Board, and (iii) the applicable Transferee shall not be permitted to further Transfer such Lock-Up Shares without compliance with the provisions of this Section 5.3 that are applicable to the initial Transferor. For the avoidance of doubt, in connection with any Transfer of Lock-Up Shares pursuant to Section 5.3.2(b)(i) or Section 5.3.2(b)(iii), the restrictions and obligations contained in this Section 5.3 shall continue to apply to such Lock-Up Shares for the Lock-Up Period.

5.3.3    Authority. Notwithstanding the other provisions set forth in this Section 5.3, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that, any such waiver, amendment or repeal of any Lock-up obligations set forth herein shall require, in addition to any other vote of the members of the Board required to take such action pursuant to these Bylaws or applicable law, the affirmative vote of the majority of the independent directors, and separately, the affirmative vote of the Sponsor Director (as defined in the Investor Rights Agreement (the “IRA”), dated as [    ], 2021, by and among the Corporation and each of the other parties thereto); provided, however, that, to the extent the applicable Lock-Up Holder is a party to the IRA, no waiver, amendment or repeal of the Lock-up obligations set forth herein by the Board shall affect any provisions, rights, obligations or restrictions applicable to such Lock-Up Holder in the IRA (including, without limitation, Article III), which provisions, rights, obligations and restrictions in the IRA shall continue to apply to such Lock-Up Holder and the shares of Class A Common Stock and/or Class V Common Stock held by such Lock-Up Holder in accordance with the terms of the IRA.

5.3.4    Miscellaneous Provisions Relating to Transfers of Lock-Up Shares.

(a)    The Corporation shall place customary restrictive legends on the certificates or book entries representing the Lock-Up Shares, in addition to any legends required by applicable law or these Bylaws, and remove such restrictive legends reasonably promptly after the expiration of the Lock-Up Period.

(b)    Any attempt to Transfer any Lock-Up Shares that is not in compliance with this Section 5.3 shall be null and void ab initio, and the Corporation shall not, and shall cause any transfer agent not to, give any effect in the Corporation’s stock records to such attempted Transfer and the purported Transferee in any such purported Transfer shall not be treated as the owner of such Lock-Up Shares for purposes of these Bylaws (provided that this Section 5.3 shall continue to apply to such Lock-Up Shares).

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(c)    Notwithstanding any other provision of this Section 5.3, the Lock-Up Shares, in each case, beneficially owned (as defined in Rule 13d-3 promulgated under the Exchange Act) by a Lock-Up Holder shall remain subject to any restrictions on Transfer under applicable federal, state, local or foreign securities laws, including all applicable holding periods under the Securities Act of 1933 and other rules of the Securities Exchange Commission, and, as applicable, these Bylaws and the Certificate of Incorporation.

5.3.5    Definitions. For purposes of this Section 5.3:

(a)    the term “Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise;

(b)    the term “Controlled Entity” shall mean, as to any Person, (i) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (ii) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (iii) any partnership of which such Person or an Affiliate of such Person is the managing or general partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (iv) any limited liability company of which such Person or an Affiliate of such Person is the sole manager or managing member or appoints a majority of the board of managers or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits;

(c)    the term “Family Member” means, with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries;

(d)    the term “Former Target Equity Holders” means the holders of equity securities (including, without limitation, restricted stock units, equity awards, warrants, options or other convertible securities) of the Target (as defined below) immediately prior to the closing of the Transaction (as defined below);

(e)    the term “Lock-up Period” means the period beginning on the closing date of the Transaction and ending on the date that is 180 days after the closing date of the Transaction;

(f)    the term “Lock-up Shares” means the shares of Class A Common Stock and Class V Common Stock of the Corporation (x) issued (i) as consideration to the Former Target Equity Holders pursuant to the merger (the “Transaction”) of Bear Merger Company I

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Inc., a Delaware corporation (“Merger Sub”), with and into Dave Inc., a Delaware corporation (the “Target”), pursuant to the Agreement and Plan of Merger, dated as of June 7, 2021 (the “Merger Agreement”), by and among the Corporation, Merger Sub, Bear Merger Company II LLC and the Target, (ii) upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding in respect of awards of the Target outstanding immediately prior to the closing of the Transaction, or (iii) upon the exercise of warrants, options or other convertible securities outstanding of the Corporation following the closing of the Transaction that were issued to such holders in respect of warrants, options or other convertible securities of the Target outstanding immediately prior to the closing of the Transaction, or (y) otherwise beneficially owned or otherwise held, directly or indirectly, by a Former Target Equity Holder or any of its Permitted Transferees; provided, that, for clarity, shares of Class A Common Stock issued in connection with the initial public offering of the Corporation, the PIPE Investments (as defined in the Merger Agreement), any Alternative Financing (as defined in the Merger Agreement), the Founder Holder Class B Conversion (as defined in the Merger Agreement) or upon exercise of warrants issued in connection the initial public offering of the Corporation shall not constitute Lock-up Shares;

(g)    the term “Permitted Transferees” means with respect to any Person, (i) any Family Member of such Person, (ii) any Affiliate of such Person, (iii) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (iii) who operates or engages in a business which competes with the business of the Corporation or any of its subsidiaries) and (iv) any Controlled Entity of such Person;

(h)    the term “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or federal, state, provincial, municipal, local or foreign government, governmental authority, any political subdivision thereof, regulatory or administrative agency, governmental commission, department, board, bureau, body, authority, rate setting agency, division, office, agency or instrumentality, court or tribunal;

(i)    the term “Third-Party Purchaser” means any Person who, immediately prior to the contemplated transaction, does not beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) or directly or indirectly have the right to acquire any outstanding shares of Class A Common Stock and/or Class V Common Stock; and

(j)    the term “Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition (whether by operation of law or otherwise) and, when used as a verb, to voluntarily or involuntarily, transfer, sell, pledge or hypothecate or otherwise dispose of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

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5.4    Other Regulations.

Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.

ARTICLE VI

INDEMNIFICATION

6.1    Indemnification of Officers and Directors.

Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, subject to Section 6.5 of these Bylaws, the Corporation shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board or such indemnification is authorized by an agreement approved by the Board.

6.2    Advance of Expenses.

Except as otherwise provided in a written indemnification contract between the Corporation and an Indemnitee, the Corporation shall pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that if the DGCL then so requires, the advancement of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

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6.3    Non-Exclusivity of Rights; Indemnification by Other Persons.

6.3.1 Non-Exclusivity of Rights. The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.

6.3.2    Indemnification by Other Persons. Given that certain Jointly Indemnifiable Claims (as defined below) may arise due to the service of the Indemnitee as a director and/or officer of the Corporation or as an officer, director, equityholder, employee, partner, member, investment manager, principal, investor, agents, trustee of another corporation or of a partnership, joint venture, trust, investment fund or other enterprise at the request of the Indemnitee-Related Entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claims, pursuant to and in accordance with the terms of this Article VI, irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the Indemnitee-Related Entities and no right of advancement, indemnification or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation under this Article VI. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Corporation, and the Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 6.3.2, entitled to enforce this Section 6.3.2. For purposes of this Section 6.3.2, the following terms shall have the following meanings:

(a)    The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, investment fund, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, investment fund, employee benefit plan or other enterprise for which the Indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation; and

(b)    The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the Indemnitee-Related Entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the Indemnitee-Related Entities, as applicable.

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6.4    Indemnification Contracts.

The Board is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.

6.5    Right of Indemnitee to Bring Suit.

The following shall apply to the extent not in conflict with any indemnification contract provided for in Section 6.4 of these Bylaws.

6.5.1    Right to Bring Suit. If a claim under Section 6.1 or 6.2 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct which makes it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the Indemnitee for the amount claimed.

6.5.2    Effect of Determination. Neither the absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law, nor an actual determination that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

6.5.3    Burden of Proof. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI, or otherwise, shall be on the Corporation.

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6.6    Nature of Rights.

The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article VI that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification.

6.7    Insurance.

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

6.8    Contract Rights.

The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an Indemnitee or its successors shall be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights to all such parties on a retroactive basis than permitted prior thereto) and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE VII

NOTICES

7.1    Notice.

7.1.1    Form and Delivery. Except as otherwise specifically required in these Bylaws (including, without limitation, Section 7.1.2 of these Bylaws) or by applicable law, all notices required to be given pursuant to these Bylaws shall be in writing and may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or, if specifically consented to by the stockholder as described in Section 7.1.2 of these Bylaws, by sending such notice by facsimile, electronic mail or other form of electronic transmission. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it

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appears on the records of the Corporation. The notice shall be deemed given: (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person; (b) in the case of delivery by mail, upon deposit in the mail; (c) in the case of delivery by overnight express courier, when dispatched; and (d) in the case of delivery via facsimile, electronic mail or other form of electronic transmission, at the time provided in Section 7.1.2 of these Bylaws.

7.1.2    Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given in accordance with Section 232 of the DGCL. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1.2 shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

7.1.3    Affidavit of Giving Notice. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2    Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

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ARTICLE VIII

INTERESTED DIRECTORS

8.1    Interested Directors.

No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.

8.2    Quorum.

Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

ARTICLE IX

MISCELLANEOUS

9.1    Fiscal Year.

The fiscal year of the Corporation shall be determined by resolution of the Board.

9.2    Seal.

The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.

9.3    Form of Records.

Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of any other information storage device or method, electronic or otherwise, provided, that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

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9.4    Reliance Upon Books and Records.

A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

9.5    Certificate of Incorporation Governs.

In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.

9.6    Severability.

If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

9.7    Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE X

AMENDMENT

Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as expressly provided in the Certificate of Incorporation; provided, however, that Section 5.3 and any provision of these Bylaws related thereto may only be altered, amended or repealed in accordance with Section 5.3.3.

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CERTIFICATION OF AMENDED AND RESTATED BYLAWS

OF

DAVE INC.

(a Delaware corporation)

I, [    ], certify that I am Secretary of Dave Inc., a Delaware corporation (the “Corporation”), that I am duly authorized to make and deliver this certification and that the attached Bylaws are a true and complete copy of the Amended and Restated Bylaws of the Corporation in effect as of the date of this certificate.

Dated: [ ], 2021

[ ]
Secretary

EXHIBIT E

FORM OF INVESTOR RIGHTS AGREEMENT

(See attached)

Exhibit E

FINAL FORM

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Agreement, this “Agreement”), dated as of [●], 2021 (the “Effective Date”), is made by and among (i) Dave Inc. (f/k/a VPC Impact Acquisition Holdings III, Inc.) a Delaware corporation (the “Parent”), (ii) each of the parties listed on Schedule 1 attached hereto (collectively, the “Dave Stockholders” and each, a “Dave Stockholder”), (iii) VPC Impact Acquisition Holdings Sponsor III, LLC, a Delaware limited liability company (the “Sponsor”); and (iv) Peter Offenhauser, Kurt Summers and Janet Kloppenburg (collectively, the “VIH Independent Directors” and each, a “VIH Independent Director” and together with the Sponsor, the “Founder Holders” and each, a “Founder Holder”). Each of Parent, each Dave Stockholder and each Founder Holder may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent has entered into that certain Agreement and Plan of Merger, dated as of June 7, 2021 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among Parent, Bear Merger Company I Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“First Merger Sub”), Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”, and together with First Merger Sub, the “Merger Subs”) and Dave, Inc., a Delaware corporation (the “Company”);

WHEREAS, pursuant to the Merger Agreement, (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, in connection with the consummation of the Mergers, Parent will adopt that certain Second Amended and Restated Certificate of Incorporation of Parent (as it may be further amended, supplemented or restated from time to time in accordance with the terms thereof, the “Parent Charter”) and adopt the Amended and Restated Bylaws of Parent (as it may be further amended, supplemented or restated from time to time in accordance with the terms thereof, the “Parent Bylaws”), pursuant to which, among other things, Parent will establish a dual-class structure containing Class A Common Stock, which will carry such economic and voting rights as set forth in the Parent Charter and Parent Bylaws, and a newly established Class V Common Stock, which will carry such economic and voting rights as set forth in the Parent Charter and Parent Bylaws;

WHEREAS, Parent and the Founder Holders entered into that certain Registration Rights Agreement, dated as of March 4, 2021 (the “Original RRA”);

WHEREAS, in connection with the execution of this Agreement, Parent and the Founder Holders desire to terminate the Original RRA and replace it with this Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to Parent, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) Parent has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of Parent or any of its Subsidiaries for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Beneficially Own” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” shall mean the board of directors of Parent.

“Chosen Courts” shall have the meaning set forth in Section 4.9(b).

“Class A Common Stock” shall mean, the shares of Class A common stock, par value $0.0001 per share, of Parent, including (a) any such shares of Class A common stock issuable upon the exercise of any warrant or other right to acquire such shares of Class A common stock and (b) any Equity Securities of Parent that are issued or distributed or may be issuable with respect to such shares of Class A common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, amalgamation, exchange, reclassification, recapitalization or other similar transaction.

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“Class V Common Stock” shall mean, the shares of Class V common stock, par value $0.0001 per share, of Parent, including (a) any such shares of Class V common stock issuable upon the exercise of any warrant or other right to acquire such shares of Class V common stock and (b) any Equity Securities of Parent that are issued or distributed or may be issuable with respect to such shares of Class V common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, amalgamation, exchange, reclassification, recapitalization or other similar transaction.

“Common Stock” shall mean shares of Class A Common Stock and shares of Class V Common Stock, including any shares of Class A Common Stock and/or shares of Class V Common Stock issuable upon the exercise of any warrant or other right to acquire shares of Class A Common Stock and/or shares of Class V Common Stock.

“Controlled Entity” shall mean, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing or general partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the sole manager or managing member or appoints a majority of the board of managers or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Dave Stockholder Lock-Up Period” shall mean the period starting on the Closing Date and ending on the six (6)-month anniversary of the Closing Date.

“Dave Stockholder Lock-Up Shares” shall mean, with respect to a Dave Stockholder, the Equity Securities of Parent, including shares of Class A Common Stock and/or shares of Class V Common Stock, Beneficially Owned or otherwise held, directly or indirectly, by such Dave Stockholder.

“Dave Stockholders” shall have the meaning set forth in the Preamble.

“Demanding Holders” shall have the meaning set forth in Section 2.1(c).

“Effective Date” shall have the meaning set forth in the Preamble.

“Equity Securities” shall mean, with respect to any Person, any shares of capital stock or equity of (or other ownership or profit interests in) such Person, any warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, any securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, options or other rights for the purchase or acquisition from such Person of such shares of capital stock or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and any other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” shall mean, with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers

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and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“First Merger” shall have the meaning set forth in the Recitals.

“First Merger Sub” shall have the meaning set forth in the Recitals.

“Form S-1 Shelf” shall have the meaning set forth in Section 2.1(a).

“Form S-3 Shelf” shall have the meaning set forth in Section 2.1(a).

“Founder Holder” shall have the meaning set forth in the Preamble.

“Founder Holder Lock-Up Period” shall mean the period starting on the Closing Date and ending on the earliest to occur of (i) the twelve (12)-month anniversary of the Closing Date; (ii) the date, which is on or after the one hundred fifty (150)-day anniversary of the Closing Date, on which the Common Share Price is equal to or greater than twelve dollars ($12.00) for any thirty (30)-trading day period commencing on or after the one hundred fifty (150)-day anniversary of the Closing Date; and (iii) the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders of Parent having the right to exchange their shares of Common Stock for cash, securities or other property.

“Founder Holder Lock-Up Shares” shall mean, with respect to a Founder Holder, the Equity Securities of Parent, including the shares of Class A Common Stock, Beneficially Owned or otherwise held, directly or indirectly, by such Founder Holder; provided that, notwithstanding anything herein to the contrary, in no event shall the Private Placement Lock-Up Shares or any shares of Class A Common Stock purchased by a Founder Holder in any Redemption Alternative Financing be deemed or considered “Founder Holder Lock-Up Shares” for purposes of this Agreement.

“Holder” shall mean any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Agreement pursuant to Section 4.1.

“Holder Information” shall have the meaning set forth in Section 2.10(b).

“Initial Board” shall mean Board immediately following the consummation of the Mergers.

“Insider Letter” shall mean that certain letter agreement, dated as of March 4, 2021, by and among Parent, the Founder Holders and the officers and directors of Parent party thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“Lock-Up Period” shall mean the Dave Stockholder Lock-Up Period, the Private Placement Lock-Up Period and the Founder Holder Lock-Up Period, as applicable.

“Lock-Up Shares” shall mean the Dave Stockholder Lock-Up Shares, the Private Placement Lock-Up Shares and the Founder Holder Lock-Up Shares, as applicable.

“Maximum Number of Securities” shall have the meaning set forth in Section 2.1(e).

“Merger Agreement” shall have the meaning set forth in the Recitals.

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“Mergers” shall have the meaning set forth in the Recitals.

“Merger Subs” shall have the meaning set forth in the Recitals.

“Minimum Takedown Threshold” shall have the meaning set forth in Section 2.1(c).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that Parent’s directors may have in such capacity) necessary to cause such result, including (a) calling annual or special meetings of stockholders, (b) appearing at any annual or special meeting of the stockholders of Parent or otherwise causing all shares of Common Stock to be counted as present thereat for purposes of calculating a quorum, (c) voting or providing a written consent or proxy, if applicable, in each case, with respect to shares of Common Stock, (d) voting in favor of the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (e) executing agreements and instruments, (f) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result, (g) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of Parent and (h) supporting such Persons for election in a manner no less favorably than all other director nominees.

“NewCo” shall have the meaning set forth in Section 4.3.

“NYSE” shall mean the New York Stock Exchange.

“Organizational Documents” shall mean the Parent Charter and Parent Bylaws.

“Original RRA” shall have the meaning set forth in the Recitals.

“Party” shall have the meaning set forth in the Preamble.

“Permitted Transferee” shall mean, with respect to any Person, (a) any Sponsor Member, (b) any Family Member of such Person or of a Sponsor Member, (c) any Affiliate of such Person or any Sponsor Member, (d) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (d) who operates or engages in a business which competes with the business of Parent or any of its Subsidiaries) and (e) any Controlled Entity of such Person.

“Permitted Transfer” shall have the meaning set forth in the Parent Charter.

“Piggyback Registration” shall have the meaning set forth in Section 2.2(a).

“Private Placement Lock-Up Period” shall mean the Private Placement Warrants Lock-Up Period (as defined in the Insider Letter).

“Private Placement Lock-Up Shares” shall mean the Sponsor Warrants and any Class A Common Stock resulting from the exercise of any Sponsor Warrant.

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“Prospectus” shall mean the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Bylaws” shall have the meaning set forth in the Recitals.

“Parent Charter” shall have the meaning set forth in the Recitals.

“Registrable Securities” shall mean at any time (a) any shares of Class A Common Stock (including, without limitation, shares of Class A Common Stock held by the Founder Holders and shares of Class A Common Stock that comprise Founder Holder Earnout Shares and/or Founder Holder Contingent Closing Shares (whether or not earned as of such date)), (b) any Sponsor Warrants or any shares of Class A Common Stock issued or issuable upon the exercise thereof, and (c) any Equity Securities of Parent or any Subsidiary of Parent that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, amalgamation, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by Parent on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities for purposes of Article II to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, or (D) (i) for purposes of Article II hereof (other than the Founder Holders in their capacity as Holders), the Holder thereof, together with its, his or her Permitted Transferees and its, his or her respective Transferees pursuant to a Permitted Transfer, Beneficially Owns less than one percent (1%) of the shares of Class A Common Stock that are outstanding at such time and (ii) such shares of Class A Common Stock are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to be provided by counsel to Parent to such effect, addressed, delivered and acceptable to Parent’s transfer agent and the affected Holder (which opinion may assume that such Holder (and any predecessor holder of such shares of Class A Common Stock) is not, and has not been at any time during the nintey (90) days immediately before the date of such opinion, an Affiliate of Parent except with respect to any control determined to be established under this Agreement), as reasonably determined by Parent, upon the advice of counsel to Parent.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” shall mean the expenses of a Registration or other Transfer pursuant to the terms of this Agreement, including the following:

(a)    all SEC or securities exchange registration and filing fees (including fees with respect to filings required to be made with FINRA);

(b)    all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

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(c)    all printing, messenger, telephone and delivery expenses;

(d)    all fees and disbursements of counsel for Parent;

(e)    all fees and disbursements of all independent registered public accountants of Parent incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;

(f)    reasonable out-of-pocket fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Holders participating in such other Registration or Transfer;

(g)    the costs and expenses of Parent relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Holders); and

(h)    any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” shall mean, with respect to any Person, any of such Person’s officers, directors, managers, investment managers, partners, principals, investors, members, equityholders, employees, agents, attorneys, accountants, actuaries, insurers, financing sources, consultants, representatives, agents or financial or other advisors or other Person acting on behalf of such Person.

“Requesting Holder” shall mean any Holder requesting piggyback rights pursuant to Section 2.2 with respect to an Underwritten Shelf Takedown.

“Requisite Dave Stockholders” shall mean the Dave Stockholders that hold shares of Common Stock representing at least a majority of the voting power held by all Dave Stockholders as of the applicable time of determination.

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Merger” shall have the meaning set forth in the Recitals.

“Second Merger Sub” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Stockholder” shall mean any holder of (a) any shares of Class A Common Stock and/or shares of Class V Common Stock (including, without limitation, shares of Class A Common Stock held by the Founder Holders and shares of Class A Common Stock that comprise Founder Holder Earnout Shares and/or Founder Holder Contingent Closing Shares (whether or not earned as of such date)), (b) any warrants or any shares of Class A Common Stock and/or shares of Class V Common Stock issued or issuable upon the exercise thereof, and (c) any Equity Securities of Parent or any Subsidiary of Parent that may be issued

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or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, amalgamation, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case who is a Party to, or who succeeds to rights under, this Agreement pursuant to Section 4.1.

“Shelf” shall have the meaning set forth in Section 2.1(a).

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning set forth in the Preamble.

“Sponsor Director” shall mean the director on the Initial Board nominated by Sponsor. For the avoidance of doubt, the Sponsor Director is [●].

“Sponsor Member” shall mean any direct or indirect equityholder of Sponsor.

“Sponsor Warrants” shall mean the warrants to initially purchase 5,100,214 shares of Class A Common Stock for a purchase price of $1.50 per warrant issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of March 4, 2021, by and among the Sponsor and Parent.

“Subscription Agreements” shall mean those certain Subscription Agreements, dated as of June 7, 2021, by and between Parent and the PIPE Investors in the PIPE Investment.

“Subsequent Shelf Registration” shall have the meaning set forth in Section 2.1(b).

“Third-Party Purchaser” shall mean any Person who, immediately prior to the contemplated transaction, does not Beneficially Own or directly or indirectly have the right to acquire any outstanding shares of Common Stock.

“Total Number of Directors” shall mean the total number of directors comprising the Board from time to time.

“Transfer” shall mean, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition (whether by operation of law or otherwise) and, when used as a verb, to voluntarily or involuntarily, transfer, sell, pledge or hypothecate or otherwise dispose of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” shall mean any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

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“Underwritten Offering” shall mean a Registration in which securities of Parent are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning set forth in Section 2.1(c).

“VIH Independent Director” shall have the meaning set forth in the Preamble.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” shall have the meaning set forth in Section 2.1(f).

Section 1.2    Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a)    the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction;

(b)    the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)    references in this Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d)    whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation”;

(e)    the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement;

(f)    pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(g)    the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction;

(h)    the phrase “to the extent” shall be construed to mean “the degree by which”;

(i)    any determination of date or time shall be based on Pacific Standard Time of the United States.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1    Shelf Registration.

(a)    Filing. Parent shall file, within thirty (30) calendar days after the Closing Date or such other earlier date as is required in accordance with any Subscription Agreements, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if Parent is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1

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Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. Parent shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing, but in no event later than sixty (60) calendar days (or ninety (90) calendar days if the SEC notifies Parent that it will “review” the Shelf) after the initial filing thereof or such other earlier date as is required in accordance with any Subscription Agreements. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. Parent shall maintain the Shelf in accordance with the terms of this Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event Parent files a Form S-1 Shelf, Parent shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after Parent is eligible to use Form S-3.

(b)    Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, Parent shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, Parent shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if Parent is a Well-Known Seasoned Issuer at the time of such filing) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that Parent is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, Parent, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at Parent’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Agreement.

(c)    Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that Parent shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to Parent, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select

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the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period applicable to such Person. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Holder, subject to the proviso in the first sentence of this Section 2.1(c). For the avoidance of doubt, Underwritten Shelf Takedowns shall include underwritten block trades; provided that other Holders of Registrable Securities shall have to exercise any piggy-back rights, subject in all cases, to Article III (pro rata based on the respective then-ownership of Registrable Securities of each such Holder) on any such block trade no later than twenty four (24) hours following receipt of any written notice regarding such block trade, which notice shall contain a summary of all material terms of such block trade, to the extent then known.

(d)    Shelf Takedown Participation. Promptly upon receipt of a Shelf Takedown Request (but in no event more than three (3) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, Parent shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity, subject to the provisions of Article III, to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing (each a “Requesting Holder”). Parent shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which Parent has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Requesting Holder’s request to participate in an Underwritten Shelf Takedown shall be binding on the Requesting Holder; provided that each such Requesting Holder that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Requesting Holder of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Requesting Holder’s election to participate, as specified in such Requesting Holder’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 2.1(d) shall be determined by the Demanding Holders.

(e)    Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise Parent, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other Equity Securities that Parent desires to sell and all other shares of Common Stock or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Parent shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of

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Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other Equity Securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other Equity Securities of other Persons that Parent is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(f)    Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to Parent and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by Parent; provided that a Holder not so withdrawing may elect to have Parent continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Holder. Following the receipt of any Withdrawal Notice, Parent shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 2.1(f).

(g)    Long-Form Demands. Upon the expiration of the Lock-Up Period applicable to such Person, and during such times as no Shelf is effective, each Holder may demand that Parent file a Registration Statement on Form S-1 (or on Form S-3 if available) for the purpose of conducting an Underwritten Offering of any or all of such Holder’s Registrable Securities. Parent shall file such Registration Statement within thirty (30) calendar days of receipt of such demand and use its reasonable best efforts to cause the same to be declared effective within sixty (60) calendar days of filing (or ninety (90) calendar day if the SEC notifies Parent that it will “review” the Shelf). The provisions of Section 2.1(c), Section 2.1(e) and Section 2.1(f) shall apply to this Section 2.1(g) as if a demand under this Section 2.1(g) were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this Section 2.1(g), such withdrawal must be received by Parent prior to Parent having publicly filed a Registration Statement pursuant to this Section 2.1(g).

Section 2.2    Piggyback Registration.

(a)    Piggyback Rights. If Parent or any Holder proposes to conduct a registered offering of, or if Parent proposes to file a Registration Statement under the Securities Act with respect to an offering of, Equity Securities of Parent or securities or other obligations exercisable or exchangeable for, or convertible into Equity Securities of Parent, for its own account or for the account of stockholders of Parent (or by Parent and by the stockholders of Parent including an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Parent’s existing stockholders, (iii) for an offering of debt that is convertible into Equity Securities of Parent, or (iv) for a dividend reinvestment plan, then Parent shall give written notice of such proposed offering to all Holders as soon as practicable but not less than four (4) calendar days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name

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of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Holders the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within three (3) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Parent shall cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Parent included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 2.6 below.

(b)    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises Parent and the Holders participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock or other Equity Securities that Parent desires to sell, taken together with (i) the shares of Common Stock or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders hereunder and (ii) the shares of Common Stock or other Equity Securities, if any, as to which registration has been requested pursuant to Section 2.2, exceeds the Maximum Number of Securities, then:

(i)    If the Registration is initiated and undertaken for Parent’s account, Parent shall include in any such Registration (A) first, the shares of Common Stock or other Equity Securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of Parent, which can be sold without exceeding the Maximum Number of Securities; or

(ii)    If the Registration is pursuant to a request by Persons other than the Holders, then Parent shall include in any such Registration (A) first, the shares of Common Stock or other Equity Securities, if any, of such requesting Persons, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other Equity Securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other Equity Securities, if any, for the account of other Persons that Parent is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.

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Notwithstanding anything to the contrary in this Section 2.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 2.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that Parent has given written notice of a Piggyback Registration to all Holders pursuant to Section 2.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 2.1(e), instead of this Section 2.2(b).

(c)    Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Parent and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. Parent (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).

(d)    Notwithstanding anything herein to the contrary, this Section 2.2 shall not apply (i) for any Holder or Party, prior to the expiration of the Lock-Up Period in respect of such Holder or Party or (ii) to any Shelf Takedown irrespective of whether such Shelf Takedown is an Underwritten Shelf Takedown or not an Underwritten Shelf Takedown.

Section 2.3    Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of Parent, each Holder that holds more than five percent (5%) of the issued and outstanding shares of Common Stock, agrees that it shall not Transfer (other than a Permitted Transfer) any shares of Common Stock (other than those included in such offering pursuant to this Agreement), without the prior written consent of Parent, during the seven (7) calendar days prior (to the extent notice of such Underwritten Offering has been provided) to and the ninety (90)-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, a Holder shall not be subject to this Section 2.3 with respect to an Underwritten Offering unless each Holder that holds at least five percent (5%) of the issued and outstanding shares of Common Stock and each of Parent’s directors and executive officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

Section 2.4    General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which Parent’s Equity Securities are then listed, each as interpreted by Parent with the advice of its counsel, Parent shall use its reasonable best efforts (except as set forth in clause (d) below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto Parent shall, as expeditiously as possible:

(a)    prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

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(b)    prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by Parent or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c)    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d)    prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of Parent and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Parent shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e)    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Parent are then listed;

(f)    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g)    advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h)    at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

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(i)    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 2.7;

(j)    permit Representatives of the Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause Parent’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to Parent, prior to the release or disclosure of any such information;

(k)    obtain a “cold comfort” letter, and a bring-down thereof, from Parent’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(l)    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing Parent for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Holders;

(m)    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n)    make available to its security holders, as soon as reasonably practicable, an earnings statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o)    if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, fifty million dollars ($50,000,000), use its commercially reasonable efforts to make available senior executives of Parent to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p)    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Holders, in connection with such Registration.

Section 2.5    Registration Expenses. The Registration Expenses of all Registrations shall be borne by Parent. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities

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(including all reasonable fees and expenses of any legal counsel representing such Holders (to the extent such counsel is not also representing Parent, as determined in accordance with clause (f) of the definition of “Registration Expenses”)), such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section 2.6    Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Agreement, if any Holder does not provide Parent with its requested Holder Information, Parent may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if Parent determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of Parent pursuant to a Registration under this Agreement unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by Parent in the case of an Underwritten Offering initiated by Parent, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1(c) and Section 2.4(o), the exclusion of a Holder’s Registrable Securities as a result of this Section 2.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 2.7    Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from Parent that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and Parent hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by Parent that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require Parent to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to Parent for reasons beyond Parent’s control, Parent may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any twelve (12)-month period, determined in good faith by Parent to be necessary for such purpose. In the event Parent exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. Parent shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 2.7.

Section 2.8    Reporting Obligations. As long as any Holder shall own Registrable Securities, Parent, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 2.8.

Section 2.9    Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 3 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, Parent shall, subject to applicable Law, as interpreted by Parent with the advice of

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counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, Parent shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that Parent shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 2.10    Indemnification and Contribution.

(a)    Parent agrees to indemnify and hold harmless each Holder, its officers, managers, investment managers, directors, trustees, partners, investors, principals, equityholders, predecessors, successors, assigns, beneficiaries, Affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article II or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by Parent of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, investment managers, directors, trustees, partners, investors, principals, equityholders, predecessors, successors, assigns, beneficiaries, Affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that, Parent will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to Parent by or on behalf of such Holder expressly for use therein. Parent shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b)    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless Parent, its directors, officers, employees, equityholders, Affiliates and agents and each Person who controls Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters,

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their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of Parent.

(c)    Any Person entitled to indemnification under this Section 2.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the indemnifying party.

(d)    The indemnification provided under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e)    If the indemnification provided in this Section 2.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 2.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 2.10(a), 2.10(b) and 2.10(c), any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 2.1(f) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 2.1(f). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2.1(f) from any Person who was not guilty of such fraudulent misrepresentation.

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Section 2.11    Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, Parent represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Agreement, has any right to require Parent to register any securities of Parent for sale or to include such securities of Parent in any Registration Statement filed by Parent for the sale of securities for its own account or for the account of any other Person. Further, each of Parent and each Founder Holder represents and warrants that this Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Subscription Agreements.

Section 2.12    Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, Parent covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, Parent will deliver to such Holder a written statement as to whether Parent has complied with such information requirements, and, if not, the specific reasons for non-compliance.

Section 2.13     Term. Article II shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 2.10 shall survive any such termination with respect to such Holder.

Section 2.14    Holder Information. Each Holder agrees, if requested in writing by Parent, to represent to Parent the total number of Registrable Securities held by such Holder in order for Parent to make determinations under this Agreement, including for purposes of Section 2.12. Other than the Dave Stockholders and the Founder Holders, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives Parent a representation in writing of the number of Registrable Securities it holds.

Section 2.15    Termination of Original RRA. Upon the Closing, Parent and each Founder Holder hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Section 2.16    Distributions.

(a)    In the event that the Sponsor distributes all or any of its Registrable Securities to one or more Sponsor Members, the Sponsor Members shall be treated (together with Sponsor, to the extent the Sponsor then directly holds any Registrable Securities) as the Sponsor under this Agreement; provided that such Sponsor Members (and, to the extent the Sponsor then directly holds any Registrable Securities, the Sponsor), taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

(b)    Notwithstanding anything herein to the contrary, a distribution for purposes of this Section 2.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsor.

Section 2.17    Adjustments. If there are any changes in the shares of Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, amalgamation, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the shares of Common Stock as so changed.

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ARTICLE III

LOCK-UP

Section 3.1    Lock-Up.

(a)    Except as permitted by Section 3.2, no Dave Stockholder shall Transfer (other than a Permitted Transfer), or make a public announcement of any intention to Transfer (other than a Permitted Transfer), any Dave Stockholder Lock-Up Shares during the Dave Stockholder Lock-Up Period.

(b)    Except as permitted by Section 3.2, the Sponsor shall not Transfer, or make a public announcement of any intention to Transfer, any Private Placement Lock-Up Shares during the Private Placement Lock-Up Period.

(c)    Except as permitted by Section 3.2, no Founder Holder shall Transfer, or make a public announcement of any intention to Transfer, any Founder Holder Lock-Up Shares during the Founder Holder Lock-Up Period.

Section 3.2    Permitted Transfers.

(a)    No prohibition in Section 3.1 shall apply to: (i) Transfers permitted by Section 3.2(b) (except as otherwise provided in Section 3.2(c)); (ii) Transfers by any Dave Stockholder following the expiration of the Dave Stockholder Lock-Up Period; (iii) Transfers of the Private Placement Lock-Up Shares by the Sponsor following the expiration of the Private Placement Lock-Up Period; (iv) Transfers by any Founder Holder following the expiration of the Founder Holder Lock-Up Period; or (v) or a Permitted Transfer.

(b)    Notwithstanding anything to the contrary contained in this Agreement (including Section 3.1), subject to Section 3.2(c), during the Lock-Up Period applicable to such Stockholder, each Dave Stockholder and each Founder Holder may Transfer, without the consent of any other Party, any of such Stockholder’s Lock-Up Shares:

(i)    to any of such Stockholder’s Permitted Transferees; provided that, in respect of Transfers to a Family Member or an Affiliate of a Family Member of such Stockholder (other than pursuant to Section 3.2(b)(iii)), no consideration is paid by such Family Member or such Affiliate of a Family Member and such Transfer is conditioned on the receipt by Parent of an undertaking by such Family Member or Affiliate of a Family Member to Transfer such Lock-Up Shares back to the applicable Transferor if such Family Member or Affiliate of a Family Member ceases to be a Family Member or an Affiliate of a Family Member of such Transferor;

(ii)    pursuant to any liquidation, merger, amalgamation, stock exchange or other similar transaction of Parent with a Third-Party Purchaser that results in all of Parent’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property and a change in control of Parent that has been approved by the board of directors of Parent;

(iii)    in the case of a Stockholder that is a natural person, upon death of such Stockholder by will or other instrument taking effect at the death of such Stockholder or by applicable Laws of descent and distribution to such Stockholder’s Family Members; or

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(iv)    in accordance with any Permitted Transfer.

(c)    In respect of any Transfers (other than a Permitted Transfer) permitted by Section 3.2(b)(i) or Section 3.2(b)(iii), (i) the applicable Transferee shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering to Parent a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor (including, for the avoidance of doubt, the restrictions in Section 3.1)) for all purposes of this Agreement, and such Transfer shall not be recognized unless and until such joinder is executed and delivered to Parent, (ii) prior written notice of such Transfer shall be given to Parent, the Sponsor and the Requisite Dave Stockholders, and (iii) the applicable Transferee shall not be permitted to further Transfer such Lock-Up Shares without compliance with the provisions of this Agreement that are applicable to the initial Transferor. For the avoidance of doubt, in connection with any Transfer of Lock-Up Shares pursuant to Section 3.2(b)(i) or Section 3.2(b)(iii), the restrictions and obligations contained in this Article III shall continue to apply to such Lock-Up Shares for the Lock-Up Period applicable to the initial Transferor.

Section 3.3    Miscellaneous Provisions Relating to Transfers.

(a)    Parent shall place customary restrictive legends on the certificates or book entries representing the Equity Securities subject to this Agreement (including the Lock-Up Shares), in addition to any legends required by applicable Law, and remove such restrictive legends at the time the restrictions and obligations contemplated hereby are no longer applicable to Equity Securities represented by such certificates or book entries.

(b)    Any attempt to Transfer any Lock-Up Shares that is not in compliance with this Agreement shall be null and void ab initio, and Parent shall not, and shall cause any transfer agent not to, give any effect in Parent’s stock records to such attempted Transfer and the purported Transferee in any such purported Transfer shall not be treated as the owner of such Lock-Up Shares for any purposes of this Agreement.

(c)    Notwithstanding any other provision of this Agreement, each of the Parties acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, the Equity Securities of Parent (including the Lock-Up Shares), in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable Securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC, and, as applicable, the Organizational Documents.

Section 3.4    Other Lock-Up Restrictions. Each of Parent and each Founder Holder hereby acknowledge and agree that, pursuant to the Founder Holder Agreement, this Article III supersedes Section 7(a) of the Insider Letter, and all other sections of the Insider Letter only to the extent such sections relate to Section 7(a) of the Insider Letter, in all respects, and, upon execution of this Agreement by each of Parent and each Founder Holder, the Insider Letter shall be deemed amended to remove its Section 7(a), and all references related thereto.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1    Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a)    Except as otherwise permitted pursuant to this Agreement, no Party may assign such Party’s rights and obligations under this Agreement, in whole or in part, without the prior

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written consent of the Requisite Dave Stockholders and the Sponsor. Any such assignee may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void.

(b)    Notwithstanding anything to the contrary contained in this Agreement (other than the succeeding sentence of this Section 4.1(b)), (i) prior to the expiration of the Lock-Up Period applicable to such Stockholder, no Stockholder may Transfer such Stockholder’s rights or obligations under this Agreement in connection with a Transfer (other than a Permitted Transfer) of such Stockholder’s Equity Securities in Parent, in whole or in part, except in connection with a Transfer pursuant to Section 3.2; and (ii) after the expiration of the Lock-Up Period applicable to such Stockholder, a Stockholder may Transfer such Stockholder’s rights or obligations under this Agreement in connection with a Transfer of such Stockholder’s Equity Securities in Parent, in whole or in part, to (x) any of such Stockholder’s Permitted Transferees pursuant to Section 3.2, or (y) any Person with the prior written consent of Parent; provided that the foregoing shall not apply to any Permitted Transfer. Any Transferee of Equity Securities of Parent (other than pursuant to an effective Registration Statement or a Rule 144 transaction) pursuant to this Section 4.1(b) shall be required, at the time of and as a condition to such Transfer (including any Transferee pursuant to a Permitted Transfer), to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor (including, for the avoidance of doubt, the restrictions in Section 3.1)) for all purposes of this Agreement. No Transfer of Equity Securities of Parent by a Stockholder shall be registered on Parent’s books and records, and such Transfer of Equity Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Agreement, and Parent is hereby authorized by all of the Stockholders to enter appropriate stop transfer notations on its transfer records to give effect to this Agreement.

(c)    All of the terms and provisions of this Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives (including their respective Permitted Transferees), but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives (including Permitted Transferees) pursuant to the terms of this Agreement.

(d)    Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties and their respective permitted successors, assigns, heirs and representatives (including their respective Permitted Transferees), any rights or remedies under this Agreement or otherwise create any third-party beneficiary hereto.

Section 4.2    Termination. Article II of this Agreement shall terminate as set forth in Section 2.13. Except for Section 2.10 and this Article IV, the remainder of this Agreement shall terminate automatically (without any action by any Party) as to any Stockholder at such time as such Stockholder, its Permitted Transferees and its Transferees pursuant to a Permitted Transfer no longer Beneficially Own or otherwise hold any Equity Securities of Parent.

Section 4.3    Spin-Offs or Split-Offs. In the event that Parent effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including, without limitation, by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and the Parties will receive Equity Securities in any such NewCo as part of such separation, Parent shall cause any such NewCo to enter into an investor rights agreement with the Parties that provides the Parties with rights vis-á-vis such NewCo that are substantially identical to those set forth in this Agreement.

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Section 4.4    Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 4.5    Entire Agreement; Amendments; No Waiver.

(a)    This Agreement, together with the Exhibit and Schedule to this Agreement, the Merger Agreement, all other Transaction Agreements and the Insider Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement and therein.

(b)    This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by (i) Parent, (ii) for so long as the Dave Stockholders, their respective Permitted Transferees and their respective Transferees pursuant to a Permitted Transfer continue to Beneficially Own or otherwise hold shares of Common Stock, the Requisite Dave Stockholders, (iii) for so long as the Founder Holders or their respective Permitted Transferees continue to Beneficially Own or otherwise hold shares of Common Stock, the Sponsor, and (iv) to the extent none of the Dave Stockholders, the Founder Holders, their respective Permitted Transferees and their respective Transferees pursuant to a Permitted Transfer continue to Beneficially Own or otherwise hold shares of Common Stock, the Holders of a majority of the Registrable Securities; provided, however, that any such amendment, supplement or modification (x) that materially and adversely changes the rights or obligations of any Stockholder party hereto in a manner that is disproportionate to all other Stockholders shall require the prior written consent of such Stockholder and (y) to Section 2.10 or this Article IV shall require the prior written consent of the Sponsor and the Requisite Dave Stockholders; provided, further, that, except as set forth in the immediately preceding clause (y), a provision that has terminated with respect to a Party shall not require any consent of such Party with respect to amending, supplementing or modifying such provision.

(c)    No failure or delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver of any provision or default under, nor consent to any exception to, this Agreement shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver or consent and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor any consent to any exception to, the terms and provisions of Article II or Article III shall be effective unless in writing and signed by each of (i) Parent, (ii) for so long as the Dave Stockholders, their respective Permitted Transferees and their respective Transferees pursuant to a Permitted Transfer continue to Beneficially Own or otherwise hold shares of Common Stock, the Requisite Dave Stockholders, (iii) for so long as the Founder Holders or their respective Permitted Transferees continue to Beneficially Own or otherwise hold shares of Common Stock, the Sponsor, and (iv) if such Party is not already required to sign pursuant to the foregoing clauses (i) through (iii), the Party asserted to have granted such waiver or consent.

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Section 4.6    Counterparts; Electronic Delivery. This Agreement and each other document executed in connection herewith or contemplated hereby may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The Parties agree that the delivery of this Agreement and each other document executed in connection herewith or as contemplated hereby, may be effected by means of an exchange and release of electronically transmitted signatures (including by electronic mail in. pdf format). Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 4.7    Further Assurances. Each Party to this Agreement shall cooperate and take such action as may be reasonably requested by another Party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 4.8    Notices. Except as otherwise expressly provided herein, any notice, request, demand or other communication hereunder shall be sent in writing, addressed as specified below, and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received), (c) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, postage pre-paid and return receipt requested. Notices (i) if being sent to a Stockholder, shall be sent to the address of such Stockholder set forth in Parent’s books and records, or to such other address or to the attention of such other person as the Stockholder has specified by prior written notice to the sending party or (ii) if being sent to another Party, shall be addressed to the respective Parties as follows, or to such other address as a Party shall specify to the other Parties in accordance with these notice provisions:

if to Parent, to:

Dave Inc.

1265 South Cochran Avenue

Los Angeles, California 90019

Attention:	Jason Wilk
John Ricci
E-mail:	Jason@dave.com
johnricci@dave.com

with a copy (which shall not constitute notice) to:

Victory Park Management, LLC

150 North Riverside Plaza, Suite 5200

Chicago, Illinois 60606

Attention:	Scott Zemnick
Facsimile:	(312) 701-0794
E-mail:	szemnick@vpcadvisors.com

with a copy (which shall not constitute notice) to:

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, Illinois 60606

Attention:	Raymond Bogenrief
Facsimile:	(312) 881-5450
E-mail:	Raymond.Bogenrief@whitecase.com

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with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

631 Wilshire Blvd, Suite 2-C

Santa Monica, California 90401

Attention:	Josh Pollick
Hari Raman
Albert W. Vanderlaan
E-mail:	jpollick@orrick.com
hraman@orrick.com
avanderlaan@orrick.com

if to the Founder Holders, to:

Victory Park Management, LLC

c/o VPC Impact Acquisition Holdings Sponsor III, LLC

150 North Riverside Plaza, Suite 5200

Chicago, Illinois 60606

Attention:	Scott Zemnick
Facsimile:	(312) 701-0794
E-mail:	szemnick@vpcadvisors.com

with a copy (which shall not constitute notice) to:

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, Illinois 60606

Attention:	Raymond Bogenrief
Facsimile:	(312) 881-5450
E-mail:	Raymond.Bogenrief@whitecase.com

if to any other Party, to:

the address of such Party set forth on its signature page hereto or on its signature page to a joinder hereto.

Section 4.9    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement, and any action, suit, dispute, controversy or claim arising out of this Agreement, or the validity, interpretation, breach or termination of this Agreement, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any Law, rule, provision, procedure or principles (including any conflict of laws principles, Laws, rules, provisions or procedures) which would cause or permit the application of the Laws, rules, provisions, procedures or principles of any jurisdiction other than the State of Delaware.

(b)    Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, that if the Court of Chancery of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the U.S. federal courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware; provided, further, that if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the Delaware state courts, such Legal Proceeding shall be heard in, and

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each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”) in connection with any matter based upon or arising out of this Agreement. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the Chosen Courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in the Chosen Courts; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.8, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 4.9, any Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.

(c)    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 4.10    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

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Section 4.11    Subsequent Acquisition of Shares. Each Stockholder agrees that any other Equity Securities of Parent which it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of warrants or options, purchase or otherwise (other than in respect of the exercise of any Sponsor Warrants) shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

Section 4.12    Headings and Captions; Rules of Construction. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 4.13    Legends. Each of the Stockholders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities or other Equity Securities of Parent Beneficially Owned by such Stockholder may be made except in compliance with applicable Securities Laws and (ii) Parent shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities or other Equity Securities of Parent represented by such certificates or book entries.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PARENT:

DAVE INC.

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

DAVE STOCKHOLDER:

[●]

By:
Name:
Title:

NOTICE INFORMATION:

Attention:

Email:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

DAVE STOCKHOLDER:

By:
Name:

NOTICE INFORMATION:

Email:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SPONSOR:

VPC IMPACT ACQUISITION HOLDINGS SPONSOR III, LLC

By:	Victory Park Management, LLC
Title:	Manager

By:
Name:	Scott R. Zemnick
Title:	Authorized Signatory

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

VPC INDEPENDENT DIRECTORS:

By:
Name:	Peter Offenhauser

By:
Name:	Kurt Summers

By:
Name:	Janet Kloppenburg

[Signature Page to Investor Rights Agreement]

SCHEDULE 1

DAVE STOCKHOLDERS

[TO BE INCLUDED]

EXHIBIT A

FORM OF JOINDER

(See attached)

Exhibit A to Investor Rights Agreement

JOINDER

THIS JOINDER (this “Joinder”) to the Investor Rights Agreement, made as of                      , is between                     (“Transferor”) and                     (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring                      [Registrable Securities/Class A Common Stock/Class V Common Stock] (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [●], 2021, among Dave Inc. (f/k/a VPC Impact Acquisition Holdings III, Inc.) (the “Parent”) and the other persons party thereto (the “Investor Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1    Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2    Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3    Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

Section 1.4    Notice. Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 4.8 of the Investor Rights Agreement.

Section 1.5    Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Section 1.6    Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

Print Name:

By:

Name:

Title:

[Signature Page to Joinder]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEREE:

Print Name:

By:

Name:

Title:

Address for Notices:

Attention:

Facsimile:

E-mail:

[Signature Page to Joinder]

EXHIBIT F

FORM OF STOCKHOLDER WRITTEN CONSENT

(See attached)

[Exhibit has been omitted in accordance with Item 601(a)(5) Regulation S-K. Parent agrees to furnish supplementally a copy of this omitted exhibit to the SEC upon its request.]

EXHIBIT F

EXHIBIT G

FORM OF FIRPTA CERTIFICATE

(See attached)

[Exhibit has been omitted in accordance with Item 601(a)(5) Regulation S-K. Parent agrees to furnish supplementally a copy of this omitted exhibit to the SEC upon its request.]

EXHIBIT G